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Ryder System, Inc.
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Ryder System, Inc. 11690 N.W. 105 Street Miami, Florida 33178

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Time:	10:00 a.m. Eastern Daylight Time
Date:	May 1, 2020
Place:	Ryder System, Inc. Headquarters 11690 N.W. 105th Street Miami, Florida 33178
Purpose:	1. To elect eleven directors for a one-year term expiring at the 2021 Annual Meeting of Shareholders.
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2020 fiscal year.
3. To approve, on an advisory basis, the compensation of our named executive officers.
4. To approve the Amended and Restated Stock Purchase Plan for Employees.
5. To vote, on an advisory basis, on a shareholder proposal on shareholder approval of Bylaw amendments.
6. To consider any other business that is properly presented at the meeting.
Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 6, 2020.
Proxy Voting:	Your vote is important. You may vote:
• via Internet;
• by telephone;
• by mail, if you received a paper copy of these proxy materials; or
• in person at the meeting.
By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary
Miami, Florida
March 16, 2020
This proxy statement and the form of proxy, along with our Annual Report on Form 10-K for the year ended December 31, 2019 and the shareholder letter, were first sent or given to shareholders on or about March 16, 2020.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, MAY 1, 2020.
Ryder’s proxy statement and Annual Report are available online at:  http://www.proxyvote.com

Ryder System, Inc. | 2020 Proxy Statement	i

Proxy Summary

PROXY SUMMARY
This proxy summary provides selected highlights of some of the information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting.

ANNUAL MEETING

Date:	May 1, 2020
Time:	10:00 a.m. Eastern Daylight Time
Place:	Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178
Record Date:	March 6, 2020

Voting:
Each share of the Company's common stock held by you at the close of business on March 6, 2020 (the record date) is entitled to one vote on each matter that is properly submitted for a vote at the Annual Meeting.
How:

Online	By Phone	By Mail	In Person
www.proxyvote.com	1.800.690.6903	Completing, signing and returning your proxy card	With proof of ownership and a valid photo ID

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Matter	Board Recommendation	Page
No. 1	Election of Directors	FOR each Director Nominee	19
No. 2	Ratification of PricewaterhouseCoopers LLP as Independent Auditor	FOR	26
No. 3	Advisory Vote on Executive Compensation	FOR	59
No. 4	Management Proposal to Approve the Amended Restated Stock Purchase Plan for Employees	FOR	60
No. 5	Advisory Vote on Shareholder Proposal on Shareholder Approval of Bylaw Amendments	AGAINST	64

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Proxy Summary

2019 FINANCIAL HIGHLIGHTS

▶
Record total revenue increased 6% to $8.9 billion and record operating revenue* increased 8% to $7.2 billion compared to 2018. Total revenue and operating revenue grew across all three business segments reflecting new business and higher volumes.
▶
Earnings per share (EPS) from continuing operations decreased to ($0.45) and comparable EPS* decreased to $1.01, driven by lower residual value estimates on the Company's entire power fleet of vehicles caused by a decline in the used vehicle sales market.

▶	DTS operating revenue increased 12% from the prior year due to new business. DTS EBT increased 33% due to revenue growth, increased rates and improved operating performance.	▶
ChoiceLease revenue increased 9% reflecting a larger average fleet size as well as higher prices on new vehicles. We expect the returns on leases booked in 2019 to be strong even assuming the updated low residual prices.

▶
SCS total revenue and operating revenue increased 6% from the prior year due to new business and higher pricing. SCS EBT increased 11% due to revenue growth, increased rates and improved operating performance.
		▶	We grew ChoiceLease by a record 10,500 vehicles and delivered our eighth consecutive year of lease fleet growth.
For more information relating to the Company’s 2019 financial performance, please review our 2019 Annual Report on Form 10-K. _____________

*
Operating revenue and comparable EPS are non-GAAP financial measures. For a reconciliation of total revenue to operating revenue and GAAP EPS to comparable EPS, as well as the reasons why management believes these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" section on pages 53-60 of our Annual Report on Form 10-K for the year ended December 31, 2019.

BOARD AND GOVERNANCE HIGHLIGHTS

			BOARD OF DIRECTORS
Name	Age	Director Since	Professional Background	Independent	Committee Memberships
Robert J. Eck	61	2011	Retired CEO of Anixter International, Inc.	✓	Compensation & Governance
Robert A. Hagemann	63	2014	Retired CFO of Quest Diagnostics Incorporated	✓	Audit (Chair) & Finance
Michael F. Hilton	65	2012	Retired President and CEO of Nordson Corporation	✓	Compensation & Governance
Tamara L. Lundgren	62	2012	President and CEO of Schnitzer Steel Industries, Inc.	✓	Audit & Governance
Luis P. Nieto, Jr.	64	2007	Retired President of the Consumer Foods Group for ConAgra Foods Inc.	✓	Compensation & Finance
David G. Nord	62	2018	Chairman and CEO of Hubbell Incorporated	✓	Audit & Finance
Robert E. Sanchez	54	2013	Chair & CEO of Ryder System, Inc.
Abbie J. Smith	66	2003	Professor of Accounting at the University of Chicago Booth School of Business	✓	Audit & Finance (Chair)
E. Follin Smith	60	2005	Retired EVP, CFO & Chief Administrative Officer of Constellation Energy Group, Inc.	✓	Compensation (Chair) & Governance
Dmitri L. Stockton	55	2018	Retired Chairman, President and CEO of GE Asset Management	✓	Compensation & Finance
Hansel E. Tookes, II	72	2002	Retired President of Raytheon International	Lead Independent Director	Audit & Governance (Chair)
Active Shareholder Engagement:
Our Board and management have a long-standing commitment to engaging with our shareholders and soliciting their perspectives on key performance, governance and compensation matters. As described in further detail below, our current governance and compensation programs reflect changes we have made as a result of this feedback. The key elements of our shareholder engagement process are set forth below.

▶	We engage in continuous outreach with shareholders throughout the year and regularly report feedback to our Board.

▶
We routinely review governance and voting policies of our largest shareholders who publish their policies and, each year, we reach out to shareholders representing at least half of our outstanding shares to seek and discuss their feedback on corporate governance, our compensation programs and any other matters of interest. During the spring of 2019, we reached out to our largest shareholders constituting approximately 50% of our outstanding shares to request feedback on our governance profile and compensation structure.

▶	Our Board and management review and evaluate shareholder input to identify issues and concerns that may require Board attention or changes to our policies, practices or disclosure.

▶
In addition to our annual outreach, our CEO, CFO and Investor Relations team meet frequently with shareholders and the investment community regarding our strategy and performance. Depending on the topics the investor wishes to discuss, independent directors may also participate.

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Proxy Summary

Key Changes in Recent Years Based on Shareholder Feedback:
In recent years, in response to shareholder feedback, we have undertaken significant changes to our corporate governance and executive compensation practices and disclosures, including:

▶	Removing the last-remaining supermajority voting provision in our Restated Articles of Incorporation and By-Laws (for action by written consent).
▶ Providing shareholders with the right to act by written consent with procedural safeguards to protect the interests of all shareholders.

▶	Appointing two new Board members in 2018 as part of our Board evaluation, succession planning and refreshment process.

▶
Modifying our executive compensation program, including by (i) moving from long-term performance targets of less than three years to three-year performance periods and (ii) changing our stand-alone total shareholder return (“TSR”) performance metric to a TSR modifier that adjusts payouts, either upward or downward, to reflect our performance against our custom peer group.

Governance Highlights:

▶	All directors are independent (except the CEO/Chair)	▶	Regular executive sessions in conjunction with each regularly scheduled Board meeting
▶	None of our directors serve on more than three other public company boards	▶	Strong Board oversight of risk management and compliance process
▶	No related person transactions in 2019	▶	Annual Board and committee evaluations
▶	Strong focus on CEO succession planning	▶	Minimum stock ownership requirements for directors and executive officers
▶	Comprehensive Corporate Sustainability Report published in 2019	▶	Robust code of ethics and enterprise risk management system
▶	Strong Lead Independent Director role	▶	Seven of eleven directors are women or minorities

EXECUTIVE COMPENSATION HIGHLIGHTS
Changes to our Executive Compensation Program

▶
As a result of the Committee's comprehensive review of our executive compensation program following our 2017 annual meeting, which included significant shareholder outreach by the Board and management to better understand and address shareholder perspectives, the Compensation Committee made several changes to our executive compensation program in 2018 which are intended to further align our compensation program with the objectives articulated by our shareholders. In 2018 and 2019, we:

◦	Set fixed performance targets for each three-year long-term grant at the beginning of the three-year period.

◦
Replaced the annual ROC metric in the long-term incentive plan ("LTIP") with a three-year ROC/Cost of Capital ("COC") spread metric designed to incentivize ROC/COC spread improvement over the full performance period, which will be measured at the end of such three-year period.

◦
Shifted from a standalone TSR performance metric to a TSR performance results modifier, which reduces earned performance-based awards if TSR performance is below the median of Ryder's TSR peer group and increases awards for above median performance. No TSR modifier will be applied to increase payouts if Ryder's absolute TSR is negative.

◦
Added a new strategic revenue growth metric to incentivize growth in areas which shareholders told us are key to creating long-term shareholder value. Performance targets commencing in 2018 are based on a three-year compound average growth rate established at the grant date. Performance will be compared to this target at the end of the three-year performance period to determine payouts.

◦
Replaced a portion of the stock option allocation in our LTIP with restricted stock awards in order to enhance executive stock ownership and serve as a retention tool for our named executive officers (“NEOs”), consistent with market and peer group practices.

We believe these changes were well received by our shareholders as reflected by our 2018 and 2019 say on pay votes of over 93% of the total votes cast by our shareholders. In 2019, we continued to solicit our shareholders’ perspectives and contacted our largest shareholders representing over 50% of our outstanding shares to gain valuable feedback on our governance and compensation programs. As always, this feedback was communicated to the Board and has and will continue to be taken into consideration in future Board decisions.

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Proxy Summary

Policies that Promote Significant and Long-Term Ownership and Sustainable Shareholder Value Creation

▶
In 2019, 86% of our CEO's target compensation was composed of “at risk” compensation. CEO compensation is a mix of base salary (14%), short-term incentives (20%) and long-term incentives (66%), which we believe provides compensation opportunities measured by a variety of time horizons to appropriately balance our near-term and long-term strategic goals.

▶
A variety of distinct performance metrics tied to our financial and strategic objectives are used in our short-term and long-term incentive plans. We believe this “portfolio” approach to performance metrics encourages executives to focus on overall, sustainable Company performance.

▶
Equity incentive programs and stock ownership guidelines are designed to align management and shareholder interests by providing vehicles for executive officers to maintain ownership positions in the Company.

◦	In 2017, the Compensation Committee increased stock ownership requirements from four to six times base salary for the CEO, and from two to three times base salary for all other NEOs.

◦	Stock ownership requirements for the Board were also increased from five to six times each director's total annual cash retainer.

▶	Starting in 2017, the Compensation Committee replaced performance-based cash awards with performance-based restricted stock rights in order to increase shareholder alignment.

▶
In 2018, the Compensation Committee, after an evaluation by the Committee's independent compensation consultant and consultation with management, approved changes to the compensation peer group and TSR custom peer group to improve operational alignment and ensure appropriate comparisons.

Priority on Risk Management and Sound Compensation Practices

▶	We incorporate several risk mitigation policies into our compensation program, including:

◦	The Compensation Committee’s ability to use “negative discretion” to align appropriate payouts to Company and individual performance;

◦	Anti-hedging and anti-pledging policies; and

◦	Clawback policy applicable to performance-based incentive awards.

▶	Our equity plan, as amended in 2019, as well as our cash severance and annual cash incentive awards, all require “double-trigger” vesting upon a change of control.
Rigorous Goals

▶
Goals for our performance-based awards are approved by our Compensation Committee. The goals are set to incentivize moderate growth with strong return characteristics. Our goals take into account our historical performance, current strategic initiatives and the macroeconomic environment in which we operate. For 2019:

◦	2019 target operating revenue* was $7.28 billion, an increase from our 2018 actual operating revenue of $6.70 billion.

◦	2019 target comparable earnings per share* (“EPS”) was $6.34, an increase from the comparable EPS results in 2018 of $5.95.

◦
The Committee set a 2019 target adjusted ROC* (“ROC”) for the 2017-2019 LTIP of 5.00% that was higher than the actual 2018 ROC* performance of 4.92%** and was a particularly challenging target given the uncertain and volatile conditions in our used vehicle sales business.

▶ When setting these targets for 2019, we took into account the targeted growth in our contractual businesses, which we expect will drive long-term shareholder value, as well as the challenges in our used vehicle sales business, which we anticipated would continue into 2019.
▶ We believed that our goals were challenging and appropriate because they required good top-line growth and strong returns, which is consistent with our pay-for-performance philosophy.
_____________

*
Operating revenue, comparable EPS and adjusted ROC are non-GAAP financial measures. For a reconciliation of total revenue to operating revenue, GAAP EPS to comparable EPS, and our non-GAAP elements of our adjusted ROC to the corresponding GAAP measure as well as the reasons why management believes these measures are useful to shareholders, refer to the “Non-GAAP Financial Measures”section on pages 53-60 of our Annual Report on Form 10-K for the year ended December 31, 2019.

**
Amount has not been restated to reflect the impact of the adoption of the new lease accounting standard. Our Annual Report on Form 10-K for the year ended December 31, 2019 describes restated financial results.

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Information About our Annual Meeting

RYDER SYSTEM, INC.
11690 N.W. 105th STREET
MIAMI, FLORIDA 33178

INFORMATION ABOUT OUR ANNUAL MEETING
You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2020 Annual Meeting of Shareholders to be held on Friday, May 1, 2020 at 10:00 a.m. Eastern Daylight Time, at our corporate headquarters. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By using a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.
At the Annual Meeting, you will be asked to vote on the following five proposals. Our Board recommendation for each proposal is set forth below.

Proposal		Board Recommendation
No. 1
To elect each of the following eleven directors for a one-year term expiring at the 2021 Annual Meeting of Shareholders: Robert J. Eck, Robert A. Hagemann, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., David G. Nord, Robert E. Sanchez, Abbie J. Smith, E. Follin Smith, Dmitri L. Stockton and Hansel E. Tookes, II
FOR each director nominee
No. 2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2020 fiscal year	FOR
No. 3	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay”	FOR
No. 4	To approve the Amended and Restated Stock Purchase Plan for Employees	FOR
No. 5	To vote, on an advisory basis, on a shareholder proposal on shareholder approval of bylaw amendments.	AGAINST

If you sign and return your proxy without making any selections, your shares will be voted
“FOR” each of the director nominees, “FOR” Proposals 2-4 and “AGAINST” Proposal 5.
If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters on your behalf at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

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Corporate Governance Framework Board of Directors

CORPORATE GOVERNANCE FRAMEWORK
We maintain a Governance page in the Investors area of our website at http://investors.ryder.com, which includes our Corporate Governance Guidelines and the following additional materials relating to corporate governance:

•	Principles of Business Conduct

•	Committee charters

•	Board - background and experience

•	Board committees - current members

•	How to contact our directors
The Corporate Governance Guidelines set forth our governance principles relating to, among other things:

•	The Board's annual strategic direction review

•	Director independence (including our director independence standards)

•	Director qualifications and responsibilities

•	Board and leadership structure

•	Director resignation policy

•	Director compensation

•	CEO and senior management succession

•	CEO evaluation and compensation

•	Board and committee evaluations
The Principles of Business Conduct apply to our officers, employees and Board members and cover all areas of professional conduct including conflicts of interest, confidentiality, compliance with law and mechanisms to report known or suspected wrongdoing. Any waivers to our Principles of Business Conduct for Board members or our executive officers granted by the Governance Committee will be posted on our website or disclosed in a public filing made with the Securities and Exchange Commission (SEC).

BOARD OF DIRECTORS

Director Independence
10 of the 11 Directors are Independent
Independence
It is our policy that a substantial majority of the members of our Board and all of the members of our Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee qualify as independent under the New York Stock Exchange (NYSE) corporate governance listing standards.
To assist in making independence determinations, our Board has adopted director independence standards, which are included as part of our Corporate Governance Guidelines and are available on our Investors website at http://investors.ryder.com. Our director independence standards set forth certain transactions or relationships that the Board has determined will not, by themselves, be deemed to create a material relationship for the purpose of determining director independence. However, the Board will consider all relationships and transactions with our directors, even those that meet these standards, to determine whether the particular facts or circumstances of the relationship or transaction would impair the director's independence.
2020 Independence Review
In preparation for our 2020 Annual Meeting, the Board undertakes an annual review of director independence, which includes a review of each director’s responses to questionnaires asking about any and all relationships with the Company. This review is performed in accordance with our Corporate Governance Guidelines and is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management.
In the ordinary course of business, transactions may occur between us and entities with which some of our directors are or have been affiliated. In connection with its evaluation of director independence, our Board identified and reviewed several transactions that occurred during 2019 between us and companies where our directors or family members of our directors serve as executive officers.
Specifically, Mr. Hilton, Ms. Lundgren, and Mr. Nord have served or currently serve as executives of companies that lease vehicles or receive other services from us, or provide services or products to us, such as maintenance equipment or parts. We

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Board of Directors

reviewed each of these commercial relationships and found that all transactions between us and the relevant companies were made in the ordinary course of business and negotiated at arm’s length. Furthermore, each of these commercial relationships was below the threshold set forth in our director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that none of these commercial relationships impaired the independence of the relevant director.
Additionally, the Board reviewed charitable donations and contributions made by the Company to tax-exempt organizations where our directors serve as a trustee or director. Specifically, Ms. Lundgren serves on the board of a tax-exempt organization to which the Company makes or has made contributions. We reviewed this relationship and found that all contributions made by the Company were made in the ordinary course, at arm’s length and consistent with our policies and procedures. Furthermore, this relationship was below the threshold set forth in our director independence standards (i.e., one percent of such organization’s consolidated gross revenues for such year or $250,000, whichever is greater). As a result, our Board determined that this relationship does not impair Ms. Lundgren's independence.
Based on its independence review and after considering the transactions described above, the Board determined that each of the following directors (which together constitute all members of the Board other than Mr. Sanchez) is independent: Robert J. Eck, Robert A. Hagemann, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., David G. Nord, Abbie J. Smith, E. Follin Smith, Dmitri L. Stockton and Hansel E. Tookes, II. No family relationships exist among our directors and executive officers.

SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS WITH THE BOARD
Our Board and management are committed to engaging with our shareholders and obtaining their views and input on performance, governance, executive compensation and any other matters important to our shareholders.
Board-Driven Engagement and Board Reporting. Our Governance Committee oversees the shareholder engagement process and reviews and assesses shareholder input. As part of this process, the Committee regularly provides updates to the full Board on shareholder engagement efforts and feedback.

Year-Round Engagement. Ryder conducts routine shareholder outreach during and outside of the proxy season, so that the Board and Company remain informed on the issues that our shareholders tell us matter most to them. We provide institutional investors with opportunities to provide feedback to our Board and senior management through our participation in formal events, one-on-one meetings and group meetings throughout the year. Annually, our Chief Legal Officer and Corporate Secretary reaches out to our shareholders representing at least half of our outstanding shares to discuss Ryder's corporate governance and compensation profile and any other shareholder concerns.
Engagement Participants. Our Board Chair and CEO, Chief Legal Officer and Corporate Secretary, and/or Vice President of Corporate Strategy and Investor Relations participate in regular meetings with shareholders. When appropriate, other Board members, including our Lead Independent Director, Governance Committee Chair and other Committee Chairs, also participate in the meetings.
Transparency and Informed Governance Enhancements. Our Governance Committee and full Board regularly review our governance practices and policies with an eye towards continuous improvement. In addition to considering shareholder feedback obtained through our engagement process, our Board regularly reviews the voting results of our shareholder meetings, governance and proxy voting policies of our shareholders who publish their policies, other published materials reflecting shareholder views, governance practices of our peers and other companies similar in size to Ryder, and current trends in corporate governance.

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Board of Directors

Actions Taken as a Result of Shareholder Engagement
▶	Eliminated last-remaining supermajority voting provision in our Restated Articles of Incorporation and By-Laws (for action taken by written consent) in 2019
▶	Provided shareholders with the right to act by written consent in 2018
▶	Commenced annual elections for all directors beginning in 2018
▶	Moved to three-year performance periods and fixed three-year targets in the LTIP beginning with 2018 awards
▶	Implemented a balanced proxy access right in 2016
▶	Adopted double-trigger vesting upon a change of control in our Equity Plan in 2016 (eliminating our single-trigger vesting provisions)
▶	Commenced disclosing on an annual basis our political contributions policy and annual direct corporate contributions to political candidates on our website beginning in 2015
▶	Periodically publish a corporate sustainability report beginning in 2012
▶	Commenced disclosure of carbon emissions and energy data through the Carbon Disclosure Project beginning in 2008
Shareholder Communications with the Board. Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number at 1-800-815-2830 (7 days a week/24 hours a day), through the Governance page in the Investors area of our website at http://investors.ryder.com, or by mailing their communication to: Independent Directors, c/o Corporate Secretary, Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. Any communications received from interested parties in the manners described above will be collected and organized by our Corporate Secretary and will be periodically, and in any event prior to each regularly scheduled Board meeting, reported and/or delivered to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. Correspondence relating to some of these matters, such as service issues, may be distributed internally for review and possible response. The procedures for communicating with our independent directors as a group are available in the Investors area of our website at http://investors.ryder.com, on the Governance page.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may communicate concerns about any of these matters confidentially to any supervisor or manager, the Chief Legal Officer, the Vice President of Internal Audit or the Chief Compliance Officer, or on a confidential and/or anonymous basis by way of a third party toll-free hotline number (1-800-815-2830), web-based portal (helpline.ryder.com), e-mail (ethics@ryder.com), or via e-mail to members of our Audit Committee (audit@ryder.com). All of these reporting mechanisms are publicized in the Investors area of our website at http://investors.ryder.com, in our Principles of Business Conduct, through in person and on-line compliance training, and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints of whatever type received through the reporting mechanisms are reported to the Audit Committee at each regularly scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.

BOARD MEETINGS
The Board held five regular meetings and one special meeting in 2019. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and committees on which the director served in 2019. Our independent directors meet in outside directors session without management present as part of each regularly scheduled Board meeting. Our Lead Independent Director presides over these outside directors sessions.
We expect our directors to attend our Annual Meeting of Shareholders. All of our directors attended the 2019 Annual Meeting.

BOARD LEADERSHIP STRUCTURE
Ryder combines the positions of CEO and Board Chair. Ryder believes that the CEO, as a Company executive, is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing Ryder, communicating essential information to the Board about Ryder’s performance and strategies, and proposing agendas for the Board. As detailed in his biography, Mr. Sanchez has over 25 years of experience with the Company, during which time he has held many senior executive leadership positions. We believe his in-depth knowledge of the Company and his extensive executive and management experience makes him uniquely well positioned to lead the Board in developing and monitoring the strategic direction of the Company. Ryder believes that its Board leadership structure is enhanced by the independent leadership provided by our Lead Independent Director. The Board has developed the role of a strong Lead Independent Director to facilitate and strengthen the Board’s independent oversight of Company performance, strategy and succession planning, and uphold effective governance standards. Ryder’s Corporate Governance Guidelines establish that the Board members shall appoint a Lead Independent Director

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Board of Directors

every five years, although the Board has discretion to deviate from this cycle when it determines it is in the best interests of the Company to do so. Our current Lead Independent Director is Hansel E. Tookes, II, who has served in the position since 2015. The Board believes that Mr. Tookes' in-depth knowledge of our business and historical developments gleaned from his tenure on our Board, his past executive leadership experience at a public company, and his willingness and ability to devote the time required to serve in this role, make him exceptionally well qualified to serve as our Lead Independent Director.
The Lead Independent Director’s duties include the following:

Lead Independent Director Duties and Practices
▶	Presides at all meetings of the Board at which the Chair is not present, including outside directors sessions of the independent directors (which are held at every regular meeting)
▶	Serves as the liaison between the CEO/Chair and the independent directors and works with the Chair to make sure that all director viewpoints are considered and that decisions are appropriately made
▶	Serves as the liaison between the Board and management to ensure the Board obtains the materials and information it needs
▶	Requests and previews information sent to the Board, as necessary
▶	Develops meeting agendas for the Board, in collaboration with the Chair and Chief Legal Officer, to ensure that topics requested by the independent directors are included
▶	Has authority to call meetings of the independent directors
▶	Is available for consultation and direct communication with shareholders to discuss concerns and expectations, upon request
▶	Engages with other independent directors to identify matters for discussion at outside directors sessions
▶	Oversees annual CEO evaluation
▶	Serves as our Governance Committee Chair and oversees the Board’s annual evaluation process and the search process for new director candidates

BOARD COMMITTEES
The Board has four standing committees: Audit, Compensation, Corporate Governance and Nominating and Finance. All of the committees are composed entirely of independent directors who meet in outside directors sessions without management present as part of each regularly scheduled committee meeting. Each committee evaluates its performance annually. The table below provides current membership and 2019 meeting information for each committee:
We have adopted written charters that set forth each committee’s responsibilities and provide for periodic review of each charter and annual evaluation of each committee’s performance. The charters grant each committee the authority to obtain the advice and assistance of, and receive appropriate funding from us for, outside legal, accounting or other advisors as a committee deems necessary to fulfill its obligations. The specific powers and responsibilities of the committees are set forth in more detail in their charters, which are available on the Governance page in the Investors area of our website at http://investors.ryder.com.

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Audit Committee

AUDIT COMMITTEE
Members

Robert A. Hagemann (Chair)	Tamara L. Lundgren	David G. Nord	Abbie J. Smith	Hansel E. Tookes, II

Key Responsibilities
▶	Approving the compensation and reviewing and evaluating the independence of our independent registered certified public accounting firm
▶	Approving the scope of the annual audit and the related audit fees
▶	Reviewing the scope of internal audit's activities and performance of the internal audit function
▶	Reviewing and discussing the adequacy and effectiveness of internal control over financial reporting with internal audit and the independent registered certified public accounting firm
▶	Overseeing investigations into accounting and financial complaints and Ryder's global compliance program
▶	Reviewing audit results, financial disclosures and earnings guidance
▶	Reviewing, discussing and overseeing the process by which the Company assesses and manages risk
▶	Reviewing and overseeing matters relating to accounting, auditing and financial reporting practices and policies
Independence and Financial Expertise
▶	All members are independent
▶	All members are financial experts
Audit Committee Processes and Procedures
Meetings. Our Chief Financial Officer, Controller, Vice President of Internal Audit, Chief Legal Officer, Chief Compliance Officer and representatives of our independent registered certified public accounting firm participate in Audit Committee meetings, as necessary and appropriate, to assist the Audit Committee in its discussion and analysis of the various agenda items. The Audit Committee also meets regularly in executive session with our Chief Financial Officer, Vice President of Internal Audit, Controller, Chief Compliance Officer, Chief Legal Officer and representatives of our independent registered certified public accounting firm.
Independence and Financial Expertise
The Board reviewed the background, experience and independence of each of the Audit Committee members based in part on the directors’ responses to a questionnaire relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards and our director independence standards;

•	meets the enhanced independence standards for audit committee members required by the SEC;

•	is financially literate, knowledgeable and qualified to review financial statements; and

•	qualifies as an “audit committee financial expert” under SEC rules.

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Compensation Committee

COMPENSATION COMMITTEE
Members

E. Follin Smith (Chair)	Robert J. Eck	Michael F. Hilton	Luis P. Nieto	Dmitri L. Stockton

Key Responsibilities
▶	Overseeing, reviewing and approving our executive and director compensation plans, policies and programs
▶	Considering industry trends, benchmark data and whether compensation actions support key business objectives and pay for performance philosophy
▶	Approving compensation actions for direct reports to the CEO and recommending compensation actions for the CEO for consideration by the independent directors
▶
Reviewing and discussing the results of the shareholder advisory vote on executive compensation (and the frequency of such vote) and other input from shareholders and considering whether to recommend any adjustments to policies and practices based on this feedback

▶	Reviewing and assessing compensation policies from a risk management perspective
▶	Overseeing the preparation of the Compensation Discussion and Analysis and determining whether to recommend it for inclusion in this proxy statement
Independence
▶	All members are independent
Compensation Committee Processes and Procedures
Meetings. The Chief Human Resources Officer, Vice President - Compensation and Benefits, Vice President and Deputy General Counsel, and, when requested, the CEO, participate in Compensation Committee meetings, as necessary and appropriate, to assist the Compensation Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings as appropriate, including for discussions regarding their own compensation and for regular executive sessions of the independent Committee members.
Authority, Role of Management and Delegation. The Compensation Committee is responsible for reviewing and approving all components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Compensation Committee. The Compensation Committee, with input from the CEO, is responsible for setting the compensation of all other NEOs. Our independent directors, acting as a group, are responsible for setting CEO compensation based on recommendations from the Compensation Committee. Pursuant to the terms of its charter, the Compensation Committee may delegate all or a portion of its responsibilities relating to retirement plans to the Company's Retirement Committee. For additional discussion of the Compensation Committee's processes and procedures for the consideration and determination of executive compensation, please see the discussion under “Compensation Setting Process” in our Compensation Discussion and Analysis on page 41 of this proxy statement.
Use of Compensation Consultants. The Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors to assist it in fulfilling its responsibilities. During 2019, the Committee again retained Frederic W. Cook & Co., Inc. ("Frederic W. Cook") to serve as its independent compensation consultant. For further discussion of the role that Frederic W. Cook played in assisting the Committee in making executive compensation decisions during 2019, please see the discussion under “Role of the Independent Compensation Consultant” in our Compensation Discussion and Analysis on page 42 of this proxy statement.
Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee during fiscal year 2019 was an officer or employee of Ryder, or was formerly an officer of Ryder. There were no transactions in 2019 between us and any directors who served as Compensation Committee members for any part of 2019 that would require disclosure by Ryder under SEC rules requiring disclosure of certain relationships and related party transactions. During 2019, none of Ryder’s executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, and none of Ryder’s executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board.
Independence
The Board reviewed the background, experience and independence of each of the Compensation Committee members based in part on the directors’ responses to a questionnaire relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the NYSE’s corporate governance listing standards, including the additional independence requirements specific to compensation committee members, and our director independence standards.

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Corporate Governance and Nominating Committee

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members

Hansel E. Tookes, II (Chair)	Robert J. Eck	Michael F. Hilton	Tamara L. Lundgren	E. Follin Smith

Key Responsibilities
▶	Identifying and recommending qualified individuals to serve as directors
▶	Reviewing the qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws
▶	Recommending to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders
▶	Recommending the size, structure, composition and functions of Board committees
▶	Reviewing and recommending changes to the charters of each committee of the Board
▶	Designing and overseeing the Board and committee evaluation processes as well as the annual CEO evaluation process
▶	Reviewing and recommending changes to our Corporate Governance Guidelines and Principles of Business Conduct and overseeing and approving governance practices of the Company and Board
▶	Reviewing and overseeing the process by which the Board identifies and prepares for a crisis
▶	Overseeing the Company's charitable contributions, government relations, environmental activities, safety performance, and diversity efforts
Independence
▶	All members are independent
Corporate Governance and Nominating Committee Processes and Procedures
Meetings. Our Chief Legal Officer and, when requested, our CEO, participate in Governance Committee meetings, as necessary and appropriate, to assist the Governance Committee in its discussion and analysis of the various agenda items.
Board Succession Process for Directors
Our Governance Committee seeks to build and maintain an experienced, effective, well-rounded and diverse Board exemplifying sound judgment and integrity that operates collaboratively. Below is a summary of our process for identifying director candidates:

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Governance Committee carries out this function through an ongoing, year-round process, which includes the annual evaluation of our Board and committees. In developing criteria for potential candidates, the Governance Committee considers, among other factors, our Company’s strategy and needs; the diversity of our current Board, including, but not limited to, our directors’ experiences, gender, race, ethnicity, tenure, and age; and the attributes and qualifications of our current Board and whether these attributes and qualifications are additive to our overall Board composition. The Governance Committee may, based on the composition of the Board, seek individuals who have specialized skills or expertise, experience as a leader of another public company or major complex organization, or relevant industry experience. The Governance Committee also focuses on what skills are beneficial for service on each committee and for key Board positions, such as Lead Independent Director and Committee Chairs. Annually, the Governance Committee reviews Board and committee composition and conducts a succession planning process to fill, rotate and refresh those positions.

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Corporate Governance and Nominating Committee

In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates who:
▶	have a high level of personal integrity and exercise sound business judgment
▶	are highly accomplished, with superior credentials, recognition and/or strong senior leadership experience in their respective fields
▶	have relevant expertise and experience that is valuable to the business of the Company and its long-term strategy, goals and initiatives
▶	have an understanding of, and concern for, the interests of our shareholders
▶	have sufficient time to devote to fulfilling their obligations as directors
Board Composition Matrix. The Governance Committee uses a Board Composition Matrix to identify the current skills, experience, expertise and diversity on the Board, and ensure all desired traits are represented by the current Board members. When identifying desired director candidate traits, the Governance Committee seeks out areas that may become underrepresented as a result of Board turnover or where additional skills would enhance the Board's composition. The Governance Committee reviews and updates the Matrix on an ongoing basis, with individual input from all directors, as needed.
Retention of Experienced Director Search Firms. Generally, the Governance Committee identifies individuals for service on our Board through the Governance Committee’s retention of experienced director search firms that use their extensive resources and networks to find qualified individuals who meet the qualifications established by the Board. The Governance Committee will also consider qualified candidates who are proposed by other members of the Board, our senior management and, to the extent submitted in accordance with the procedures described below, our shareholders. The Governance Committee will not consider a director candidate unless the candidate has expressed his or her willingness to serve on the Board if elected.
Diversity. The Board believes that diversity is one of many important considerations in board composition. As noted above, the Governance Committee evaluates the current composition of the Board from time-to-time to ensure that the directors reflect a diversity of viewpoints, professional experience, backgrounds, education and skills. The Governance Committee is committed to seeking out highly qualified women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of the director search that the Company undertakes, and to ensuring that candidates are drawn from a pool that includes diverse candidates, including women and minority candidates. Ryder believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater variety of innovative ideas and perspectives, and, therefore, is in a better position to make complex decisions. In addition, Ryder believes its shareholders appreciate a diverse Board, which is more reflective of the overall investment community and markets we and our customers serve. The Governance Committee and the full Board believe that the director nominees embody the breadth of backgrounds and experience necessary for a balanced and effective Board. Currently, seven of eleven directors are women or minorities.
Shareholders Recommending a Director Candidate to the Governance Committee. If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve as required for all other candidates. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders, as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at:
11690 N.W. 105th Street
Miami, Florida 33178
Attention: Corporate Secretary
This information must be delivered to the Governance Committee no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the date of the prior year’s Annual Meeting of Shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.
Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate’s qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate’s qualifications and ability to serve on the Board. Based on the Governance Committee’s discussions and the results of these meetings, the Governance Committee will recommend nominees for election to the Board and the Board will nominate a slate of directors for election by our shareholders at our Annual Meeting (or, if filling a vacancy between Annual Meetings, the Board will elect a nominee to serve on the Board). Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if the director fails to receive the required number of votes for re-election in accordance with the By-Laws.

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Corporate Governance and Nominating Committee

Board and Committee Evaluation Process. The Governance Committee has oversight of the annual Board and committee evaluation process and uses feedback from the results of the evaluation to identify directors currently serving on the Board to be renominated for election at the expiration of their terms. Each year, the Governance Committee, led by the Lead Independent Director/Governance Committee Chair, establishes the year's evaluation process, taking into account the Board's needs, how the evaluation was performed the previous year and input from other members of the Governance Committee. Currently, evaluations alternate each year between (i) open dialogue sessions in Board and committee outside directors sessions, where a list of potential topics is established and distributed to directors beforehand, and (ii) a written questionnaire, which includes open-ended questions to solicit feedback on Board and committee performance and opportunities for improvement. The chart below summarizes the 2019 Board and committee evaluation process:

1

Governance Committee Review

Our Governance Committee periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the performance of the Board and committees. For 2019, the Governance Committee distributed a list of potential evaluation topics to the Board for review and consideration prior to scheduling open dialogue sessions.

2

Open-Dialogue Sessions

Open dialogue sessions were conducted with the Lead Independent Director and all Board members, as well as with the committee chairs and their respective committee members. The topics considered for discussion include:

- overall Board and committee composition and Board and individual effectiveness;
- oversight of corporate strategy and CEO evaluation and succession planning;
- quantity and quality of information presented by management;
- oversight and management of risks;
- access to members of management; and
- identification of topics that should receive more attention and discussion.

3

Thorough Review of Results

A summary of Board and committee evaluation results were reviewed and discussed by the Board and each committee in outside directors sessions.

4

Feedback Incorporated

Policies and practices were updated as a result of director feedback. Examples of changes made in response to the evaluation process include:

- Enhanced the information regularly provided to directors;
- Allotted more time for strategic discussion with members of management; and
- Further evolved the format of meeting materials to enable directors to focus on the key data.

CEO Evaluation Process. The Governance Committee also oversees the annual CEO evaluation process, which is discussed in the “Evaluating Performance” section on page 42 of the Compensation Discussion and Analysis in this proxy statement.
Crisis Preparedness. Our Board has prepared a crisis preparedness plan for potential crises that could occur, which includes descriptions of potential triggering events, notification protocol, advance preparation, communication plans, resources and a summary of key considerations, implications and risks of each triggering event scenario. Our Governance Committee (in conjunction with the other committees, as necessary) oversees the crisis preparedness plan, and reviews and recommends updates and enhancements to the Board at least annually.
CEO and Senior Management Succession Planning
Our Board oversees CEO and senior leadership succession planning, which is formally reviewed at least annually. Our CEO and our Chief Human Resources Officer provide our Board with recommendations and evaluations of potential CEO successors and review their development plans. Our Board reviews potential internal senior leadership candidates with our CEO and Chief Human Resources Officer, including the candidates' qualifications, experience, and development priorities for these individuals. Directors engage with potential CEO and senior leadership successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Our Board also periodically reviews the overall composition of our senior leadership's qualifications, tenure and experience.
Our Board has developed a crisis preparedness plan for different scenarios that could occur, including plans for an unforeseen departure or emergency succession of the CEO or other executive management. As part of the Governance Committee's review of the Crisis Preparedness Plan, the Committee also reviews and oversees (in conjunction with the other committees, as necessary) the steps to address emergency CEO succession planning. Our emergency CEO succession planning is intended to enable our Company to respond to an unexpected vacancy by continuing business operations with minimal disruption.

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Finance Committee Corporate Responsibility and Sustainability

FINANCE COMMITTEE
Members

Abbie J. Smith (Chair)	Robert A. Hagemann	Luis P. Nieto, Jr.	David G. Nord	Dmitri L. Stockton

Key Responsibilities
▶	Reviewing key financial metrics, liquidity position, arrangements and requirements
▶
Reviewing, approving and recommending certain capital expenditures, including acquisitions and divestitures, issuances or repurchases of debt and equity securities, dividend policy, and pension contributions

▶	Reviewing our relationships with rating agencies, banks and analysts
▶
Reviewing and assessing our risk management policies and activities (relating to business, economic, interest rate, foreign currency and other risks relating to capital structure and access to capital) and providing guidance to the Board with respect thereto

▶	Reviewing our corporate insurance program and activities
▶	Reviewing post-audits of major capital expenditures and business acquisitions
▶	Reviewing and recommending to the Board the slate of persons to be appointed to the Company's Investment Committees and evaluating their performance
Independence
▶	All members are independent
Meetings. Our Chief Financial Officer, Treasurer and other members of management including our Vice President of Investor Relations and Strategy, participate in Finance Committee meetings, as necessary and appropriate, to assist the Finance Committee in its discussion and analysis of the various agenda items.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

At Ryder, our mission is to create long-term value for our shareholders, customers and employees while having a positive impact on the communities in which we live and work. We strive to integrate corporate responsibility and sustainability into every aspect of our strategy from how we engage with employees and local communities to our expansion into more sustainable offerings of products and services to customers. Achieving our mission responsibly is critical to attracting and retaining the best talent, executing on our strategy, maintaining a robust supplier base, and innovating to provide technologically advanced and affordable products for our customers. Our commitment to this mission requires us to adhere to a strong corporate governance program that includes policies and principles that integrate environmental, social and governance (ESG) matters into our broader risk management and strategic planning initiatives.

We have a team of senior managers and subject-matter experts who monitor global trends, assess risks and opportunities around specific ESG issues, and provide updates and reports to senior leadership members and to the Corporate Governance and Nominating Committee. The Governance Committee provides leadership and oversight of our ESG practices, including oversight of our policies and programs related to environmental sustainability, health and safety, government relations, diversity and inclusion, and charitable giving, and regularly updates the full Board on these matters. We provide extensive information regarding our sustainability initiatives through our website, including in our Corporate Sustainability Report that was prepared in accordance with certain standards from the Global Reporting Initiative (GRI) and the Sustainability Accounting Standards Board (SASB), as well as our responses to the annual climate change and water surveys conducted by the Carbon Disclosure Project.

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Risk Management

RISK MANAGEMENT
The Board's Role in Risk Oversight
The Company understands that risk is present in its everyday business and organizational strategy and risk-taking is a necessary part of growing and operating a business. Consequently, the Company has implemented an enterprise risk management ("ERM") program to provide management and the Board with a robust and holistic top-down view of key risks facing Ryder.
The ERM program is structured so that the Board is ultimately responsible for oversight of our ERM process. The Board executes its duty both directly and indirectly through its Audit, Compensation, Governance and Finance Committees. ERM is a Company-wide initiative that involves both the Board and Ryder's management. The program is designed to (i) identify the various risks faced by the organization; (ii) assign responsibility for managing those risks to individual management executives who report directly to the applicable committee; and (iii) align those management assignments with appropriate board-level oversight.

The primary areas of risk overseen by the Board and its committees are summarized below.

Board/Committee Areas of Risk Oversight
Full Board	▶	Company's culture and tone at the top;
	▶	Strategic, financial, competitive and execution risk associated with the annual business operating plan and strategic plan;
	▶	Allocation of capital investments;
	▶	Major litigation and regulatory matters;
	▶	Acquisitions and divestitures;
	▶	CEO and executive management succession planning; and
	▶	Business conditions and competitive landscape.
Audit Committee	▶	Financial matters (including financial reporting, accounting, public disclosure and internal controls);
	▶	Cyber security and information technology;
	▶	Major litigation and regulatory matters;
	▶	Oversight over the internal audit function and the ethics and compliance program; and
	▶	Review and oversight of the process by which the Company assesses and manages risk.
Compensation Committee	▶	CEO and executive compensation, equity and incentive-based compensation programs, performance management of officers and director compensation; and
	▶	Compensation risk assessment (see “Compensation Risks” on page 44 of the Compensation Discussion and Analysis).
Governance Committee	▶	Board effectiveness and organization, corporate governance, CEO evaluation process and director succession planning; and
	▶	Reputational risks relating to environmental, government relations, charitable contributions and safety matters.
Finance Committee	▶	Capital structure, expenditures, financing transactions and asset management;
	▶	Liquidity, cost of capital and access to capital, currency and interest rate exposures and insurance strategies; and
	▶	Selection of Investment Committee members for U.S. and Canadian pension and savings plans.
Our ERM program was developed and is run under the direction and supervision of our Chief Legal Officer and Chief Financial Officer with the assistance of external experts, and is managed day-to-day by our Chief Compliance Officer and Vice President of Internal Audit. The CEO and executive leadership team are responsible for risk identification, management and mitigation under our ERM process.
We believe that effective Board oversight of the ERM process is an essential element in the preservation and enhancement of shareholder value. All significant risks identified through our ERM program or ERM reports are communicated to the Board. Specific risks are discussed by the Board and/or one or more of the committees, based on areas of risk oversight.

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Risk Management

Board's Risk Review and Assessment
▶	Review significant risks and consider such risks when overseeing strategic and business decisions.
▶	Discuss with management the effectiveness of our risk management processes in identifying, assessing and managing the organization’s most significant enterprise-wide risk exposures.
▶
Review an ERM report from the Chief Legal Officer, Chief Compliance Officer and Vice President of Internal Audit at least annually which (1) identifies the Company's risks, including detailed analysis of the likelihood of occurrence and potential impact of each risk, and (2) details the ERM program elements and process for risk identification.

▶
Review written updates and presentations on specific risks and our ERM program at every regularly scheduled meeting and discuss with management the most significant risks that are identified and managed by Ryder.

▶	Establish an annual schedule for the Board and committees to conduct individual, in depth reviews of the Company's key risks identified in the ERM report.
▶
Review an internal audit report from the Vice President of Internal Audit at least annually regarding internal audit's review of enterprise risks and audit activities to evaluate the controls and processes regarding such risks.

Although Ryder’s ERM program is structured with formal processes, it remains flexible enough to adjust to changing economic, business and regulatory developments and is founded on clear lines of communication to the leadership team, the Board and its committees. In addition, the Company periodically commissions an external assessment of its ERM program and its risk assessment processes to ensure they are in line with industry practices and are effectively identifying, monitoring and mitigating enterprise-wide risks.
The Board's Oversight of Cyber Security
Our Board believes that a strong enterprise cyber strategy is vital to effective cyber risk management. Ryder has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Board has delegated to the Audit Committee the responsibility of exercising oversight with respect to Ryder’s cyber security risk management and risk controls as well as management’s actions to identify, assess, mitigate and remediate any material issues. Consistent with such delegation, the Audit Committee receives regular updates from management on its cyber event preparedness efforts in addition to periodic reports from the Chief Information Security Officer on the Company’s cyber risk profile and cyber security program initiatives. Management has also engaged third-party experts, as appropriate, to evaluate Ryder’s cyber security program and to assess the risks and changes in the cyber environment. The Audit Committee provides reports to the full Board on these matters regularly.
The Board's Oversight of Corporate Strategy
The Board, in fulfilling its responsibility to manage risk and maximize long-term shareholder value, is accountable for reviewing and overseeing the creation and implementation of Ryder's corporate strategy. The development of Ryder's strategy is an ongoing, iterative process that includes engagement throughout the year from and between the Board and senior management. Each year, the full Board participates in an annual Board Strategy Meeting that provides an opportunity for the Board to engage with the CEO and key senior leaders in assessing the competitive environment and Ryder's firmwide and segment strategies, and to provide feedback on the company’s long-term strategy. As part of this meeting, the Board reviews specific initiatives under each of Ryder's strategic pillars, as well as a dashboard of short-term and long-term financial and strategic targets and milestones. As the year progresses, the Board remains engaged in overseeing the implementation and monitoring of Ryder's strategy through updates by senior management, which include business segment performance and outlook, competitive trends, milestone achievements, and risk evaluation and mitigation strategies. This approach allows the Board to provide effective feedback and guidance to management throughout the year on strategic risks and opportunities facing Ryder and its business segments.

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Related Person Transactions

RELATED PERSON TRANSACTIONS

No Related Person Transactions in 2019

In accordance with our written Policies and Procedures Relating to Related Person Transactions adopted by the Board, all “related person transactions” are subject to review, approval or ratification by the Governance Committee. The Policies and Procedures are in addition to, not in lieu of, the requirements relating to conflicts of interest in our Principles of Business Conduct. Copies of both policies are available in the Investors area of our website at http://investors.ryder.com. For purposes of the Policies and Procedures, and consistent with Item 404 of Regulation S-K, a “related person transaction” is:

•	any transaction in which we or a subsidiary of ours is a participant, the amount involved exceeds $120,000 and a “related person” has a direct or indirect material interest; or

•	any material amendment to an existing related person transaction.
“Related persons” are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.
Our Principles of Business Conduct require that directors and executive officers report any actual or potential conflicts of interest, including potential related person transactions, to the Company. In addition, each director and executive officer completes and signs a questionnaire annually to confirm there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to us. This ensures that all material relationships and related person transactions are identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations. Based on this information, we review the Company's own records and make follow-up inquiries as may be necessary to identify potentially reportable transactions. A report summarizing such transactions is then provided to the Governance Committee.
The Governance Committee is responsible for reviewing and determining whether to approve related person transactions. In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant:

•	whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;

•	whether there are business reasons for us to enter into the related person transaction;

•	whether the related person transaction would impair the independence of an outside director; and

•
whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.

Any member of the Governance Committee who has an interest in the related person transaction must abstain from voting on the approval of the transaction. Although such member would normally be excused from any discussions relating to the transaction, the Governance Committee Chair has the authority to request that such member participate in some or all of the Committee's discussions. Typically, participation would only be requested if the other Committee members have questions about the interested member's involvement in the transaction.
There were no related person transactions during 2019.

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Election of Directors (Proposal 1)

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Based upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated the eleven individuals listed below for election at the Annual Meeting. Under our By-Laws, directors are elected each year at the Annual Meeting. All nominees are currently directors and have been previously elected by our shareholders.
Each director elected at the Annual Meeting will serve until Ryder’s 2021 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

KEY FACTS ABOUT OUR BOARD
We strive to maintain a diverse and well-rounded Board that balances the institutional knowledge of tenured directors with the fresh perspectives of new members.
Board Composition and Expertise
Director Criteria, Qualifications and Experience We believe that each of our directors has the experience, skills, qualities and time to successfully perform his or her duties as a director and contribute to our Company's success. Our directors were nominated because each individual possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors, as a group, complement each other’s respective experiences, skills and qualities. Our directors are diverse in age, gender, tenure, ethnic background and professional experience but together produce a cohesive body in terms of Board process, collaboration, mutual respect for differing perspectives and commitment to receiving input on all director viewpoints when evaluating critical issues and making important decisions. More information on Ryder's director nomination process is set forth in the Corporate Governance and Nominating Committee section under “Board Succession Process for Directors” on page 12.

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Election of Directors (Proposal 1)

Director Tenure and Board Refreshment Board composition and refreshment are priorities for Ryder. The Board believes that it is desirable to maintain a mix of new and experienced directors. The Board does not believe that express limits on a director's tenure are appropriate, and values the increasing contribution of directors who, over time, have developed deeper insight into the Company and its operations. However, to encourage appropriate refreshment and the continued qualification of our Board members, our Corporate Governance Guidelines provide for review of a director's continuation of Board service each time the director is up for re-election.
Other Policies and Practices Related to Director Service
Limits on Other Directorships. To ensure our directors have adequate time to serve on our Board, we permit service on no more than four other public company boards (or two other public company boards for our CEO/Chair). No director currently serves on more than three other public company boards, and our CEO serves only on one other public company board. We have determined that each director nominee has adequate time to devote to service on our Board, carry out his or her duties as a member of our Board and provide valuable service to the Company in his or her role as a director.
Meeting Attendance Requirements. Directors are expected to regularly attend Board and committee meetings. Directors who fail to attend 75% or more of our Board and committee meetings for two consecutive years must submit a letter of resignation, which the Board will determine whether to accept, taking into account the recommendation of the Governance Committee. All of our directors met the meeting attendance requirements in 2019.
Resignation upon Change in Status. The Board also requires directors to submit a letter of resignation upon a substantial change in the nature of the director's employment or other significant responsibilities since the time of his or her election. The Board, upon review and recommendation by the Governance Committee, will determine whether the circumstances are consistent with the criteria for Board membership and whether it is appropriate for the director to continue service on the Board.
Impairment of Ability to Serve. A director who experiences any other change in circumstances that may impair his or her ability to effectively serve on the Board, or that could result in negative attention to the Company or director, is required to immediately notify the Company and may be asked by the Board to submit a letter of resignation.
Each director’s principal occupation and other pertinent information about his or her particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.
If you are a beneficial shareholder and do not give your nominee instructions, your nominee does not have the ability to vote in favor of or against the director nominees. We therefore urge you to return your proxy card and vote your shares on this proposal.
The Board recommends a vote FOR the election of each director nominee.

DIRECTOR NOMINEES

Robert J. Eck

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Eck served as Chief Executive Officer of Anixter International, Inc. (Anixter), a global distributor of network and security solutions, electrical and electronic solutions, and utility power solutions, from 2008 until he retired in 2018. He currently serves on Anixter’s Board of Directors.
Mr. Eck joined Anixter in 1989 and held roles of increasing responsibility in strategy, supply chain management, sales and marketing, and human resources. From 2007 to 2008, Mr. Eck served as Executive Vice President and Chief Operating Officer of Anixter. Prior to that position, Mr. Eck served as Executive Vice President of Enterprise Cabling and Security Solutions for Anixter from 2004 to 2007. In 2003, he served as Senior Vice President of Physical Security Products and Integrated Supply of Anixter Inc.

OTHER PUBLIC BOARD MEMBERSHIPS:
 • Anixter International, Inc.

QUALIFICATIONS:
The Board nominated Mr. Eck as a director because of his leadership experience and expertise in supply chain management, domestic and international operations, and marketing and business development, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Eck has prior leadership experience as President and Chief Executive Officer of a global public company. He also has experience as a director on a global public company board.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Eck's nomination, the Board considered Mr. Eck's qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: May 2011
Committees: • Compensation • Corporate Governance & Nominating
Age: 61

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Election of Directors (Proposal 1)

Robert A. Hagemann

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Hagemann served as Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated until he retired in 2013.
Mr. Hagemann joined Quest’s predecessor, Corning Life Sciences, Inc., in 1992, and held roles of increasing responsibility until he was named Chief Financial Officer of Quest in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He also held various positions in corporate accounting and audit at Merrill Lynch and Company and Ernst & Young.
OTHER PUBLIC BOARD MEMBERSHIPS:
 • Graphic Packaging Holding Company
• Zimmer Biomet Holdings, Inc.
QUALIFICATIONS:
The Board nominated Mr. Hagemann as a director because of his leadership experience and expertise in finance/accounting, business development, strategy, supply chains and government contracting, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Hagemann has leadership experience as Chief Financial Officer of a global public company. He also has experience as a director on global public company boards, including serving on audit, compensation and research/innovation/technology committees.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Hagemann's nomination, the Board considered Mr. Hagemann's current service on the board of two other public companies. Mr. Hagemann was renominated based on his qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: August 2014
Committees: • Audit (Chair) • Finance
Age: 63

Michael F. Hilton

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Hilton served as the President and Chief Executive Officer of Nordson Corporation, an engineering and manufacturing company, from 2010 until he retired in 2019. Prior to joining Nordson, Mr. Hilton served as Senior Vice President and General Manager of Air Products & Chemicals, Inc. from 2007 until 2010 with specific responsibility for leading the company's global Electronics and Performance Materials segment. Mr. Hilton joined Air Products in 1976, where he held roles of increasing responsibility in a variety of management and operations positions. Air Products serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, equipment and services.
OTHER PUBLIC BOARD MEMBERSHIPS:
• Lincoln Electric Holdings, Inc
• Regal Beloit Corporation
• A past director of Nordson Corporation (retired effective December 31, 2019)
QUALIFICATIONS:
The Board nominated Mr. Hilton as a director because of his leadership experience and expertise in global operations, strategy development, business to business marketing, and oversight of large and diverse business units, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Hilton has leadership experience from his past service as Chief Executive Officer of a global public company and as a current director on two global public company boards, including serving on audit and governance committees.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Hilton's nomination, the Board considered Mr. Hilton's past leadership experience and his current service on two public company boards. Mr. Hilton was renominated based on his qualifications listed above, his valuable contributions to the Board, his in-depth knowledge of the Company gleaned from his years of service on the Board, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: July 2012
Committees: • Compensation • Corporate Governance & Nominating
Age: 65

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Election of Directors (Proposal 1)

Tamara L. Lundgren

CURRENT PRINCIPAL OCCUPATION:
Ms. Lundgren serves as President and Chief Executive Officer of Schnitzer Steel Industries, Inc., a position she has held since 2008. Schnitzer Steel is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with approximately 100 operating facilities in the United States, Puerto Rico and Canada.

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Lundgren joined Schnitzer Steel in 2005 as Chief Strategy Officer and subsequently served as Executive Vice President and Chief Operating Officer from 2006 until 2008. Prior to joining Schnitzer Steel, Ms. Lundgren was a managing director at JP Morgan Chase in London and managing director at Deutsche Bank AG in New York and London. Before joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington D.C.

OTHER PUBLIC BOARD MEMBERSHIPS:
 • Schnitzer Steel Industries
• Parsons Corporation (Parsons Corporation became a public company in May 2019. Ms. Lundgren has informed the Parsons Corporation Board of Directors that she will not seek re-election to the
   Corporation's Board at its April 2020 Annual Meeting.)
OTHER RELEVANT EXPERIENCE:
 • Member of the Board of Directors of Federal Reserve Bank of San Francisco
• Executive Committee member of the U.S. Chamber of Commerce
QUALIFICATIONS:
The Board nominated Ms. Lundgren as a director because of her leadership experience and expertise in global operations, strategy, finance and corporate law, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Ms. Lundgren has leadership experience as President and Chief Executive Officer of a global public company. She also has experience as a director on a global public company board.
Consistent with our policies and practices related to director service, in making a determination as to Ms. Lundgren's nomination, the Board considered Ms. Lundgren's current role as CEO of another public company and service on the board of her company. Ms. Lundgren was renominated based on her qualifications listed above, her valuable, significant contributions to the Board and Company and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: October 2012
Committees: • Audit • Corporate Governance & Nominating
Age: 62

Luis P. Nieto, Jr.

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Nieto served as President of the Consumer Foods Group for ConAgra Foods Inc. from 2007 until he retired in 2009.

Mr. Nieto joined ConAgra in 2005 and held various leadership positions, including President of the Meats Group and Refrigerated Foods Group. ConAgra is one of the largest packaged food companies in North America. Prior to joining ConAgra, Mr. Nieto was President and Chief Executive Officer of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries, from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is the President of Nieto Advisory LLC, a consulting firm and is affiliated with Akoya Capital Partners.
OTHER PUBLIC BOARD MEMBERSHIPS:
 • A past director of AutoZone, Inc. (until December 2019)
QUALIFICATIONS:
The Board nominated Mr. Nieto as a director because of his leadership experience and expertise in finance, operations, supply chains, brand management, marketing and strategic planning, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Nieto has leadership experience in positions of executive oversight and senior management at a global public company. He also has experience as a director on a global public company board, including serving on audit and governance committees.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Nieto's nomination, the Board considered Mr. Nieto's past service on the board of another public company. Mr. Nieto was renominated based on his qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: February 2007
Committees: • Compensation • Finance
Age: 64

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Election of Directors (Proposal 1)

David G. Nord

CURRENT PRINCIPAL OCCUPATION:
Mr. Nord serves as Chairman and Chief Executive Officer of Hubbell Incorporated, an international manufacturer of electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. Mr. Nord has held this position since May 2014, and prior to that served as President and Chief Executive Officer of Hubbell since January 2013.

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Nord joined Hubbell in 2005 as Senior Vice President and Chief Financial Officer, and subsequently served as President and Chief Operating Officer from 2012 to 2013. Prior to joining Hubbell, Mr. Nord held various senior financial positions at United Technologies Corporation, including Vice President and Controller as well as Vice President of Finance and Chief Financial Officer of Hamilton Sundstrand Corporation, one of its principal subsidiaries.

OTHER PUBLIC BOARD MEMBERSHIPS:
 • Hubbell Incorporated
QUALIFICATIONS:
The Board nominated Mr. Nord as a director because of his leadership experience, expertise in global operations and strong financial acumen, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Nord has leadership experience as President and CEO of a global public company. He also has experience as a director on a global public company board.

Consistent with our policies and practices related to director service, in making a determination as to Mr. Nord's nomination, the Board considered Mr. Nord's current role as CEO of another public company and service on the board of his company. Mr. Nord was nominated based on his qualifications listed above and his willingness and ability to commit adequate time and attention to all Board matters.

Director since: March 2018
Committees: • Audit • Finance
Age: 62

Robert E. Sanchez

CURRENT PRINCIPAL OCCUPATION:
Mr. Sanchez currently serves as Chair and Chief Executive Officer of Ryder System, Inc.
DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Sanchez was appointed Chair of Ryder's Board in May 2013. He was appointed President and Chief Executive Officer in January 2013, at which time he was also elected to Ryder's Board. Mr. Sanchez joined Ryder in 1993 and has served in positions of increasing responsibility, including a broad range of leadership positions in Ryder's business segments. Mr. Sanchez served as President and Chief Operating Officer from February 2012 to December 2012. Prior to that position, he served as President of Global Fleet Management Solutions, Ryder's largest business segment, from September 2010 to February 2012. Mr. Sanchez also served as Executive Vice President and Chief Financial Officer from October 2007 to September 2010; as Executive Vice President of Operations, U.S. Fleet Management Solutions from October 2005 to October 2007; and as Senior Vice President and Chief Information Officer from January 2003 to October 2005. Mr. Sanchez has been a member of Ryder's Executive Leadership team since 2003.
OTHER PUBLIC BOARD MEMBERSHIPS:
 • Texas Instruments
OTHER RELEVANT EXPERIENCE:
 • Member of the Board of Directors of the Truck Renting and Leasing Association
QUALIFICATIONS:
The Board nominated Mr. Sanchez as a director because of his leadership experience and expertise in transportation, supply chains/logistics, global operations, finance and information technology, which the Board finds to be valuable skills that complement the other skills represented on our Board. He has leadership experience based on years of broad-based, diverse senior management experience at Ryder, including serving as President and Chief Operating Officer, Division President of Ryder's largest business segment, Chief Financial Officer and Chief Information Officer. He also has experience as a director on a global public company board, including having served as compensation committee chair.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Sanchez's nomination, the Board considered Mr. Sanchez's current role as CEO of Ryder and service on the board of another public company. Mr. Sanchez was renominated based on his qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: January 2013
Board Chair
Age: 54

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Election of Directors (Proposal 1)

Abbie J. Smith

CURRENT PRINCIPAL OCCUPATION:
Ms. Smith serves as the Boris and Irene Stern Distinguished Service Professor of Accounting and James S. Ely, III Faculty Fellow at the University of Chicago Booth School of Business.

DESCRIPTION OF BUSINESS EXPERIENCE:
Ms. Smith joined the faculty of the University of Chicago Booth School of Business in 1980 upon completion of her Ph.D. in Accounting at Cornell University. The primary focus of her research is corporate restructuring, transparency and corporate governance. She was nominated for a 2005 Smith Breeden Prize for her publication in The Journal of Finance and has received a Marvin Bower Fellowship from the Harvard Business School, a McKinsey Award for Excellence in Teaching and a GE Foundation Research Grant.
OTHER PUBLIC BOARD MEMBERSHIPS:
 • Dimensional Investment Group Inc.
• DFA Investment Dimensions Group Inc.
• HNI Corporation
OTHER RELEVANT EXPERIENCE:
• Trustee of certain Chicago-based UBS Funds
QUALIFICATIONS:
The Board nominated Ms. Smith as a director because of her leadership experience and expertise in business, accounting and corporate governance, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Ms. Smith has an accomplished educational background with extensive academic and teaching experience in business, accounting and corporate governance. She also has experience as a director on global public company boards, including serving as lead independent director and member of audit and governance committees.
Consistent with our policies and practices related to director service, in making a determination as to Ms. Smith's nomination, the Board considered Ms. Smith's current role as a professor of a distinguished university and service on the board of three other companies. Ms. Smith was renominated based on her qualifications listed above, her valuable, significant contributions to the Board and Company and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: July 2003
Committees: • Audit • Finance (Chair)
Age: 66

E. Follin Smith

DESCRIPTION OF BUSINESS EXPERIENCE:
Until May 2007, Ms. Smith served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc., then the nation's largest competitive supplier of electricity to large commercial and industrial customers and the nation's largest wholesale power seller. Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001 and was appointed Chief Administrative Officer in December 2003.
Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc., the global leader in hard-surface flooring and ceilings. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors, including Chief Financial Officer for General Motors’ Delphi Chassis Systems division.
OTHER PUBLIC BOARD MEMBERSHIPS:
 • A past director of Kraft Foods Group (until July 2015)
• A past director of Discover Financial Services (until May 2014)
QUALIFICATIONS:
The Board nominated Ms. Smith as a director based on her leadership experience and expertise in finance, human resources, risk management, legal and information technology, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Ms. Smith has leadership experience serving as Chief Financial Officer and Chief Administrative Officer of global public companies. She also has experience as a director on other global public company boards, including serving on audit, governance and risk committees.
Consistent with our policies and practices related to director service, in making a determination as to Ms. Smith's nomination, the Board considered Ms. Smith's past experience as a CFO and service on other company boards. Ms. Smith was renominated based on her qualifications listed above, her valuable, significant contributions to the Board and Company and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: July 2005
Committees: • Compensation (Chair) • Corporate Governance & Nominating
Age: 60

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Election of Directors (Proposal 1)

Dmitri L. Stockton

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Stockton most recently served as Senior Vice President and Special Advisor to the Chairman of General Electric Company (GE) from 2016 until his retirement in 2017. GE is a multinational industrial company that provides power and water, aviation, oil and gas, healthcare, appliances and lighting, energy management, transportation and financial services.
Mr. Stockton joined GE in 1987 and held various positions of increasing responsibility during his 30-year tenure. From 2011 to 2016, Mr. Stockton served as Chairman, President and Chief Executive Officer of GE Asset Management, a global asset management company affiliated with GE, and as Senior Vice President of GE. From 2008 to 2011, he served as President and Chief Executive Officer for GE Capital Global Banking and Senior Vice President of GE in London, UK. He previously also served as President and Chief Executive Officer for GE Consumer Finance for Central and Eastern Europe.
OTHER PUBLIC BOARD MEMBERSHIPS:
 • Deere & Company
• Stanley Black & Decker
 • Target Corporation
QUALIFICATIONS:
The Board nominated Mr. Stockton as a director because of his leadership experience and his expertise in risk management, governance, finance and asset management, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Stockton also has leadership experience in positions of executive oversight and senior management from his tenure at GE, as well as experience as a director on public company boards.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Stockton's nomination, the Board considered Mr. Stockton's current service on the Board of three other public companies. Mr. Stockton was nominated based on his qualifications listed above and his willingness and ability to commit adequate time and attention to all Board matters.

Director since: March 2018
Committees: - Compensation - Finance
Age: 55

Hansel E. Tookes, II

DESCRIPTION OF BUSINESS EXPERIENCE:
Mr. Tookes served as President of Raytheon International until he retired in December 2002.
Mr. Tookes joined Raytheon in September 1999 as President and Chief Operating Officer of Raytheon Aircraft Company. He was appointed Chief Executive Officer in January 2000, Chairman in August 2000 and became President of Raytheon International in May 2001. Prior to joining Raytheon, Mr. Tookes served as President of Pratt & Whitney's Large Military Engines Group since 1996. He joined Pratt & Whitney's parent company, United Technologies Corporation, in 1980. Mr. Tookes was also a Lieutenant Commander and military pilot in the U.S. Navy and served as a commercial pilot with United Airlines.
OTHER PUBLIC BOARD MEMBERSHIPS:
• Corning Incorporated
• NextEra Energy, Inc. (formerly FPL Group, Inc.)
• Past director of Harris Corporation (until June 2019)
QUALIFICATIONS:
The Board nominated Mr. Tookes as a director because of his leadership experience and expertise in global operations, the transportation industry, the U.S. military and government contracting, which the Board finds to be valuable skills that complement the other skills represented on our Board. In addition, Mr. Tookes has leadership experience in positions of executive oversight and senior management at global public companies. He also has experience as a director on global public company boards, including serving as governance committee chair and member of audit, compensation, finance and executive committees.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Tookes' nomination, the Board considered Mr. Tookes' current service on the board of two other public companies. Mr. Tookes was renominated based on his qualifications listed above, his valuable, significant contributions to the Board and Company and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: September 2002 Lead Independent Director
Committees: - Audit - Corporate Governance & Nominating (Chair)
Age: 72

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Ratification of Independent Public Accounting Firm (Proposal 2)

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP for the year ending December 31, 2020. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since 2006.
In executing the responsibilities set forth in its charter, the Audit Committee engages in a thorough annual evaluation of the independent registered certified public accounting firm's qualifications, performance and independence. In connection with the Audit Committee's evaluation, management conducts its own evaluation and provides the results of its evaluation to the Audit Committee. Following completion of the Audit Committee's evaluation, performance feedback is provided to the independent registered certified public accounting firm. The Audit Committee is also responsible for approving the services and audit fees associated with the retention of PricewaterhouseCoopers LLP.
In 2016, the Audit Committee rotated the Company's lead engagement partner from PricewaterhouseCoopers LLP, pursuant to the rotation requirements of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee and its Chair were directly involved in the selection of the new lead engagement partner. The next mandated rotation of the independent auditor’s lead engagement partner will occur in 2021.
The Audit Committee and Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm is in the best interests of Ryder and its shareholders. In selecting PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for 2020, the Audit Committee considered a number of factors, including:

•	the quality of PricewaterhouseCoopers LLP's work product and performance;

•	the professional qualifications of PricewaterhouseCoopers LLP, the lead engagement partner and other members of the audit team;

•	PricewaterhouseCoopers LLP's knowledge and experience with the Company's business operations, accounting policies and industry;

•	the results of the PCAOB review of PricewaterhouseCoopers LLP;

•	PricewaterhouseCoopers LLP's independence program and controls for maintaining independence;

•	the appropriateness of PricewaterhouseCoopers LLP's audit fees; and

•
the results of the Audit Committee's and management's annual evaluation of PricewaterhouseCoopers LLP's qualifications, performance and independence and the potential impact of selecting a different independent registered certified public accounting firm.

Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board believes that submitting the appointment to shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm, and if the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
Representatives of PricewaterhouseCoopers LLP will be present at the 2020 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they desire to do so.
Fees and Services of Independent Registered Certified Public Accounting Firm
Fees billed for services by PricewaterhouseCoopers LLP for the 2019 and 2018 fiscal years were as follows ($ in millions):

	2019	2018
Audit Fees	$6.4	$5.2
Audit-Related Fees	0.3	1.5
Tax Fees(1)	0.3	0.3
All Other Fees	0.0	0.0
Total Fees	$7.0	$7.0
_____________
(1) All of the Tax Fees paid in 2019 and 2018 relate to tax compliance services.

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Ratification of Independent Public Accounting Firm (Proposal 2)

Audit Fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates and consultations relating to financial accounting or reporting standards.
Audit-Related Fees represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.
Tax Fees represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.
Approval Policy
All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statements audit) or pre-approved by the Audit Committee, in each instance in accordance with our Approval Policy for Independent Auditor Services (Approval Policy) and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm’s core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $350,000. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2019 were approved or pre-approved by the Audit Committee in accordance with the Approval Policy.
The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2020 fiscal year.

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Audit Committee Report

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our director independence standards and applicable rules of the SEC. The Committee operates under a written charter that specifies the Committee’s responsibilities. The full text of the Committee’s charter is available in the Investors area of our website at http://investors.ryder.com, on the Governance page. The Audit Committee members are not auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.
The Audit Committee oversees Ryder’s financial reporting process on behalf of the Board. Ryder’s management has the responsibility for preparing the consolidated financial statements, for establishing and maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. Ryder’s independent registered certified public accounting firm is responsible for performing an integrated audit of Ryder’s annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the PCAOB and expressing opinions on (1) whether the financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Ryder in conformity with accounting principles generally accepted in the United States and (2) whether Ryder maintained effective internal control over financial reporting based on criteria established in “Internal Control - Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and management’s assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of Ryder’s accounting principles and such other matters as are required to be discussed with the Committee by the applicable requirements of the PCAOB and the rules of the SEC. In addition, the Committee has discussed the independent registered certified public accounting firm’s independence from Company management and Ryder with the firm, reviewed the written disclosures and letter from the independent registered certified public accounting firm required by applicable requirements of the PCAOB regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the independent registered certified public accounting firm’s independence.
The Committee discussed with Ryder’s internal auditor and representatives of the independent registered certified public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditor and representatives of the independent registered certified public accounting firm, with and without management present, to discuss the results of their audits; their evaluations of Ryder’s internal control, including internal control over financial reporting; and the overall quality of Ryder’s financial reporting.
In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of Ryder’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2019, filed by Ryder with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as Ryder’s independent registered certified public accounting firm for the 2020 fiscal year.
Submitted by the Audit Committee of the Board.

Robert A. Hagemann (Chair)	Tamara L. Lundgren	David G. Nord	Abbie J. Smith	Hansel E. Tookes, II

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Security Ownership of Officers and Directors

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table shows the number of shares of common stock beneficially owned as of February 28, 2020 (unless otherwise indicated in the footnotes to this table), by each director and each executive officer named in the Summary Compensation Table herein individually and all directors and executive officers as a group. Unless otherwise indicated, the mailing address of everyone is c/o Ryder System, Inc., 11690 N.W. 105th Street, Miami, Florida 33178. The following information is based upon information provided to us or filed with the SEC by the shareholders. Biographical information for Ryder’s executive officers can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2020.

Name of Beneficial Owner	Total Shares Beneficially Owned(1)	Percent of Class(2)	Of the Total Shares Beneficially Owned, Shares Which May Be Acquired Within 60 days (3)
Robert E. Sanchez(4)(5)	718,409	1.3%	569,515
Dennis C. Cooke(6)	100,634	*	100,634
John J. Diez	97,493	*	81,240
Robert J. Eck(4)	19,715	*	17,815
Robert D. Fatovic(4)(5)	154,273	*	112,331
Art A. Garcia(7)	134,752	*	119,317
Robert A. Hagemann	13,670	*	10,566
Michael F. Hilton	15,477	*	15,477
Tamara L. Lundgren	14,514	*	10,046
Luis P. Nieto, Jr.	24,708	*	24,708
David G. Nord	9,255	*	7,255
Scott T. Parker	12,500	*	-
J. Steven Sensing	79,139	*	70,852
Abbie J. Smith(5)	51,933	*	35,731
E. Follin Smith	32,668	*	28,114
Dmitri L. Stockton	6,335	*	6,335
Hansel E. Tookes, II	41,591	*	36,472
Directors and Executive Officers as a Group (21 persons)(4)(5)	1,484,494	2.6%	1,184,758

*
Represents less than 1% of our outstanding common stock, based on the 53,949,297 shares outstanding of the Company's common stock on February 28, 2020, plus any shares that person could acquire upon the exercise of any other rights exercisable on or before April 28, 2020.

(1)
Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (Exchange Act).

(2)	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.

(3)
Includes total vested but unexercised options to purchase common stock held in the accounts of our executive officers as wells as restricted stock units granted to our directors that will be delivered upon the director's departure from the Board, which shares vest upon grant following a director's first year of service on the Board.

(4)
Includes shares held through a trust, jointly with their spouses or other family members or held solely by their spouses, as follows: Mr. Sanchez, 15,193 shares; Mr. Eck, 1,900 shares; Mr. Fatovic, 2,500 shares; and all directors and executive officers as a group, 20,098 shares.

(5)
Includes shares held in the accounts of executive officers pursuant to our 401(k) plan and deferred compensation plan and shares held in the accounts of directors pursuant to our deferred compensation plan as follows: Ms. A. Smith, 12,735 shares; Mr. Sanchez, 27,548 shares; and Mr. Fatovic, 18,936 shares; and all directors and executive officers as a group, 59,283.

(6)
Reflects Mr. Cooke's beneficial ownership as of November 30, 2019, the date on which he departed from his position as President, Global Fleet Management Solutions. Mr. Cooke's share ownership is not included in the total number of shares owned by all directors and executive officers as a group.

(7)
Reflects Mr. Garcia's beneficial ownership as of April 5, 2019, the date on which he departed from his position as Executive Vice President and Chief Financial Officer. Mr. Garcia's share ownership is not included in the total number of shares owned by all directors and executive officers as a group.

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Security Ownership of Certain Beneficial Owners

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class(4)
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,454,612	10.11%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	5,085,019	9.43%
Pzena Investment Management, LLC (3) 320 Park Avenue, 8th Floor New York, NY 10022	3,265,330	6.05%

(1)
Based on the most recent SEC filing by BlackRock, Inc. on Schedule 13G/A dated February 4, 2020. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 5,211,903; shared voting power 0; sole dispositive power 5,454,612; and shared dispositive power 0.

(2)
Based on the most recent SEC filing by The Vanguard Group, Inc. on Schedule 13G/A dated February 12, 2020. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power 26,831; shared voting power 13,020; sole dispositive power 5,052,058; and shared dispositive power 32,961.

(3)
Based on the most recent SEC filing by Pzena Investment Management, LLC on Schedule 13G dated January 27, 2020. Of the total shares show, the nature of beneficial ownership is as follows: sole voting power 2,795,938; shared voting power 0; sole dispositive power 3,265,330; and shared dispositive power 0.

(4)
The ownership percentages set forth in this column are based on the 53,949,297 shares outstanding of the Company's common stock on February 28, 2020, and the assumption that each person listed above owned the number of shares reflected above on such date.

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Compensation Discussion and Analysis Summary

COMPENSATION DISCUSSION AND ANALYSIS SUMMARY
The Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, our compensation-setting process, our 2019 compensation program design and the earned awards for our named executive officers. As discussed in Proposal 3 on page 59, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs. In deciding how to vote, we recommend that you review this Compensation Discussion and Analysis section with particular focus on:

•	Our compensation philosophy, which aims to align executive action with the best long-term interests of shareholders;

•	Our 2019 compensation program actions and pay-for-performance profile; and

•	The design of our programs based on input from our shareholders.
In 2019, our named executive officers, or NEOs, were:

Robert E. Sanchez	Chair and Chief Executive Officer (CEO)
Scott T. Parker	Executive Vice President and Chief Financial Officer (April 5, 2019 - Present)
Art A. Garcia	Former Executive Vice President and Chief Financial Officer (through April 5, 2019)
John J. Diez	President - Global Fleet Management Solutions (August 29, 2019 - Present)
J. Steven Sensing	President - Global Supply Chain Solutions and Dedicated Transportation Solutions
Robert D. Fatovic	Executive Vice President and Chief Legal Officer & Corporate Secretary
Dennis C. Cooke	Former President - Global Fleet Management Solutions (through August 29, 2019)

EXECUTIVE SUMMARY
Our executive compensation program reflects the Company's commitment to pay for performance and to strongly align the interests of the Company's leadership with those of our shareholders, while appropriately incentivizing and retaining our high-quality executives. The Company's executive compensation program is designed to encourage our executives to take actions that support the Company's short-term financial goals and ensure strong shareholder value creation over the long-term. This executive summary provides an overview of 2019 Company performance and the alignment between our pay and our performance.
2019 Company Performance

Metric	2019 Results	2019 O/(U) 2018	Metric	2019 Results	2019 O/(U) 2018
Total Revenue	$8.9B	6%	FMS Operating Revenue*	$4.8B	8%
Operating Revenue*	$7.2B	8%	SCS Operating Revenue *	$1.9B	6%
EPS	$(0.45) **	NM **	DTS Operating Revenue*	$1.0B	12%
Comparable EPS*	$1.01 **	(83)% **	Adjusted Return on Capital*	1.9% **	(330	)bps	**
NM - Not Meaningful

5 Year Operating Revenue*

$5.6 B
$5.8 B
$6.0 B
$6.7 B
$7.2 B
2015
2016
2017
2018
2019

In 2019, the Company continued to experience solid growth. SCS and DTS returns were strong in 2019. We expect that the new FMS lease business will ultimately deliver good returns for the shareholders. EPS declined significantly due to lower residual value estimates on the Company’s entire fleet of vehicles caused by a decline in the used vehicle sales market and the Company’s outlook for the expected near-term vehicle market.
___________
* Operating revenue for the Company and its FMS, SCS and DTS business segments, comparable EPS from continuing operations and adjusted return on capital (ROC) are non-GAAP financial measures. For a reconciliation of total revenue to operating revenue for the Company and each business segment; a reconciliation of GAAP EPS to comparable EPS; and a reconciliation of the non-GAAP elements of our adjusted ROC calculation to the corresponding GAAP measures, as well as the reasons why management believes these measures are useful to shareholders, refer to the “Non-GAAP Financial Measures” section on pages 53-60 of our Form 10-K for the year ended December 31, 2019.
** During 2019, the Company lowered the residual value estimates on its fleet due to declining market conditions which had a significant negative impact on comparable EPS.

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Compensation Discussion and Analysis Summary

Pay for Performance
At-Risk Pay. Consistent with our compensation goals and philosophy, our executives' direct compensation package comprises base salary, an annual cash incentive award, and a long-term performance-based equity award. The chart below illustrates the Company's commitment to our pay for performance philosophy and shareholder alignment, showing that for 2019, approximately 86% of our CEO's target total direct compensation was “at risk” with a heavy weighting on long-term performance goals.

CEO Target Pay Mix 2019 (1)

Base Salary
14%
At Risk
Compensation
86%
Annual Cash
Incentive
20%
LTIP
66%

(1) The percentages in the chart above were determined using: (1) actual 2019 salaries as reported in the Summary Compensation Table; (2) 2019 target payout opportunities under the annual cash incentive awards; and (3) 2019 target long-term incentive program (LTIP) opportunities.
Cash Incentive. As described under “2019 Annual Cash Incentive Award Targets Established” beginning on page 35, in 2019, annual cash incentive awards were earned primarily based on Ryder's performance with respect to comparable earnings per share from continuing operations (EPS) (60%) and operating revenue (40%). The performance targets and the results for 2019 as determined by the Committee in the first quarter of 2020, are each described under “2019 Annual Cash Incentive Award Targets Established” beginning on page 35. Individual payout amounts are set forth under “Earned 2019 Annual Cash Incentive Awards”on page 36. Comparable EPS and operating revenue are non-GAAP financial measures. For a reconciliation of GAAP EPS to comparable EPS and total revenue to operating revenue for the Company, as well as the reasons why these measures are useful to shareholders, refer to the “Non-GAAP Financial Measures” section on pages 53-60 of our Form 10-K for the year ended December 31, 2019.
2019 Long-Term Incentive. As further described under “2019 Long-Term Incentive Program (LTIP) Grants” beginning on page 37, 2019 long-term incentive awards were granted in the form of performance-based restricted stock rights (PBRSRs) (60%), options (20%) and time-vested restricted stock rights (TVRSRs) (20%). For 2019, reflecting the Board's belief that long-term shareholder value is best attained by a combination of growth and strong returns on capital, PBRSRs can be earned from 0% to 200%, with half of each award based on adjusted return on capital over cost of capital spread (ROC/COC spread) and half based on strategic revenue growth. In addition, a total shareholder return (“TSR”) modifier can impact the payouts of PBRSRs positively or negatively up to a maximum of 15% based on the Company's TSR relative to a custom peer group at the end of the three-year performance period. If the Company’s TSR is negative, no positive modifier will be applied even if the TSR result is above the median of the custom peer group.
The PBRSRs awards granted in 2019 will vest in February 2022 after performance results for the performance period are reviewed and approved by the Compensation Committee.
Realized Pay and Alignment on Pay for Performance
Our executive compensation program is designed so that a significant portion of the total compensation granted to our Chair and CEO, Mr. Sanchez, consists of “at-risk” equity awards that are closely tied to metrics intended to drive the Company’s strategic and financial performance. His total compensation as reported in the Summary Compensation Table (SCT) is not always reflective of his realized compensation in any given year. The divergence arises because his compensation as reported in the SCT reflects the fair value of equity awards at the time of grant in accordance with accounting guidance (as described in the SCT). The SCT does not reflect the actual value realized from the vesting of equity grants during 2019 reflecting achievement of the relevant performance metrics. In addition, the SCT reflects a theoretical value of options granted in the year as opposed to a realized pay calculation which takes into account the value of options exercised during the year, calculated by subtracting the exercise price from the share price at the date of exercise.
The Compensation Committee believes that Mr. Sanchez's realized pay over a multi-year period is useful information in understanding the alignment between his pay, our Company performance and shareholder returns. The chart below shows Mr. Sanchez's realized pay for the 2017-2019 period, as compared to his reported pay from the SCT (on pages 46-47) and the Company's TSR during such period.

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Compensation Discussion and Analysis Summary

CEO Pay vs. Performance
(Summary Compensation Table Pay and Realized Pay Relative to TSR*)
Compensation (in Millions)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$100.00
$115.90
$68.40
$80.30
$6.2
$4.3
$7.4
$4.0
$6.6
$3.0
2016
2017
2018
2019
Summary Compensation Table
Realized Pay
TSR

*TSR illustrates the total shareholder return on Ryder's common stock as of December 31, 2017, 2018 and 2019, assuming $100 was invested on December 31, 2016 and assuming reinvestment of dividends.
Mr. Sanchez's realized compensation consisted of the following elements:

Year	Salary ($)	Stock Awards (1) ($)	Option Exercises (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (4) ($)	Total Realized Pay ($)
2019	870,468	1,177,562	—	501,247	196,915	278,788	3,024,980
2018	820,080	673,595	679,405	1,595,259	—	190,013	3,958,352
2017	804,000	1,249,158	605,274	1,309,625	101,879	218,186	4,288,122

(1)	Represents value of stock awards that vested in the respective year using the closing stock price on the vesting date.
(2)	Represents market value less exercise price of options exercised in the respective year.
(3)
Represents actual annual bonus earned for the respective year plus performance-based cash earned related to the performance period of the respective year. Grants of performance-based cash were discontinued in 2017.

(4)	As reported in the Summary Compensation Table.
As demonstrated above, Mr. Sanchez's realized compensation was lower than his reported compensation for each of the periods shown, which is generally consistent with a decline in the Company's TSR during the same period. Realized compensation was significantly impacted during this period as PBRSRs that vested during this period had below-target payouts and vesting stock had a significantly lower value upon vesting due to the decline in share price. In addition, the option grants were underwater and had no intrinsic value due to a decline in the share price since the grant date.

The discussion and table above are not intended to be a replacement or substitute to the mandated SCT, but rather provide a perspective that the Committee considered on the relationship between Mr. Sanchez's reported compensation, realized compensation and Company stock performance.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
Our primary goal is to design compensation programs that will attract, retain and motivate high-quality executives who possess diverse skills and talents. We believe these compensation programs, together with a workplace culture that drives engagement, accountability and innovation, enable Ryder to meet its strategic objectives and ultimately increase the value of our shareholders' investment in the Company.

Our compensation program has five key goals:
▶
Attracting and Retaining Talent
Offer an executive compensation program that allows us to utilize and adjust compensation elements in order to deliver market competitive compensation and reward performance.

▶
Encouraging Shareholder Alignment
Align the interests of our executives with our shareholders by tying a significant portion of executive compensation to Company performance through the use of complementary pay elements, including significant equity-based compensation.

▶
Encouraging Firmwide Orientation
Balance the short- and long-term interests of our shareholders so that our executives are appropriately encouraged and rewarded for actions that are in the best interests of our Company as a whole and to drive collaboration.

▶
Encouraging Appropriate Risk-Taking
Provide incentives to executives that will promote long-term, sustainable, profitable growth with good returns on capital and thereby encourage appropriate risk-taking.

▶	Paying for Performance Reward each named executive officer's individual performance, contribution and value to Ryder.

2019 EXECUTIVE COMPENSATION PROGRAM
The 2019 compensation structure for our NEOs emphasizes “at-risk” compensation that is earned only upon achievement of performance goals. We also provide competitive severance and change of control arrangements to ensure that the executive will act in the best interests of the shareholders rather than avoiding a value-creating transaction for shareholders that could result in termination of an individual executive's employment. The actual compensation mix and value for each NEO may vary based on job responsibilities, market competition for the position, an individual's experience, past performance and contributions, compensation history, tenure, long-term potential and succession planning, and strategic needs.
The following chart illustrates the principal elements and design of Ryder's executive compensation program in 2019.

Base Salary
+
Annual Cash Incentive Awards
60%
Comparable Earnings Per Share (EPS)
40%
Operating Revenue
+
Long Term Incentive Program
60%
Performance-Based Restricted Stock Rights (PBRSRs) (3 year cliff vesting)
50%
Return on Capital/ Cost of Capital Spread (3 year fixed performance period)
50%
Strategic Revenue Growth (3 year fixed performance period)
Modifier: +/- up to 15% based on TSR v. Custom Peer Group
20%
Stock Options (3 year ratable vesting 10 year term)
20%
Restricted Stock Rights (TVRSR) (3 year ratable vesting)
=
Total Direct Compensation

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Compensation Discussion and Analysis

Actual 2019 Compensation
The chart and the descriptions below explain the components of our 2019 compensation program, how they align with our strategy and how the Compensation Committee (the "Committee") determined compensation levels for 2019.

	Settled in	Target Established	Payout Linked to Strategy/Growth	Additional Information
Base Salary	Cash	• Set based on experience, market, performance, tenure, responsibility and succession potential	• Competitively set to recruit and retain top talent	• Reviewed annually based on market positioning and individual qualifications
Annual Cash Incentive	Cash	• Target value approved at the beginning of the fiscal year based on market data for each position	• Comparable EPS is a key annualized measure of profitability • Operating revenue reflects progress against strategic and operational goals	• Payouts range from 0-200% of target • Earned based on Company performance on financial metrics and individual performance
PBRSRs	Stock	• Target grant value established at start of a three-year cycle • Based on market data, level of responsibility, and desired pay mix
• ROC/COC spread measures efficient capital management and returns on shareholders' investment
• Strategic revenue growth measures progress against long-term strategic growth goals of the more profitable business
• TSR modifier of +/-15% measures stock performance against peer group

• Minimum performance threshold required for any payout
• Cliff vests after three-year performance period
• Payouts range from 0-200%
• Denominated and settled in stock
• No positive modification if actual TSR is negative

Stock Options	Stock	• Granted at start of a three-year cycle • Grant value based on market data, level of responsibility, and desired pay mix	• Stock price appreciation aligned to shareholder interests	• 10-year term • Vests ratably over three years
TVRSRs	Stock	• Granted at start of a three-year cycle • Target grant amount based on market data, level of responsibility, and desired pay mix	• Provides link to market-based outcomes	• Vests ratably over three years • Denominated and settled in stock
Base Salary
Base salary is paid in cash and is the sole fixed component of an executive’s total direct compensation. In determining the base salaries of each of our NEOs, the Committee considers his or her experience, performance, tenure and responsibility. In its overall assessment, the Committee also considers the following factors (without assigning any specific weighting to any individual factor):
• annual merit increase paid to all other Ryder employees;
• demand in the labor market for the particular executive position; and
• succession planning implications.
2019 Annual Cash Incentive Award Targets Established
Our 2019 executive annual cash incentive awards were designed to reflect both Company and individual performance. In structuring our annual cash incentive awards, early in 2019, the Committee set target payout opportunities for each executive. For 2019, the target payout opportunity remained unchanged for each of our NEOs: at 150% of base salary for Mr. Sanchez; 100% of base salary for Mr. Parker, Mr. Sensing, Mr. Diez and Mr. Cooke; and, 80% of base salary for Mr. Fatovic and Mr. Garcia. Earned awards can range from 0% to 200% of target. Mr. Garcia retired in April 2019 and Mr. Cooke left the Company in November 2019, and they each received an annual cash incentive award, pro-rated for the time served in 2019, per the terms of their respective severance agreements.
Given the Company's continued focus on earnings and revenue growth in 2019, the Committee continued to use comparable EPS and operating revenue (weighted 60% and 40%, respectively) as the 2019 financial performance metrics for all NEOs. The intention was to set annual revenue and earnings targets which incorporate growth in key revenue and earnings components and which reflected the expected economic environment for more cyclical parts of the business. The Committee

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Compensation Discussion and Analysis

has discretion to adjust reported results for these metrics to ensure that they properly reflect the results participants in our annual cash incentive program achieve during the performance year and are not impacted, positively or negatively, by certain items, including non-recurring or non-operational items.

▶ Comparable EPS (a non-GAAP financial measure) is defined as earnings per share from continuing operations excluding non-operating pension costs and other significant items not representative of our business operations.
▶ Operating Revenue (a non-GAAP financial measure) is defined as total revenue for the Company excluding any (1) fuel and (2) subcontracted transportation. We exclude these two components because they may be volatile without having any impact on earnings. The operating revenue used by the Committee is consistent with the operating revenue in Ryder press releases and public presentations.

Consistent with the Committee's desire to strike an appropriate balance between our growth and return objectives and in light of challenging macroeconomic conditions in our asset-based businesses, the Committee established 2019 comparable EPS and operating revenue targets higher than those set in 2018, based on the Company's 2019 internal business plan. The 2019 targets required management to grow significantly in strategic areas and assumed moderate growth in the US economy and plateauing used vehicle prices. The Committee has discretion to adjust payouts based on individual performance.
Earned 2019 Annual Cash Incentive Awards
Our 2019 actual comparable EPS was $1.01, and actual operating revenue was $7.2 billion.
The Committee approved an adjustment for plan participants, other than the CEO, to the 2019 comparable EPS performance results (from 0% payout at actual comparable EPS to 66% of target), as permitted under the Annual Cash Incentive Award Plan. This adjustment increased the total annual cash incentive plan payout to 78% of target versus a payout of 38% of target without any adjustment. As background on the adjustment, in the third quarter of 2019, the Company reduced residual value estimates of its power fleet (which increased depreciation expense) due to the deteriorating external used vehicle sales market conditions, which were not anticipated when the Company's 2019 internal business plan and related incentive targets were developed. Because the decline in market conditions was so significant and beyond the control of the Company’s employees, the Committee determined to exclude the $4.19 per share impact of the residual value estimate change (most of which would have been recognized in future periods) from the calculation of the 2019 comparable EPS results for plan participants, in order to provide some level of relief to employees who could not influence residual values but otherwise performed well for the year. In 2019, the Company had record lease fleet growth and the cash returns on the leases in this portfolio are projected to be at or above our target return even taking into account the depressed used vehicle sales environment. SCS and DTS had very strong results excluding the drag of the residual value changes. This total annual cash incentive plan payout is still significantly below target primarily due to the impact from used vehicle sales losses in the first half of 2019 and a softer than planned rental market. Our CEO asked that the Committee not make this adjustment for his award and, accordingly, Mr. Sanchez will receive no payout under the comparable EPS metric for 2019, and his total annual cash incentive plan payout will be 38%. Please see Exhibit 99.1 of Form 8-K filed on October 29, 2019 and the Form 10-K filed on February 27, 2020 for additional information regarding this residual value change. This residual value estimate change will be built into our annual cash incentive award targets going forward.
The following chart sets forth actual 2019 results for each of the performance metrics, as adjusted, and the payout calculation based on these results:

Performance Metric	2018 Results	2019 Threshold (25% Payout)	2019 Target (100% Payout)	2019 Maximum (200% Payout)	Weight	2019 Results		2019 Payout (% of target)
Comparable EPS (1)	$5.95	$3.80	$6.34	$7.04	60%	$5.20	(2)	66.0%
Operating Revenue (1) (in millions)	$6,698	$6,191	$7,283	$7,647	40%	$7,224		96.0%
Earned Payout (weighted)								78.0%
____________
(1) Comparable EPS and operating revenue are non-GAAP financial measures. For a reconciliation of GAAP EPS to comparable EPS and total revenue to operating revenue for the Company, as well as the reasons why these measures are useful to shareholders, refer to the “Non-GAAP Financial Measures” section on pages 53-60 of our Form 10-K for the year ended December 31, 2019.
(2) Reflects Committee adjustment of $4.19 for residual value estimate change described above.

The Committee reviews the initial payout calculation for each NEO, using the methodology described above. The Committee then has the discretion to adjust the NEO's payout upwards or downwards. In determining whether to make any adjustments, the Committee considers the following factors: performance relative to furthering the Company’s strategic initiatives; internal leadership; business development and achievement of other business goals; risk management; talent development; sustainability/

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Compensation Discussion and Analysis

corporate responsibility goals; financial management and regulatory and compliance results. However, no specific individual goals are established or assessed.

The Committee determined to pay 2019 annual cash incentive awards consistent with our payout results above for each NEO and did not further adjust any awards based on individual performance once the payout was calculated (as described above, Mr. Sanchez declined a payout under the comparable EPS metric). The following chart sets forth the earned 2019 annual cash incentive award for each of our NEOs:

Name	Target 2019 Award ($)	Actual 2019 Payout ($)	% of Target
Robert E. Sanchez	1,305,602	501,247	38%
Scott T. Parker	575,000	449,627	78%
Art A. Garcia	131,507	102,833*	78%
John J. Diez	536,888	419,825	78%
J. Steven Sensing	528,532	413,291	78%
Robert D. Fatovic	397,214	310,606	78%
Dennis C. Cooke	526,439	411,654*	78%
*Mr. Garcia's and Mr. Cooke's pro-rata bonus is reported within Severance-Related Payments disclosed in footnote 4 of the Summary Compensation Table.
2019 Long-Term Incentive Program (LTIP) Grants
The LTIP awards granted in early 2019 were designed to align the interests of our NEOs with those of our shareholders by directly linking awards with three-year Company performance. Long-term incentives are in the form of equity-based awards, including performance-based restricted stock rights (PBRSRs), stock options and time-vested restricted stock rights (TVRSRs), each of which ties realized compensation to the performance of the Company's common stock. As discussed in further detail below, we have also established minimum stock ownership requirements for our executives.
In 2019, the Committee considered a variety of factors in establishing the LTIP target value for each individual, including overall compensation relative to peers and market benchmarks, the NEO’s role, responsibilities and performance, the NEO’s long-term potential, retention risk, and the value of the NEO’s outstanding equity awards. Once LTIP target values were set, the LTIP awards were granted in the form of PBRSRs (60%), stock options (20%), and TVRSRs (20%). The Committee believes that this award mix appropriately encourages long-term equity ownership, promotes a balance between stock-based and financial-based achievements, and aligns the interests of the NEOs with the Company's risk profile and the interests of our shareholders. The 2019 LTIP target values for each of our NEOs, and the values and amount of PBRSRS, stock options, and TVRSRs in which 2019 LTIP target awards were granted, are as follows:

NEO	2019 LTIP Target Value ($)	PBRSRs (1) ($)	Stock Options (2)(3) ($)	TVRSRs (4) ($)
Robert E. Sanchez	4,300,000	2,579,988	860,002	859,996
Scott T. Parker	—	—	—	—
Art A. Garcia	—	—	—	—
John D. Diez	950,000	569,991	189,999	189,978
J. Steven Sensing	950,000	569,991	189,999	189,978
Robert D. Fatovic	850,000	509,986	169,995	169,995
Dennis C. Cooke(5)	1,350,000	810,011	270,002	270,023

(1)
The number of PBRSRs granted in 2019 for each of the NEOs is as follows: Mr. Sanchez, 44,544 shares; Mr. Diez, 9,841 shares; Mr. Sensing, 9,841 shares; Mr. Fatovic 8,805 shares and Mr. Cooke, 13,985 shares.

(2)
The number of stock options granted in 2019 for each of the NEOs is as follows: Mr. Sanchez, 73,259 options; Mr. Diez, 16,185 options; Mr. Sensing, 16,185 options; Mr. Fatovic, 14,481 options and Mr. Cooke, 23,000 options.

(3)
Stock options were issued with an exercise price of $57.92, the closing price of our common stock as reported by the NYSE on the grant date, February 8, 2019. The grant date fair value of the option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period.

(4)
The number of TVRSRs granted in 2019 for each of the NEOs (excluding Mr. Diez's retention award and Mr. Parker's inducement award) is as follows: Mr. Sanchez, 14,848 shares; Mr. Diez, 3,280 shares; Mr. Sensing, 3,280 shares; Mr. Fatovic 2,935 shares and Mr. Cooke, 4,662 shares.

(5)	Mr. Cooke left the Company on November 30, 2019 and the 2019 LTIP grant was forfeited.
PBRSRs
PBRSRs granted in 2019 vest at the end of a three-year performance period and are earned from 0% to 200% of target, with 50% of each award based on the attainment of an improved spread between the actual adjusted return on capital and the cost of capital

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Compensation Discussion and Analysis

(ROC/COC spread) and 50% based on the attainment of a three-year compound average growth rate (CAGR) in strategic revenue by 2021. The Committee believes attainment of these two metrics over time should result in strong shareholder returns. Both goals were set at the beginning of the three-year period and achievement will be measured at the end of the three-year period. In addition, the LTIP includes a TSR modifier that will impact the PBRSR payouts positively or negatively up to 15% depending on Ryder's TSR relative to the TSR of a custom peer group, as described below. Even if Ryder's relative TSR is above the median, no positive TSR modifier will be applied if Ryder's absolute TSR is negative. In addition, the TSR modifier cannot increase the total payout of PBRSRs beyond 200%. The Committee has the discretion to adjust the results for these metrics to ensure that they properly reflect the results participants in our LTIP achieve during the performance period and are not impacted, positively or negatively, by certain factors that may be unanticipated, non-recurring or non-operational in nature.
Stock Options
Stock options under the LTIP vest in three equal annual installments and expire ten years from the grant date. The exercise price is set as the closing price of our common stock on the grant date. We consider stock options to be performance-based compensation because they only provide value to the extent that the Company's stock price has increased above the grant price.
TVRSRs
TVRSRs under the LTIP vest in three equal annual installments subject to continued employment and are denominated and settled in stock. We believe that stock ownership further aligns the financial interests of our NEOs with our shareholders and supports retention.
Dividend equivalents accrue on PBRSRs and TVRSRs during the vesting period and are only paid upon and subject to vesting.
PBRSR Performance Metrics
▶ROC/COC Spread represents the difference between adjusted return on capital (ROC) and the weighted average cost of capital (COC). The Company's adjusted ROC is defined as the Company's net (after-tax) earnings from continuing operations, excluding restructuring and other items (which are the same items adjusted from comparable earnings as disclosed in our SEC filings), as a percentage of the sum of the Company's 12 month average (i) debt and (ii) shareholders' equity. In early 2019, the Committee established a target ROC/COC spread which required significant improvement by 2021. The Committee also established a spread threshold which must be attained before any payout is made and a spread above which no increases in payout would result (maximum spread). The Committee took into account the Company's business plan when setting the three-year target. The three-year target is intended to be consistent with the Company's publicly disclosed three-year target. If the Company's ROC/COC spread falls above the threshold and between the measuring points, the ROC/COC spread accrual percentage will be determined proportionally between the measuring points. The Committee believes that using ROC/COC spread as one of our LTIP performance metrics ensures that management maintains appropriate focus on capital efficiency and improving returns on shareholders' investment across all of the Company's business segments.
▶Strategic Revenue Growth measures the compounded annual growth rate (CAGR) of certain revenue that is foundational to the Company's long-term profitable growth strategy. The calculation of strategic revenue growth includes contractual revenue from all business lines, transactional maintenance and all new product revenue. The Company's three-year strategic revenue CAGR is determined by the Committee at the end of the performance period against a maximum three-year strategic revenue CAGR, target three-year strategic revenue CAGR and a threshold three-year strategic revenue CAGR. The Committee takes into account the Company's business plan when setting the three-year target. If the Company's three-year CAGR falls above threshold and between the measuring points, the three-year CAGR accrual percentage for the performance period will be determined proportionally between the measuring points. Any fractional PBRSR resulting from accrual of the PBRSRs shall be rounded down to the nearest whole number. The Company believes that the three-year CAGR target is a rigorous measure of sustained strategic revenue growth.
▶TSR is determined based on the Company's TSR relative to the TSR of the companies in our custom peer group. TSR is calculated for Ryder and each peer company based on the percentage change in Ryder's stock price from the average closing price of the last ten trading days prior to the beginning of the relevant performance period to the average of the last ten trading days prior to the end of the relevant performance period, assuming reinvestment of dividends. The custom peer group for 2019 consists of 26 companies plus Ryder: the 13 companies in Ryder’s 2019 Industry Peer Group plus 13 additional related companies (provided in the chart below) that are subject to similar market conditions and economic recovery cycles as Ryder. At the end of the three-year performance period, the companies in the custom peer group will be sorted by TSR performance, and the 25th, 50th and 75th percentiles of the custom peer group are calculated. Ryder's TSR performance is compared to the TSR of the companies in the custom peer group. The number of accrued PBRSRs will then be adjusted up or down by a percentage based on the TSR relative percentile rank as shown below; provided, however, that (i) in no event will the TSR modifier adjustment result in payout of more than 200% of the target PBRSRs and (ii) even if the Company's TSR rank is above the 50th percentile, no positive TSR modifier will be applied if the Company's absolute TSR is negative.

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Compensation Discussion and Analysis

Ryder TSR Relative Percentile Rank to Peer Companies	TSR Modifier
At and above 75th percentile	+15%
At and between 50th and 75th percentile	+5%
Between 50th and 25th percentile	-5%
Below 25th percentile	-15%
Peer Group
The Committee references 2 groups of companies when establishing executive compensation:

•
The Compensation Peer Group is a group of 13 companies who are in similar industries and in a size range approximating Ryder's size. The pay of the NEOs at these companies serves as one input for determining target pay levels for our NEOs.

•
The relative TSR group includes the compensation peer group plus a number of companies who are too large to serve as compensation peers for our NEOs, but whose stock price performance is very relevant as a benchmark for Ryder's stock price performance because these companies operate in the markets in which we compete and because the companies are viewed as comparable by investors.

2019 Relative TSR Group
Compensation Peer Group		Additional Performance Peer Companies
1.	Avis Budget Group, Inc.	1.	Amerco (U-Haul)
2.	C. H. Robinson Worldwide, Inc.	2.	Arc Best Corporation (Arkansas Best Corporation)
3.	CSX Corporation	3.	FEDEX Corporation
4.	Expeditors International of Washington, Inc.	4.	Forward Air Corporation
5.	GATX Corporation	5.	Navistar International Corp.
6.	Hertz Global Holdings, Inc.	6.	PACCAR International
7.	Hub Group, Inc.	7.	Rush Enterprises, Inc.
8.	J.B. Hunt Transport Services Inc.	8.	Saia, Inc.
9.	Knight-Swift Transportation Holdings Inc.	9.	Trinity Industries, Inc.
10.	Landstar System, Inc.	10.	Triton International
11.	Old Dominion Freight Line, Inc.	11.	United Parcel Service Inc.
12.	United Rentals, Inc.	12.	Universal Logistics Holdings, Inc.
13.	XPO Logistics, Inc.	13.	Werner Enterprises, Inc.

2017 LTIP Grants and Payouts for 2017-2019 Plan Period
Our 2017 long-term incentive awards included grants of options (40%) and PBRSRs (60%). PBRSRs granted to NEOs prior to 2018 were based on our prior plan performance metrics, 50% based on relative TSR and 50% based on ROC performance. Adjusted ROC is defined in the “PBRSR Performance Metrics” section on page 38. For grants in 2017, the overall three-year performance period is segmented into three performance periods of one, two and three years (for relative TSR) and three one-year performance periods (for ROC performance).

For the 2017-2019 grant, 50% of the PBRSRs were earned based on relative TSR performance as described below:
▶
a threshold level, below which no award for the TSR performance metric will be earned, and at which 30% of the award for the TSR performance metric will be earned if Ryder's TSR ranks twentieth among the 26 companies in our custom peer group;

▶	a target level, at which 100% of the award for the TSR performance metric will be earned if Ryder's TSR ranks thirteenth among the 26 companies in our custom peer group; and
▶	a maximum level, at which 150% of the award for the TSR performance metric will be earned if Ryder's TSR ranks in the top three among the 26 companies in our custom peer group.
Awards were earned proportionately between threshold and target performance levels and between target and maximum performance levels.
▶	1/3 are earned based on performance results for Year 1 of the performance period (for 2017 LTIP awards, January 2017 through December 2017);
▶	1/3 are earned based on performance results through Year 2 of the performance period (for 2017 LTIP awards, January 2017 through December 2018); and
▶	1/3 are earned based on performance results through Year 3 of the performance period (for 2017 LTIP awards, January 2017 through December 2019).

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Compensation Discussion and Analysis

The other 50% of the PBRSRs were earned based on ROC performance in each performance period as described below:
▶	a threshold level, below which no award for the ROC performance metric will be earned and at which 25% of the award will be earned;
▶	a target level, at which 100% of the award for the ROC performance metric will be earned; and
▶	a maximum level, at which 150% of the award for the ROC performance metric will be earned.
Awards were earned proportionately between threshold and target performance levels and between target and maximum performance levels.
▶	1/3 are earned based on ROC performance results for Year 1 of the performance period (for 2017 LTIP awards, January 2017 through December 2017);
▶	1/3 are earned based on ROC performance results for Year 2 of the performance period (for 2017 LTIP awards, January 2018 through December 2018); and
▶	1/3 are earned based on ROC performance results for Year 3 of the performance period (for 2017 LTIP awards, January 2019 through December 2019).
At the beginning of each performance period, the Committee set performance targets intended to be attainable but challenging, taking into account the economic conditions in the markets we service and then-prevailing interest rates and costs for equity. The ROC target for 2019 was more challenging than 2018 actual ROC performance. When setting the ROC target for 2019, the Committee took into account the anticipated growth in our more-profitable contractual businesses that we expected would offset the softening of our used vehicle sales. Our targets were set to be both rigorous and achievable absent significant changes in the market to motivate our executives during this phase of the business cycle.
Completed 2017-2019 LTIP Award Period
The three-year performance period for our 2017 long-term incentive awards ended on December 31, 2019, and the Committee assessed our performance in the first quarter of 2020. The following table summarizes performance for all PBRSRs for the 2017-2019 completed performance period.
Performance Results - Completed 2017-2019 LTIP Award Period (PBRSRs)

Performance Measure
ROC Performance (50% Weight)	ROC Target	ROC Results	Percentage Earned
January 2017 - December 2017	4.86%	4.22%	50.5%
January 2018 - December 2018	4.88%	4.92%*	104.1%
January 2019 - December 2019	5.00%	1.93%	0
			51.5%
			(Overall ROC Payout)

Performance Measure
TSR Performance (50% Weight)	Performance Measure	Ryder's Ranking	Percentage Earned
January 2017 - December 2017	TSR vs. Custom Peer Group	19th / 26	40.0%
January 2017 - December 2018	TSR vs. Custom Peer Group	23rd / 26	0.0%
January 2017 - December 2019	TSR vs. Custom Peer Group	25th / 26	0.0%
			13.3%
			(Overall TSR Payout)

Aggregate 2017 - 2019 LTIP Payout of PBRSRs	32.4%
* Amount has not been restated to reflect the impact of the adoption of the new lease accounting standard. Payout calculation based on ROC results reflected above. Our Annual Report on Form 10-K for the year ended December 31, 2019 describes restated financial results.
Realized Compensation
As discussed above, the Summary Compensation Table is not always reflective of realized compensation in any given year. For illustrative purposes, in 2017, Mr. Sanchez was granted an LTIP award valued at approximately $4.1 million, which was comprised of 60% PBRSRs and 40% options. The overall PBRSR payout for the 2017-2019 period was 32.4%. As of December 31, 2019, the options granted in 2017 were underwater and had no intrinsic value. As of December 31, 2019, Mr. Sanchez had realized approximately 19% or $0.8 million of the value of his $4.1 million 2017 LTIP award grant value, primarily driven by a deteriorating used vehicle sales market which had a negative impact on Ryder's return on capital and stock price.

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Compensation Discussion and Analysis

Additional Compensation Actions
On April 5, 2019, Mr. Parker received a one-time equity inducement award valued at $4.8 million in connection with commencement of his employment, the full value of which was intended to make Mr. Parker whole for a majority of the equity compensation that he forfeited when leaving his former employer. The equity inducement award was comprised of 66,430 TVRSRs (valued at $4.3 million) and 37,833 stock options (valued at $500,000) that each vest over three years subject to continued employment (40% vesting after the first year and 30% after each of the second and third years) and was intended to compensate Mr. Parker for the time-vested equity that Mr. Parker forfeited which was scheduled to vest over the next three years. If Mr. Parker leaves the company prior to a vesting date, all unvested stock will be forfeited. The Committee, with the advice of Frederic W. Cook, determined that this inducement grant was reasonable and appropriate given Mr. Parker’s extensive financial and strategic experience and the challenges in identifying a qualified successor with industry expertise in a competitive environment. The equity inducement award was granted as an employment inducement award under New York Stock Exchange Listing Rule 303A.08. Going forward, Mr. Parker will participate in the AIP and LTIP upon the same terms as the other NEOs.
On May 3, 2019, the Committee approved a one-time grant to Mr. Diez in recognition of his exceptional contributions to the Company, to provide key management continuity, and to ensure an adequate talent slate for future management opportunities. Mr. Diez has been with the Company for over 18 years in roles of increasing responsibility, most recently as President of Dedicated Transportation Solutions from March 2015 through August 2019, during which time operating revenue increased by a compounded annual growth rate of 8% and earnings before tax increased by a compounded annual growth rate 13%, and he was promoted to President of the Company’s largest division, Global Fleet Management Solutions in late August 2019. The retention award was in the form of 15,708 TVRSRs (valued at $1,000,000), all of which vest on May 3, 2022, subject to Mr. Diez’s continued employment with the Company through the vesting date. The Committee approves one-time grants sparingly and does not expect the one-time equity award to be a recurring portion of Mr. Diez’s compensation.
In September 2019, Mr. Diez and Mr. Sensing received base salary adjustments of 10% and 5%, respectively, to reflect expansion of their job duties. As previously announced by the Company, in August 2019, Mr. Diez assumed the new role of President - Global Fleet Management Solutions and Mr. Sensing took on additional responsibilities for leadership of the DTS business.
Summary of Executive Compensation Governance Practices
Our executive compensation practices are intended to support the needs of our business, drive performance, and ensure alignment with the short- and long-term interests of our shareholders.

What We Do
✓	Directly link pay with company performance
✓	Use double-trigger change of control provisions for awards granted after May 2017
✓	Use three-year performance periods and targets for long-term performance metrics
✓	Engage an independent compensation consultant
✓	Regularly benchmark executive compensation against an appropriate peer group
✓	Maintain robust stock ownership requirements
✓	Subject performance-based incentive awards to clawback policy
✓	Grant majority of pay in performance-based compensation which is not guaranteed
✓	Engage in a robust target-setting process for incentive metrics
✓	Provide for caps for incentive compensation
What We Don't Do
✗	Provide employment agreements
✗	Provide tax gross ups related to a change of control
✗	Provide excessive perquisites
✗	Reprice underwater stock options without shareholder approval
✗	Grant equity awards below 100% of fair market value or grant options at a discount
✗	Pay dividends or dividend equivalents on unvested PBRSRs or TVRSRs
✗	Permit hedging transactions
✗	Permit pledging activity or use of margin accounts by executives or directors
Compensation Setting Process
The Committee is responsible for making determinations about our executive compensation programs and practices. The Committee's independent compensation consultant, along with management, assist the Committee in making these determinations. Below is an explanation of: (1) the key roles and responsibilities of each group in setting executive compensation; (2) the executive evaluation process; (3) how competitive market data is integrated into the decision-making process; and (4) how shareholder feedback is evaluated.

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Compensation Discussion and Analysis

Role of the Compensation Committee
The Committee is responsible for reviewing and approving, or recommending that the Board approve, all components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Committee. The Committee reviews and recommends the compensation of our CEO to the independent Board members for approval. After considering the CEO's assessment and recommendation for each NEO, the Committee determines and approves the compensation of all other NEOs.
Role of the Independent Compensation Consultant
The Committee has retained Frederic W. Cook as its independent consultant. Frederic W. Cook reports directly to the Committee and provides advice about our compensation program and design, including views on current compensation trends, best practices and peer comparisons. Frederic W. Cook also works with the Committee on a regular basis to provide recommendations and insights on how to make our executive compensation practices and structure more effective. During 2019, Frederic W. Cook supported the Committee in evaluating enterprise and related risk associated with our executive compensation components and plans, as discussed under “Compensation Risks” on page 44, and provided advice regarding director compensation. A consultant from Frederic W. Cook attended all of the Committee meetings in person or by telephone in 2019 and participated in independent director sessions with no management present.
The Committee undertakes an annual review of whether Frederic W. Cook's work as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (1) the provision of other services to the Company by Frederic W. Cook; (2) the amount of fees from the Company paid to Frederic W. Cook as a percentage of Frederic W. Cook's total revenue; (3) Frederic W. Cook's policies and procedures that are designed to prevent conflicts of interest; (4) any business or personal relationship of Frederic W. Cook’s compensation advisers with an executive officer of the Company or any member of the Committee; and (5) any stock of the Company owned by Frederic W. Cook’s compensation advisers. Considering this information, the Committee confirmed that Frederic W. Cook does no other work for the Company and determined that Frederic W. Cook is independent and that its work for Ryder has not raised any conflict of interest.
Role of Management
Our CEO, Chief Human Resources Officer, Vice President-Compensation and Benefits, and Vice President and Deputy General Counsel recommend agendas and develop written background and supporting materials for review at Committee meetings, attend Committee meetings at the Committee's request. They also provide information regarding, and make recommendations about, designs for and changes to our executive compensation programs. Our CEO provides an assessment of each NEO's performance and recommends compensation actions for NEOs other than himself.
Evaluating Performance
Annually, our CEO provides the Committee with his performance assessment and compensation recommendations for each NEO other than himself. The performance assessment includes strengths, areas for development and succession potential and is based on individual performance evaluations conducted by the CEO. Our CEO also reviews each NEO's compensation history and current market compensation data.
At the end of each year, the independent directors begin to conduct a performance review of the CEO. The CEO first provides the independent directors with a self-evaluation relative to his individual goals and objectives. After the directors have reviewed these materials, each independent director completes a comprehensive evaluation questionnaire relating to the CEO's performance. This questionnaire is prepared by the Governance Committee, which is responsible for developing and overseeing the process by which the CEO is evaluated. In addition to evaluating the CEO’s performance with respect to his individual goals and objectives, the questionnaire focuses on the CEO’s performance in developing and executing the Company’s strategic initiatives, leadership of the Company and the Board and relations with stakeholders (including shareholders, customers and employees) and succession planning/talent development.
At the February Committee meeting, the Committee discusses the results of the CEO’s performance review in executive session with only the independent directors in attendance and formulates its recommendations regarding CEO compensation. At the February Board meeting, in executive session without the CEO present, the independent directors evaluate and discuss the CEO’s performance and determine his compensation based on the results of his performance evaluation and the recommendations of the Committee in consultation with the Committee's compensation consultant. The Lead Independent Director and Chair of the Compensation Committee then provide feedback to the CEO on his performance.
Use of Benchmarking
Our Committee compares our executive compensation program to that of our peers to help analyze our executive compensation structure, determine the levels of compensation for our executives, and review our program's effectiveness in attracting and retaining talent.

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Compensation Discussion and Analysis

In evaluating each element of our executive compensation program, the Committee uses benchmark comparisons to peer groups and, particularly when appropriate peer group data is unavailable, to general industry survey data. While there are no public companies that provide the same mix of services as Ryder, the Committee references as one source of input, an Industry Compensation Peer Group of 13 companies operating in similar industries in a similar size range and who compete with Ryder for executive talent. The Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of other companies comprising any particular peer group or survey. The Committee does consider the median compensation of similar executives at the peer companies, both for each compensation component and the total compensation package, as a reference in making compensation decisions.
The Industry Compensation Peer Group for 2019 is comprised of:

1.	Avis Budget Group, Inc.	8.	J.B. Hunt Transport Services Inc.
2.	C. H. Robinson Worldwide, Inc.	9.	Knight-Swift Transportation Holdings Inc.
3.	CSX Corporation	10.	Landstar System, Inc.
4.	Expeditors International of Washington, Inc.	11.	Old Dominion Freight Line, Inc.
5.	GATX Corporation	12.	United Rentals, Inc.
6.	Hertz Global Holdings, Inc.	13.	XPO Logistics, Inc.
7.	Hub Group, Inc.
Shareholder Feedback
The feedback we receive from shareholders through our annual shareholder outreach program and our advisory votes on executive compensation (“say-on-pay”) enhances our understanding of our shareholders’ views. Our Board and senior management remain committed to open and transparent communication and engagement with our shareholders and take all feedback into consideration when evaluating our compensation program design.
We have ongoing conversations with many of our largest shareholders. As an ongoing practice, each year we reach out to at least our top 25 shareholders representing over 50% of shares outstanding to solicit feedback on various topics, including corporate governance practices and executive compensation, among others. During our 2019 engagement, shareholders expressed support for our 2018 changes to our compensation program. In addition to ongoing conversations and formal annual engagement, the Committee also considers the voting outcome of our say-on-pay proposals each year. Over the last two years, our say-on-pay proposals received over 93% support from our shareholders. The Committee believes the 2019 voting results reflect our shareholders’ support of our overall executive compensation program, including the enhancements implemented over the last two years. The Committee values the opinions of our shareholders and will continue to consider shareholder feedback and the outcomes of future say-on-pay votes when designing compensation programs and making compensation decisions for our NEOs. We currently hold a say-on-pay vote every year.

RETIREMENT AND WELFARE BENEFITS AND PERQUISITES
Retirement Benefits. The Company maintains a qualified pension plan and a pension benefit restoration plan (pension restoration plan) in which any NEO who had joined the Company prior to January 1, 2007 was able to participate. These plans were frozen for all participants as of December 31, 2007. Based on their age and tenure with Ryder, Mr. Sanchez, Mr. Garcia, Mr. Sensing, Mr. Diez and Mr. Fatovic do not meet the eligibility requirements to continue accruing benefits under the pension and pension restoration plans, and, as such, their pension benefits were frozen. Mr. Cooke and Mr. Parker were hired after January 1, 2007 and, therefore, were not eligible to participate in the pension or pension restoration plans. Mr. Garcia retired in April 2019 and was not yet eligible to start receiving benefits under the qualified pension plan and the pension restoration plan.
All NEOs who are employed with the Company are eligible to participate in the Company-wide 401(k) savings plan and deferred compensation plan. The retirement and deferred compensation plans are described under the headings “Pension Benefits” and “2019 Nonqualified Deferred Compensation” beginning on page 50 of this proxy statement.
Health and Welfare Benefits. During 2019, our NEOs were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage; Company-paid short- and long-term disability insurance; and paid vacation and holidays. In addition, the NEOs received the following additional welfare benefits which are not available to all salaried employees: (1) executive term life insurance coverage equal to three times the executive’s current base salary (limited to an aggregate of $3 million in life insurance coverage under the policy) in lieu of the standard Company-paid term life insurance; and (2) individual supplemental long-term disability insurance, which provides up to approximately $20,000 per month (subject to age, earnings, health and state of residence limitations) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are consistent with benefits provided to other similarly-situated executives.

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Compensation Discussion and Analysis

Perquisites. We provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. Annually, the Committee reviews the types and aggregate values of Ryder’s perquisite program. Annually, we provide the following perquisites to all of our NEOs:

•	$9,600 per year as an annual car allowance; and

•
$6,800 per year ($11,800 for our CEO) intended (but not required) to be used to pay for community, business or social activities that may be related to the performance of the executive’s duties, but which are not otherwise eligible for reimbursement as direct business expenses.

All perquisites are fully taxable to the NEOs and are not subject to any tax gross-ups.

SEVERANCE AND CHANGE OF CONTROL
All of our NEOs who are currently employed with the Company are eligible for certain severance benefits under individual severance agreements. These arrangements are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” on page 52 of this proxy statement. Severance arrangements are intended to ensure that NEOs will act in the best interests of the shareholders rather than avoiding transactions that could result in termination of employment. These arrangements also include certain restrictive covenants designed to prevent our NEOs from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period.
The change of control arrangements are included in the severance agreements and are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction.

NEO STOCK OWNERSHIP REQUIREMENTS
We encourage significant stock ownership by our NEOs to align the interests of our leadership team with those of our shareholders. We established stock ownership guidelines that require each NEO to own Ryder equity at least equal in value to a multiple of such NEOs salary within five years of appointment.

CEO	6x
Other NEOs	3x
Currently, each NEO meets these stock ownership requirements.

PROHIBITIONS ON HEDGING AND PLEDGING
Ryder considers it improper and inappropriate for any Board member, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. Ryder's Insider Trading Policy prohibits Board members, executive officers and employees from engaging in hedging or monetization transactions, including zero-cost collars and forward sale contracts. In addition, directors and executives are prohibited from holding the Company's securities in a margin account or otherwise pledging the Company's securities as collateral for a loan.

TAX IMPLICATIONS
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the amount a public company may deduct for compensation paid to the company’s “covered employees,” which include our named executives. Prior to 2018, this limit did not apply to compensation that qualified as “performance-based”, and the Committee historically designed certain performance awards in a manner intended to qualify for that exception. The Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception (other than compensation provided pursuant to a binding written contract in effect as of November 2, 2017 that qualifies for transition relief). While the Committee continues to consider the deductibility of compensation, the primary goals of our executive compensation programs are to attract, incentivize and retain key employees and align pay with performance, and the Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

COMPENSATION RISKS
Frederic W. Cook was engaged by the Committee to assist with the assessment of risk arising from the Company’s compensation programs and policies. Frederic W. Cook’s assessment covered each material element of the executive compensation programs, and the Company also performed a risk assessment of the Company’s non-executive plans as part of its enterprise risk management program which is overseen by the Board. Based on these assessments, the Company concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on Ryder. The assessments took into account that our compensation opportunities are generally measured by a variety of time horizons to balance our near-term and long-term strategic goals, encouraging a focus on sustained, holistic company performance, and that our programs also incorporate risk mitigation policies such as caps on maximum payouts and clawback policies.

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Compensation Committee Report on Executive Compensation

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee of the Board.

E. Follin Smith (Chair)	Robert J. Eck	Michael F. Hilton	Luis P. Nieto	Dmitri L. Stockton

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Executive Compensation

EXECUTIVE COMPENSATION
The following tables set forth information with respect to compensation for our NEOs:
A detailed description of the plans and programs under which our NEOs received the following compensation can be found in the Compensation Discussion and Analysis beginning on page 34 of this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary ($)	Stock Awards(1) ($)		Option Awards(2) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Robert E. Sanchez	Chair and Chief Executive Officer	2019	870,468	3,897,431		860,002		501,247	196,915	278,788	6,604,851
		2018	820,080	3,558,155		1,230,369		1,595,259	—	190,013	7,393,876
		2017	804,000	2,140,487		1,640,009		1,309,625	101,879	218,186	6,214,186

Scott T. Parker(5)	Executive Vice President and Chief Financial Officer	2019	422,538	4,300,014	(6)	499,997	(6)	449,627	—	202,857	5,875,033
Art A. Garcia(5)	Former Executive Vice President and Chief Financial Officer	2019	166,667	90,876		—		—	115,698	1,503,808	1,877,049
		2018	500,000	1,028,202		360,113		509,282	—	85,698	2,483,295
		2017	492,500	601,366		480,031		410,686	62,842	87,804	2,135,229
John J. Diez	President, Global Fleet Management Solutions	2019	536,933	1,864,352		189,999		419,825	42,625	84,639	3,138,373
		2018	461,300	807,045		285,089		572,427	—	80,181	2,206,042
		2017	449,750	463,104		380,035		444,765	21,123	70,378	1,829,155
J. Steven Sensing	President, Global Supply Chain Solutions and Dedicated Transportation Solutions	2019	528,600	864,381		189,999		413,291	76,282	106,908	2,179,461
		2018	461,300	807,045		285,089		572,427	—	81,756	2,207,617
		2017	449,750	460,499		380,035		443,887	38,809	70,845	1,843,825
Robert D. Fatovic	Executive Vice President, Chief Legal Officer & Corporate Secretary	2019	496,583	773,444		169,995		310,606	167,260	100,743	2,018,631
Dennis C. Cooke(5)	Former President, Global Fleet Management Solutions	2019	527,358	1,228,413		270,002		—	—	2,188,591	4,214,364
		2018	566,825	1,147,463		405,127		708,217	—	97,427	2,925,059
		2017	555,000	666,620		539,966		558,692	—	100,151	2,420,429

(1)
2019 “Stock Awards” Amounts
For 2019, the amounts reported in the “Stock Awards” column represent the grant date fair value, determined pursuant to the accounting guidance for stock compensation (FASB ASC Topic 718) and reflect awards granted but which may or may not be paid out depending on performance. Specifically, this column includes (1) all PBRSRs and TVRSRs granted in 2019, and (2) certain portions of PBRSRs granted in 2017 as further described below.
Because the 2019 PBRSRs have a fixed performance target for the full three-year performance period, SEC rules require us to report all such awards in the year of grant. Alternatively, a portion of PBRSRs granted in 2017 include one-year targets that are set each year of the three-year performance period, and therefore we have continued to report such portions of awards in the year such annual target is set, not the year of grant (e.g., the portion of PBRSRs granted in 2017 that will be earned based on annual targets set in 2019 are reported in 2019, as required by FASB ASC Topic 718). Consequently, the amounts shown for 2019 is higher than the amount granted by the Committee in 2019 due to our shift from one-year performance targets for some awards to a fixed three-year performance target for all our 2019 awards.

If 2017 grants were not included, the amounts reported in the “Stock Awards” column for 2019 for each NEO would be: Mr. Sanchez, $3,586,980; Mr. Parker, $4,300,014;
Mr. Garcia, $0; Mr. Diez, $1,792,415; Mr. Sensing, $792,444; Mr. Fatovic: $709,037 and Mr. Cooke, $1,126,184.

Awards granted in 2019
All 2019 TVRSRs and PBRSRs awards are represented in the Stock Awards column at grant date fair value. 2019 TVRSRs vest based on continued service ratably over the three-year period (except Mr. Parker's award which vests 40% in 2020 and 30% in 2021 and 2022, and Mr. Diez's $1,000,000 retention award which cliff vests in 2022). 2019 PBRSRs are earned based 50% on Ryder’s ROC/COC spread measured using the final year’s (2021) spread and 50% based on Ryder’s strategic revenue growth target based on Ryder’s three-year compound average growth rate over the three-year performance period. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs positively or negatively up to 15%. The 2019 PBRSRs can be earned from 0-200%, and are represented in the column based on target performance. The following table presents the grant date fair value of the 2019 PBRSRs at the target and maximum levels of performance:

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Name	2019 PBRSRs Target ($)	2019 PBRSRs Maximum ($)
Robert E. Sanchez	2,726,984	5,453,968
Scott T. Parker	—	—	(7)
Art A. Garcia	—	—	(7)
John J. Diez	602,466	1,204,932
J Steven Sensing	602,466	1,204,932
Robert D. Fatovic	539,042	1,078,084
Dennis C. Cooke	856,161	1,712,323	(7)

Awards granted in 2017
The 2019 “Stock Awards” column also includes portions of PBRSRs granted in 2017. Our 2017 PBRSRs are earned based 50% on TSR and 50% on adjusted return on capital (ROC) as defined in the section entitled "PBRSR Performance Metrics" on page 38. The targets for ROC are set annually; therefore, the portion of the PBRSRs based on ROC for the one-year 2019 performance cycle (for our 2017 award) are probable (based on applicable accounting guidance) and included in the table for 2019. For 2017, the amounts reported in the “Stock Awards” column represent the grant date fair value, determined pursuant to the accounting guidance for stock compensation (FASB ASC Topic 718).
Calculation
As discussed above, the amounts in this column are based on grant date fair value in accordance with applicable accounting guidance and consequently may not reflect the actual value that the NEO will recognize. For information regarding the assumptions made in calculating the amounts reflected in this column and the maximum payout for the award, see note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2019. Dividend equivalents accrue on all grants of PBRSRs and TVRSRs and will be paid only on those that vest.

(2)
Option awards consist of stock options granted pursuant to our LTIP as described beginning on page 40 of this proxy statement under the "Compensation Discussion and Analysis" section except for Mr. Parker, whose awards represent his inducement grant. The grant date fair value of option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. Consequently, the amounts in this column may not reflect the actual value that the NEO will recognize. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 19 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. Mr. Garcia retired in April 2019 and did not receive an LTIP grant in 2019.

(3)
The amounts in this column include an estimate of the change in the actuarial present value of the accrued pension benefits (under both our pension and pension restoration plans) for the NEO for the respective year. Assumptions used to calculate these amounts are described under “Pension Benefits” beginning on page 50. No NEO realized above-market or preferential earnings on deferred compensation.

(4)	All Other Compensation for 2019 includes the following payments or accruals for each NEO:

	Year	Employer Contributions to the 401(k) Plan(a) ($)	Employer Contributions to the Deferred Compensation Plan(a) ($)	Premiums Paid Under the Supplemental Long-Term Disability Insurance Plan ($)	Premiums Paid for Executive Life Insurance ($)	Charitable Awards Programs(b) ($)	Perquisites(c) ($)	Severance-Related Payments	Dividends Equivalents Paid
Robert E. Sanchez	2019	15,400	112,863	10,831	1,461	10,000	21,400	—	106,833
Scott T. Parker	2019	—	—	6,192	486	—	196,179	—	—
Art A. Garcia	2019	7,000	9,368	11,479	999	—	3,200	1,444,431	27,331
John J. Diez	2019	14,304	24,151	9,284	901	—	16,400	—	19,599
J. Steven Sensing	2019	15,400	43,819	10,804	886	—	16,400	—	19,599
Robert D. Fatovic	2019	15,400	35,369	10,554	834	—	16,400	—	22,186
Dennis C. Cooke	2019	7,000	23,703	10,314	973	—	8,800	2,109,799	28,002

(a)
As described under “Pension Benefits” our NEOs are not accruing benefits under our pension plan and instead receive employer contributions into their 401(k) and deferred compensation accounts. Starting in 2016, a portion of the employer contribution to the 401(k) and deferred compensation plans will be made in a lump sum after the end of the calendar year to which the contribution relates. The amounts presented above paid into the 401(k) Savings Plan and the Deferred Compensation Plan reflect amounts contributed during the calendar year reported.

(b)
Mr. Sanchez is eligible to participate, as a member of our Board, in our Matching Gifts to Education Program which, for members of our Board, is limited to a maximum benefit of $10,000 per year. See "Director Compensation" on page 57. All other NEOs are eligible to participate in our Matching Gifts to Education Program which is available to all employees and limited to a maximum benefit of $1,000 per year.

(c)
Includes a car allowance and annual perquisite allowance. Mr. Parker's amount includes $175,485 related to relocation expenses. The value in this column reflects the aggregate incremental cost to us of providing each perquisite to the executive.

(5)
Mr. Parker's employment with the Company commenced on April 5, 2019, and Mr. Garcia retired on such date. Mr. Cooke left the Company on November 30, 2019. A pro-rated portion of Mr. Garcia's and Mr. Cooke's Non-Equity Incentive Plan Compensation for 2019 is included in "Severance-Related Payments" in the table above. Mr. Garcia did not receive a grant in 2019 and the total amount set forth under "Stock Awards" for 2019 relates to the PBRSR grant in 2017 (as described above).

(6)
Mr. Parker received stock and option awards totaling $4.8 million as a one-time equity inducement grant in connection with the commencement of his employment, the full value of which was intended to compensate him for equity compensation forfeited when leaving his former employer.

(7)
Mr. Parker joined the Company in April 2019 and did not receive a PBRSR grant in 2019. Mr. Garcia retired in April 2019 and did not receive a PBRSR grant in 2019. Mr. Cooke left the Company on November 30, 2019 and all PBRSRs granted to Mr. Cooke in 2019 have been forfeited.

2019 GRANTS OF PLAN-BASED AWARDS
The following table reflects the three types of plan-based awards granted to our NEOs in 2019 under the Amended and Restated 2012 Equity and Incentive Compensation Plan (the "Equity Plan"). For each NEO, the first row represents the range of payouts under the 2019 annual cash incentive awards, the second row represents the range of shares of common stock to be issued upon vesting of the PBRSRs granted as part of our 2019 LTIP that can be earned if performance measures are attained, the third row represents stock options granted as part of our 2019 LTIP and the fourth row represents time-vested restricted stock granted as part of our 2019 LTIP.

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Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Sanchez	ACIA		326,401	1,305,602	2,611,204
	PBRSR	2/8/19				6,072	49,904	97,128				3,037,435
	Options	2/8/19								73,259	57.92	860,002
	TVRSR	2/8/19							14,848			859,996
Scott T. Parker	ACIA		143,750	575,000	1,150,000
	PBRSR					—	—	—				—
	Options	4/5/19								37,833	64.73	499,997
	TVRSR	4/5/19							66,430			4,300,014
Art A. Garcia	ACIA		32,877	131,507	263,014
	PBRSR	2/8/19				392	1,569	2,353				90,876
	Options	2/8/19								—	—	—
	TVRSR	2/8/19							—			—
John J. Diez	ACIA		134,222	536,888	1,073,776
	PBRSR	2/8/19				1,355	11,083	21,545				674,403
	Options	2/8/19								16,185	57.92	189,999
	TVRSR	2/8/19							3,280			189,978
	TVRSR	5/3/19							15,708			999,971
J. Steven Sensing	ACIA		132,133	528,532	1,057,064
	PBRSR	2/8/19				1,355	11,083	21,545				674,403
	Options	2/8/19								16,185	57.92	189,999
	TVRSR	2/8/19							3,280			189,978
Robert D. Fatovic	ACIA		99,304	397,214	794,428
	PBRSR	2/8/19				1,213	9,917	19,278				603,449
	Options	2/8/19								14,481	57.92	169,995
	TVRSR	2/8/19							2,935			169,995
Dennis C. Cooke	ACIA		131,610	526,439	1,052,878
	PBRSR	2/8/19				1,926	15,750	30,617				958,390
	Options	2/8/19								23,000	57.92	270,002
	TVRSR	2/8/19							4,662			270,023

(1)
For the ACIAs, the amounts reflect the range of potential payouts at threshold, target or maximum payout levels based on Company performance. The Committee has discretion to adjust amounts based on individual performance but in no event to exceed the maximum payout amount. The Committee did not exercise such discretion in determining the earned 2019 ACIAs for our NEOs. The 2019 ACIAs as earned by our NEOs are discussed in further detail under the heading “Earned 2019 Annual Cash Incentive Awards” on page 36 of the Compensation Discussion and Analysis. As further described in the section entitled "Earned 2019 Annual Cash Incentive Awards" on page 36, Mr. Sanchez declined any payout under the comparable EPS metric.

(2)
These columns reflect the number of potential PBRSRs that can be earned under our 2019 LTIP at threshold, target and maximum performance if performance measures are ultimately attained. 2019 PBRSRs are earned based 50% on Ryder’s ROC/COC spread measured using the final year’s (2021) spread and 50% based on Ryder’s strategic revenue growth target on Ryder’s three-year compound average growth rate over the three-year performance period. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs positively or negatively up to 15%. The 2019 PBRSRs can be earned from 0-200%.

The total PBRSR value also includes a portion of PBRSRs granted in 2017. Our 2017 PBRSRs are earned based 50% on TSR and 50% on adjusted return on capital (ROC). The targets for ROC are set annually; therefore, the portion of the PBRSRs based on ROC for the one-year 2019 performance cycle (for our 2017 awards) are probable (based on applicable accounting guidance) and included in the table for 2019.
All awards that have been earned at the end of each performance cycle will vest at the end of the three-year performance period, subject to Committee approval. See further discussion under the heading “2019 Long-Term Incentive Program (LTIP) Grants” on page 37 of the Compensation Discussion and Analysis.

(3)
Represents TVRSRs granted under our 2019 LTIP. The TVRSRs for all of the NEOs vest in three equal annual installments beginning on February 8, 2020 (except for Mr. Parker's inducement award which vests 40% in 2020 and 30% in 2021 and 2022, and Mr. Diez's retention award which cliff vests in May 2022). For a more detailed description of our TVRSR granting policies, see the sections entitled “2019 Long-Term Incentive Program (LTIP) Grants” on page 37 of the Compensation Discussion and Analysis.

(4)
Represents stock options granted under our 2019 LTIP. The stock options for all of the NEOs vest in three equal annual installments beginning on February 8, 2020 (except for Mr. Parker's inducement award which vests 40% in 2020 and 30% in 2021 and 2022). For a more detailed description of our stock options and stock option granting policies, see the sections entitled “2019 Long-Term Incentive Program (LTIP) Grants” on page 37 of the Compensation Discussion and Analysis.

(5)	The exercise price of the stock options granted in 2019 was set as the closing price of our common stock on the grant date, as reported by the NYSE.
(6)
The grant date fair value of the stock and option awards is determined pursuant to the accounting guidance for stock compensation and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2019.

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OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2019

Options Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Robert E. Sanchez	89,325	—		58.21	02/07/2023
	93,415	—		71.43	02/06/2024
	83,425	—		93.51	02/11/2025
	122,935	—		55.32	02/09/2026
	69,593	34,797	(2)	76.49	02/09/2027	10,429	(6)	566,399
	25,803	51,604	(3)	74.72	02/21/2028	—		—	31,641	(7)	1,718,423
	—	73,259	(4)	57.92	02/08/2029	—		—	50,182	(8)	2,725,384
Scott T. Parker	—	37,833	(5)	64.73	04/05/2029	—		—	66,430	(5)	3,607,813

Art A. Garcia(9)	18,580	—		58.21	02/07/2023
	22,020	—		71.43	02/06/2024
	19,500	—		93.51	02/11/2025
	31,295	—		55.32	02/09/2026
	20,370	—		76.49	02/09/2027	3,052	(6)	165,754
	7,552	—		74.72	02/21/2028	—		—	3,624	(7)	196,819
John J. Diez	2,573	—		58.21	02/07/2023
	6,695	—		71.43	02/06/2024
	13,000	—		93.51	02/11/2025
	17,430	—		55.32	02/09/2026
	16,127	8,063	(2)	76.49	02/09/2027	2,414	(6)	131,104
	5,979	11,957	(3)	74.72	02/21/2028	—		—	7,330	(7)	398,092
	—	16,185	(4)	57.92	02/08/2029	—		—	26,793	(8)	1,455,128
J. Steven Sensing	2,490	—		71.43	02/06/2024
	11,920	—		93.51	02/11/2025
	14,900	—		55.32	02/09/2026
	16,127	8,063	(2)	76.49	02/09/2027	2,414	(6)	131,104
	5,979	11,957	(3)	74.72	02/21/2028	—		—	7,330	(7)	398,092
	—	16,185	(4)	57.92	02/08/2029	—		—	11,085	(8)	602,026
Robert D. Fatovic	16,005	—		58.21	02/07/2023
	16,280	—		71.43	02/06/2024
	17,335	—		93.51	02/11/2025
	25,545	—		55.32	02/09/2026
	14,427	7,213	(2)	76.49	02/09/2027	2,161	(6)	117,364
	5,350	10,698	(3)	74.72	02/21/2028	—		—	6,558	(7)	356,165
	—	14,481	(4)	57.92	02/08/2029	—		—	9,918	(8)	538,647
Dennis C. Cooke(9)	15,625	—		71.43	08/29/2021
	21,670	—		93.51	08/29/2021
	31,930	—		55.32	08/29/2021
	22,913	—		76.49	08/29/2021	—		—
	8,496	—		74.72	08/29/2021	—		—	—		—
	—	—		57.92	08/29/2021	—		—	—		—

(1)	Based on a stock price of $54.31, which was the closing price of our common stock on December 31, 2019.

(2)	These stock options vested on February 10, 2020.

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(3)	These stock options vest in two equal annual installments on February 21, 2020 and 2021.

(4)	These stock options vest in three equal annual installments on February 8, 2020, February 8, 2021 and February 8, 2022.

(5)	These stock options and stock awards represent an inducement grant awarded upon commencement of employment and vest 40% on April 5, 2020, and 30% each on April 5, 2021 and April 5, 2022.

(6)
Represents PBRSRs that were granted in February 2017. These PBRSRs have been earned for the one-year period ending December 31, 2017, 2018 and 2019, and will vest and be paid subject to Committee approval in the first quarter of 2020.

(7)
Represents PBRSRs that were granted in February 2018 and will vest based on performance and contingent upon continued service through the three-year performance period. 2018 PBRSRs are earned based 50% on Ryder’s ROC/COC spread measured using the final year’s (2020) spread and 50% based on Ryder’s strategic revenue growth target based on Ryder’s three-year compound average growth rate over the three-year performance period. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs positively or negatively up to 15%. The 2018 PBRSRs can be earned from 0-200% and are represented in the column based on payout performance.

(8)
Represents PBRSRs that were granted in February 2019 and will vest based on performance and contingent upon continued service through the three-year performance period. 2019 PBRSRs are earned based 50% on Ryder’s ROC/COC spread measured using the final year’s (2021) spread and 50% based on Ryder’s strategic revenue growth target based on Ryder’s three-year compound average growth rate over the three-year performance period. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs positively or negatively up to 15%. The 2019 PBRSRs can be earned from 0-200%, and are represented in the column based on payout performance.

(9)
Mr. Garcia retired in April 2019, and due to his age and tenure with the company at the time of retirement, was entitled to receive a pro-rata portion of his equity awards under our Amended and Restated Equity and Incentive Compensation Plan. Mr. Cooke left the Company in November 2019 and all of his awards were forfeited.

2019 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Name	(#)	($)	(#)	($)
Robert E. Sanchez	—	—	20,142	1,177,562
Scott T. Parker	—	—	—	—
Art A. Garcia	—	—	5,294	308,895
John J. Diez	—	—	3,750	219,736
J. Steven Sensing	—	—	3,750	219,736
Robert D. Fatovic	—	—	4,183	244,552
Dennis C. Cooke	—	—	5,356	313,826

(1)	These columns reflect restricted stock and PBRSRs previously awarded to the NEOs that vested during 2019.
(2)
These amounts are net of shares withheld by Ryder to cover tax withholding obligations as follows: Mr. Sanchez, 7,923 shares; Mr. Garcia, 2,065 shares; Mr. Diez, 1,464 shares; Mr. Sensing, 1,464 shares; Mr. Fatovic, 1,634 shares and Mr. Cooke, 2,101 shares.

(3)	Calculated based on the closing market price of Ryder common stock on the vesting date.

PENSION BENEFITS
We maintain a legacy Retirement Plan (pension plan) and Benefit Restoration Plan (pension restoration plan) for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the pension and pension restoration plans were frozen for all plan participants other than those who were eligible to continue to participate (based on age and tenure) and elected to do so. As a result, for those employees who were not eligible, or did not elect, to continue to participate, benefits ceased accruing under the defined benefit plans after December 31, 2007. All retirement benefits earned and accrued as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the pension or pension restoration plans. Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the pension plan were automatically transitioned to an enhanced 401(k) plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits.
The 401(k) plan provides that all salaried employees hired or rehired prior to January 1, 2016 will receive: (1) a Company contribution equal to 3% of eligible pay, subject to a vesting schedule; and (2) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. Employees hired or rehired on or after January 1, 2016 will receive a 50% Company match of employee contributions of up to 6% of eligible pay, subject to IRS limits. Our deferred compensation plan provides for Company contributions in excess of the applicable IRS limitations under the 401(k) plan. Employees eligible for Ryder contribution enhancements in the 401(k) plan are also eligible for the enhancements in the deferred compensation plan provided they meet the eligibility requirements under the deferred compensation plan.

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Based on their age and tenure with Ryder, Mr. Sanchez, Mr. Garcia, Mr. Sensing, Mr. Diez and Mr. Fatovic did not meet the eligibility requirements to continue accruing benefits under the pension and pension restoration plans, and, as such, their pension benefits were frozen and each is now entitled to the enhanced benefits under the 401(k) plan and deferred compensation plans. Mr. Parker and Mr. Cooke were hired after January 1, 2007 and, therefore, were not eligible to participate in the pension or pension restoration plans.
Benefits payable under the pension plan are based on an employee’s career earnings with us and our subsidiaries. At the normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor’s benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, annual cash incentive award, overtime, vacation and commission.
Pension plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. If a participant is over age 55 and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age 62. In the event of a change of control, all participants will be fully vested and the term “accrued benefit” will include the value of early retirement benefits for any participant age 45 or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee’s pension benefits may be paid in certain alternative forms having actuarially equivalent values.
The pension restoration plan pays those pension plan participants whose benefits are reduced due to maximum annual limitations on benefits under pension plans an amount equaling the additional amount of benefit the participant would be entitled to receive under the pension plan without such limitation.
The following table sets forth the present value of the accumulated benefits for the NEOs assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled “Employee Benefit Plans” in Note 20 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2019. None of our NEOs, including Mr. Garcia and Mr. Cooke, received any payments under the pension plans in 2019.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Robert E. Sanchez	Retirement Plan (Frozen)	27	489,746
	Benefit Restoration Plan (Frozen)	27	456,021
Scott T. Parker	Retirement Plan (Not eligible)	N/A	—
	Benefit Restoration Plan (Not eligible)	N/A	—
Art A. Garcia	Retirement Plan (Frozen)	21	426,744
	Benefit Restoration Plan (Frozen)	21	245,781
John J. Diez	Retirement Plan (Frozen)	18	161,600
	Benefit Restoration Plan (Frozen)	18	8,622
J. Steven Sensing	Retirement Plan (Frozen)	27	331,201
	Benefit Restoration Plan (Frozen)	27	10,262
Robert D. Fatovic	Retirement Plan (Frozen)	25	430,474
	Benefit Restoration Plan (Frozen)	25	385,989
Dennis C. Cooke	Retirement Plan (Not eligible)	N/A	—
	Benefit Restoration Plan (Not eligible)	N/A	—

2019 NONQUALIFIED DEFERRED COMPENSATION
We maintain a deferred compensation plan for certain employees, including our NEOs, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual cash incentive award only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee. The compensation may be deferred until the earlier to occur of a fixed date or separation of employment due to retirement, disability or removal, and is payable in a lump sum or in installments for a period ranging from two to fifteen years as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current deferred compensation plan does not provide for above-market or preferential earnings. As described above under “Pension Benefits”, in 2019, Mr. Sanchez, Mr. Garcia, Mr. Sensing, Mr. Diez and Mr. Fatovic were not eligible to continue accruing benefits under the pension and pension restoration plans and Mr. Parker and Mr. Cooke were never

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eligible to accrue benefits under such plans. Where IRS limitations prevented the Company from making a match on savings in the 401(k) plan at the same percentage that other employees receive, the Company deposited a match into such NEOs deferred compensation account. A description of these benefits is included under “Pension Benefits” above. None of our NEOs received any distributions under the deferred compensation plan in 2019.

	Executive Contributions in Last Fiscal Year	Employer Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End
Name	($)	($)	($)	($)
Robert E. Sanchez	335,841	112,863	921,250	4,644,801
Scott T. Parker	—	—	—	—
Art A. Garcia	28,515	9,368	207,065	1,102,744
John J. Diez	—	24,151	73,189	349,429
J. Steven Sensing	179,313	43,819	201,932	1,107,893
Robert D. Fatovic	42,649	35,369	511,076	2,834,048
Dennis C. Cooke	263,679	23,703	222,026	1,854,393

(1)	The amounts reflected in this column were reported as compensation to the NEOs in our Summary Compensation Table for 2019.
(2)
Aggregate earnings on deferred compensation included in this column were not reported as compensation to the NEOs in our Summary Compensation Table for 2019 because no NEO received above market or preferential earnings on deferred compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The severance benefits for executive leadership team members, including each of the NEOs, are provided under individual severance agreements. The severance benefits for all other officers are provided under Ryder’s Executive Severance Plan.
On September 25, 2018, the Company announced that Art A. Garcia, the Company’s Executive Vice President and Chief Financial Officer, would be retiring from the Company on April 30, 2019 ("Retirement Date"). In consideration of Mr. Garcia's agreement to serve as the Company’s Chief Financial Officer until a successor commenced employment and thereafter provide advisory services to the Company, Mr. Garcia received the benefits under his Severance Agreement payable upon an Involuntary Termination without Cause not due to a Change of Control.

On August 29, 2019, the Company announced that Dennis C. Cooke was leaving his position as President, Global Fleet Management Solutions (“FMS”), effective as of August 29, 2019. However, Mr. Cooke remained with the Company until November 30, 2019 to ensure an effective business transition. In connection with his departure, Mr. Cooke received the benefits payable pursuant to his Severance Agreement payable upon an Involuntary Termination without Cause not due to a Change in Control.
Voluntary Termination and Termination for Cause
In the event an NEO voluntarily terminates his employment with us, or is terminated for cause (as defined below), the NEO will not be entitled to receive any severance payments under the terms of his severance agreement. The NEO will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination only, all unvested equity awards will be canceled and the NEO will have three months from the date of termination to exercise any vested stock options. In the event of termination for cause only, all equity awards, vested and unvested, will be canceled.
Termination for Death, Disability or Retirement
Cash and Benefits. In the event an NEO retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading “Pension Benefits”. In the event of death, the NEO’s beneficiaries would receive benefits under the executive life insurance policies we maintain on his behalf, these benefits are equal to three times the NEO’s current base salary up to an aggregate of $3.0 million. In addition, welfare benefits (health, dental, vision and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $1,962 to $2,210, depending on the NEO’s coverage and number of covered family members. In the event of disability, the NEO would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under “Retirement and Welfare Benefits and Perquisites” in the Compensation Discussion and Analysis). Upon death or disability, the NEO (or his beneficiary) would also be entitled to a pro-rata payment under our annual cash incentive award program.
Stock Options. Upon death or retirement, all vested stock options will remain exercisable for the remainder of the term of the option and all unvested stock options will be canceled. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option and all unvested stock options will continue to vest for a period of three years following disability. As of December 31, 2019, there is no intrinsic value associated with the stock options that will continue to vest upon

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disability (calculated based on the difference between the exercise price of the options and the closing market price of our stock on December 31, 2019).
TVRSRs and PBRSRs Upon death, disability or retirement, a pro-rata portion of any TVRSRs will vest and the underlying common stock will be distributed to the executive (or his or her beneficiary, in the event of death). In addition, if the performance condition for any PBRSRs is met, a pro-rata portion of the PBRSRs will vest and the underlying common stock will be distributed to the executive (or his or her beneficiary, in the event of death) when distribution to all other participants occurs. The fair market value of the pro-rata number of TVRSRs that the executives would have been provided had the death, disability or retirement occurred on December 31, 2019 and assuming, with respect to the PBRSRs, that the performance condition is met, is as follows: Mr. Sanchez, $2,540,839; Mr. Parker, $888,783; Mr. Diez, $767,345; Mr. Sensing, $578,998; and Mr. Fatovic, $518,064.
Involuntary Termination without Cause and Termination Following a Change of Control
An NEO is entitled to the following severance benefits if we terminate his employment without Cause (as defined below) or if, within two years after a Change of Control, we terminate his employment without Cause, or the executive terminates his employment for Good Reason (as defined below).
Cash. The NEO will receive cash severance as follows:

Involuntary Termination Without Cause:	Qualifying Termination following Change of Control:
• salary continuation for the applicable severance period (30 months for the CEO and 18 months for all other NEOs);	• lump sum payment equal to the NEO's eligible base salary on the date of termination times the applicable salary multiple (3x for the CEO and 2x for all other NEOs);
• pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination; and	• pro-rata cash payment under the applicable annual cash incentive awards based on actual performance in the year of termination; and
•  severance payment equal to 2.5x for the CEO and 1.5x for all other NEOs of the average amounts actually paid to the NEO under the annual cash incentive award for the three-year period preceding the year of termination.

•  annual cash incentive award equal to the target annual cash incentive award amount (based on the NEO's base salary on the date of termination) for the relevant period times the applicable annual cash incentive award multiple (3x for the CEO and 2x for all other NEOs).

Also upon a termination without Cause or if the executive terminates his employment for Good Reason, in each case within two years after a Change of Control, an NEO is entitled to immediate vesting and payment of any deferred compensation amounts, immediate payment of any accrued benefits under our pension restoration plan and any additional benefits under our pension plan (as previously described under "Pension Benefits").
Equity Awards.  Upon an involuntary termination without Cause, (i) an NEO's vested stock options are exercisable until three months after the end of the relevant severance period and all unvested stock options are canceled and (ii) all unvested TVRSRs and PBRSRs (whether or not earned) will be forfeited. Upon a Change of Control, our Equity Plan provides for single-trigger accelerated vesting (i.e., vesting upon a Change of Control) of outstanding equity awards and granted prior to May 6, 2017 and double-trigger accelerated vesting (i.e., vesting upon the occurrence of a Change in Control and termination of the NEO's employment without Cause or for Good Reason and upon or within twenty-four months following the Change in Control (as each is defined in the Equity Plan)) of awards granted on or after May 6, 2017.
Key Defined Terms.  Following are key terms defined in the NEO severance agreements:
▶ “Cause” generally means (i) an act of fraud, misappropriation, or embezzlement; (ii) conviction of any felony; (iii) conviction of a misdemeanor involving moral turpitude; (iv) willful failure to report to work for more than 30 days; (v) willful failure to perform duties; (vi) material violation of Ryder’s Principles of Business Conduct; and (vii) any other activity that would constitute cause under such agreements. Items (vi) and (vii) are not included in the definition of Cause for purposes of providing severance upon a Change of Control.
▶ “Change of Control” generally means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting power of our common stock by one person or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.
▶ “Good Reason” generally means a material reduction in compensation; transferring the NEO more than 50 miles; failure to obtain a successor’s agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; or any material change in duties or any other material adverse change in the terms and conditions of the NEO’s employment (but specifically does not include a change in title or reporting relationship).

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Restrictive Covenants and Other Provisions. The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation, non-disparagement and release provisions that are applicable to all termination scenarios described above. The duration of the restriction on non-competition and non-solicitation covenants remains in effect for the longer of (i) twelve months following the NEO's termination date or (ii) any applicable severance period (which is a period of one and one-half years (two and one-half years for the CEO) upon an involuntary termination without Cause and two years (three years for the CEO) upon termination following a Change of Control). The restrictions on confidentiality and non-disparagement remain in effect indefinitely. The NEO must execute the release and abide by all restrictions in order to receive all applicable payments and benefits. Such agreements also provide that Ryder will reduce (but not below zero) the aggregate present value of the payments under the agreement to an amount that would not cause any payment to be subject to the excise tax under Section 4999 of the Internal Revenue Code, if reducing the payments under the agreement would provide the executive with a greater net after-tax amount than would be the case if no reduction was made. In the event of any termination, the NEO will also be entitled to:

•
continuation of all medical, dental, prescription and vision insurance plans and programs until the earlier of the end of the applicable severance period (which shall be a period of one and one-half years (two and one-half years for the CEO) upon an involuntary termination without Cause and two years (three years for the CEO) upon termination after a Change of Control), if any, the date COBRA continuation coverage is canceled or the date the NEO is eligible to receive benefits from another employer;

•	continuation of executive life and supplemental disability insurance until the end of any relevant severance period; and

•
outplacement services under a Company-sponsored program until the earlier of (i) twenty-four months after the NEO's termination date (thirty-six months for the CEO); (ii) the date on which the NEO obtains another full-time job; (iii) the date on which the NEO becomes self-employed; and (iv) the date on which the NEO has received all services or benefits due under the applicable program.

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Estimated Severance and Change of Control Severance Benefits as of December 31, 2019
The estimated payments and benefits that would be provided to each NEO as a result of involuntary termination without Cause or the occurrence of a Change of Control under our NEO severance agreements are set forth in the table below. Calculations for this table are based on: (1) the triggering event taking place on December 31, 2019; and (2) a common stock price of $54.31, the closing price on December 31, 2019.

		Triggering Event
Name	Compensation Components	Involuntary Termination without Cause ($)	Change of Control without Termination ($)	Change of Control with Qualifying Termination ($)
Robert E. Sanchez	Cash Severance(1)	5,392,365	—	6,764,176
	Intrinsic Value of Equity(2)	—	5,010,206	5,010,206
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	48,991	—	58,789
	Outplacement(5)	30,000	—	30,000
	Total Benefit to Employee	5,471,356	5,010,206	11,863,171
Scott T. Parker	Cash Severance(1)	2,083,403	—	1,764,686
	Intrinsic Value of Equity(2)	—	3,607,813	3,607,813
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	29,715	—	39,620
	Outplacement(5)	30,000	—	30,000
	Total Benefit to Employee	2,143,118	3,607,813	5,442,119
Art A. Garcia	Cash Severance(1)	1,394,712	—	—
	Intrinsic Value of Equity(2)	308,895	—	—
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	19,719	—	—
	Outplacement(5)	30,000	—	—
	Total Benefit to Employee	1,753,326	—	—
John J. Diez	Cash Severance(1)	1,881,026	—	1,766,522
	Intrinsic Value of Equity(2)	—	1,984,324	1,984,324
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	29,394	—	39,192
	Outplacement(5)	30,000	—	30,000
	Total Benefit to Employee	1,940,420	1,984,324	3,820,038
J. Steven Sensing	Cash Severance(1)	1,836,354	—	1,492,032
	Intrinsic Value of Equity(2)	—	1,131,222	1,131,222
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	33,167	—	44,222
	Outplacement(5)	30,000	—	30,000
	Total Benefit to Employee	1,899,521	1,131,222	2,697,476
Robert D. Fatovic	Cash Severance(1)	1,512,135	—	2,110,606
	Intrinsic Value of Equity(2)	—	1,012,176	1,012,176
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	29,715	—	39,620
	Outplacement(5)	30,000	—	30,000
	Total Benefit to Employee	1,571,850	1,012,176	3,192,402
Dennis C. Cooke	Cash Severance(1)	2,050,084	—	—
	Intrinsic Value of Equity(2)	313,826	—	—
	Retirement Benefits(3)	—	—	—
	Welfare Benefits(4)	29,715	—	—
	Outplacement(5)	30,000	—	—
	Total Benefit to Employee	2,423,625	—	—

(1)
Cash severance includes: (1) base salary, (2) pro-rata cash payment under the annual cash incentive awards, (3) in the case of involuntary termination without Cause, a payment equal to a multiple of the average payout amounts under the annual cash incentive awards for the previous three years, and (4) in the case of Change of Control with termination, a payment equal to a multiple of the target annual cash incentive award, all as described above. In the event of involuntary termination without Cause, base salary is paid over time in accordance with usual payroll practices and the annual cash incentive award is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code.

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(2)
Upon a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 31, 2019, which was $54.31, and includes stock options, restricted stock, and PBRSRs. Mr. Garcia's and Mr. Cooke's amount represents the actual value received in 2019.

(3)
This amount reflects the incremental increase in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive's age on December 31, 2019. See "Pension Benefits" above for more information.

(4)
Amounts are based on the current cost to us of reimbursing the named executive for the premiums paid for their current health, dental and prescription insurance coverage during the severance period as described above. The reimbursement is included in the earnings of the executive and subject to all applicable taxes.

(5)	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

PAY RATIO

As required by Securities and Exchange Commission ("SEC") rules, we are providing the following information about the relationship of the annual total compensation of our employees to that of Robert E. Sanchez, our CEO.

The 2019 annual total compensation of the median employee identified by the Company (as described below) was $48,274, and the 2019 annual total compensation of our CEO was $6,604,851. Based on this information, for 2019, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 137 to 1. Using the 2019 CEO realized compensation (as reported on “Realized Pay and Alignment on Pay for Performance” in our Compensation Discussion and Analysis on page 32), the ratio to the median of all employees was 63 to 1.
To identify the median employee, we began with our employee population (comprising both full-time and part-time employees) as of December 31, 2019, which consisted of approximately 40,183 individuals, with 82% of employees located in the United States and 18% located outside of the United States (refer to Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 27, 2020).
We then excluded certain non-U.S. employees (5 employees from Germany), as permitted by an exemption under SEC rules that allows for exclusion of employees in countries outside of the United States where a small number of our employees are located. After this exemption, our employee population as of December 31, 2019 consisted of approximately 40,178 individuals. We then identified the median employee using total cash compensation for this population (excluding our CEO) for the 12-month period ending December 31, 2019 comprising (1) base pay, (2) actual annual bonus, (3) commissions and (4) other cash payments including car allowance, perquisites, tuition reimbursement and an executive allowance. We did not annualize compensation for any employee, including employees that were not employed by us for all of 2019.
After identifying the median employee as a full-time, salaried employee located in the United States, we calculated this employee’s 2019 annual total compensation based on the Summary Compensation Table rules used for our NEOs.

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Director Compensation

DIRECTOR COMPENSATION
Description of Director Compensation Program
The key objective of the compensation program for our Board is to align the interests of the Board with the interests of our shareholders and to pay competitively to attract directors who have the necessary skills, experience and character to fulfill their responsibilities, to enhance long-term value for our shareholders and to ensure the continuity and vitality of our Company. Directors who are employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level.

Our non-employee directors received the following compensation during 2019:
•	an annual Board retainer of $100,000, payable in two equal installments of $50,000 each in January and May of each year;
•	an annual grant of $145,000 in restricted stock units (RSUs), made on the date of our Annual Meeting of shareholders;
•	a Board or committee meeting attendance fee of $1,000 for each additional Board or committee meeting attended in excess of eight Board meetings or eight committee meetings, payable in December;
•	a committee chair retainer, payable in May, to each of the Chairs of the Finance and Governance Committees ($10,000), the Compensation Committee ($15,000) and the Audit Committee ($20,000); and
•	an annual retainer of $25,000 to the Board's Lead Independent Director, payable in May.

The number of RSUs granted is based on the closing price of Ryder common stock on the date of grant. The first RSU grant received upon joining the Board vests after the director's first year of service. Thereafter, the RSUs vest upon grant. Commencing in 2018, RSU awards are delivered upon vesting following a director’s initial year of service on the Board unless the director elects to defer settlement. Directors may not sell any shares delivered in respect of RSUs unless they have satisfied the director stock ownership requirements, as explained on page 57. RSUs granted during a director's initial year of service, or RSUs deferred until on or after separation from the Board, will receive dividend equivalents, which will be reinvested through our Dividend Reinvestment Program. Shares delivered in respect of RSUs will receive dividends upon terms consistent with all other shareholders. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding RSUs will be delivered to the director in a lump sum.

Directors are given the option to receive all or any portion of their annual Board retainer in Ryder common stock. As part of our deferred compensation plan, directors have the option of deferring receipt of their annual Board retainers, and excess meeting fees. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.
We maintain a legacy Directors’ Charitable Awards Program pursuant to which each director who was elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director’s name following the director’s death. The program is currently funded with the proceeds of insurance policies and the directors obtain no personal financial benefits from the program. Two of our directors, Mr. Tookes and Ms. A. Smith were elected prior to January 1, 2005 and currently participate in the program. Directors may also participate in our Matching Gifts to Education Program, under which we match a director’s contributions to eligible educational institutions up to a maximum of $10,000 per year.
The Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors annually, including a review of a compensation pay analysis provided by Frederic W. Cook. Based on the analysis provided by Frederic W. Cook, the Committee approved the following changes to the Committee Chair retainers, effective in 2020, to maintain alignment with the market median: (i) increase of the Audit Chair retainer by $5,000 from $20,000 to $25,000; (ii) increase of the Compensation Committee Chair retainer by $5,000 from $15,000 to $20,000; and (iii) increase of the Finance and Corporate Governance and Nominating Committee Chair retainer by $2,500 from $10,000 to $12,500.

2019 DIRECTOR COMPENSATION
The table below sets forth the total compensation received by our non-employee Board members in 2019. The amounts in the “Stock Awards” column below represent the aggregate grant date fair value, computed in accordance with the accounting guidance for stock compensation, of (1) RSUs granted to the directors in 2019 and (2) RSUs awarded as dividend equivalents in 2019.

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Name	Fees Earned or Paid in Cash(1)(2)(3) ($)	Stock Awards(4) ($)	All Other Compensation(5) ($)	Total ($)
John M. Berra	82,562	35,817	10,000	128,379
Robert J. Eck	100,000	181,741	10,000	291,741
Robert A. Hagemann	122,000	166,339	2,000	290,339
Michael F. Hilton	100,000	176,860	—	276,860
Tamara L. Lundgren	102,000	166,443	10,000	278,443
Luis P. Nieto, Jr.	104,000	197,751	10,000	311,751
David G. Nord	100,000	156,330	10,000	266,330
Abbie J. Smith	108,000	220,175	—	328,175
E. Follin Smith	115,000	205,033	—	320,033
Dmitri L. Stockton	100,000	156,330	10,000	266,330
Hansel E. Tookes, II	137,000	221,844	—	358,844

(1)	Includes an annual Board retainer of $100,000, except for Mr. Berra who received a pro-rated annual retainer for the portion of the year he served as a director.

(2)
Includes Committee Chair fees as follows: Mr. Hagemann, $20,000; Mr. Nieto, $4,000; Ms. A. Smith, $6,000; Ms. E. Smith, $15,000; Mr. Tookes, $10,000; and Lead Independent Director fees of $25,000 for Mr. Tookes.

(3)	This column includes additional meeting fees paid to members of the Board as follows: Mr. Hagemann, $2,000; Ms. Lundgren, $2,000; Ms. A. Smith, $2,000; and Mr. Tookes, $2,000.

(4)
Represents the aggregate value of stock awards granted in 2019 valued at their respective grant dates. The following table sets forth each director's outstanding stock awards as of December 31, 2019, including as a result of the director’s election to defer settlement, and accrued dividends. These shares are fully vested but not yet delivered.

Name	Outstanding Stock Awards
John M. Berra	12,194
Robert J. Eck	17,815
Robert A. Hagemann	11,270
Michael F. Hilton	15,477
Tamara L. Lundgren	10,046
Luis P. Nieto, Jr.	24,708
David G. Nord	6,335
Abbie J. Smith	39,198
E. Follin Smith	28,662
Dmitri L. Stockton	6,335
Hansel E. Tookes, II	37,591

(5)	Reflects benefits under the Company's Matching Gifts to Education program.
Director Stock Ownership Requirements
To further align the interests of our directors and shareholders, our directors are expected to own Ryder common stock or common stock equivalents (including any vested or unvested RSUs) pursuant to stock ownership requirements. The stock ownership requirement for each director is six times the Board retainer, based on a five-year rolling average stock price. The ownership requirements must be proportionately satisfied within five years of the director’s election to the Board. As of December 31, 2019, all directors were in compliance with these stock ownership requirements.

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Advisory Vote on Executive Compensation (Proposal 3)

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing shareholders with an advisory vote on executive compensation, or Say on Pay, as required pursuant to the Dodd-Frank Act.
The Say on Pay vote is a non-binding vote on the compensation of our NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The Dodd-Frank Act requires us to hold the Say on Pay vote at least once every three years. Following the recommendation of our shareholders at our 2017 Annual Meeting of Shareholders, our Board has chosen to hold the Say on Pay vote every year.
We encourage you to read the Compensation Discussion and Analysis to learn more about our executive compensation programs and policies and the changes we have made over the last few years. The Board believes that its 2019 compensation decisions and changes to our executive compensation programs over the last few years reflect the Company's commitment to being responsive to shareholder input and to pay for performance, support the Company's ability to sustain long-term growth while accounting for sound risk management and align the interests of our executives with those of our shareholders by emphasizing variable, at-risk compensation largely tied to measurable performance goals.
Although this Say on Pay vote on executive compensation is non-binding, we value highly input from and engagement with our shareholders. The Board and the Compensation Committee will review the results of this 2020 vote and, consistent with our record of shareholder engagement, take the outcome of the vote into account when determining future executive compensation arrangements. Shareholders are therefore asked to vote for the following resolution:
RESOLVED, that the shareholders of Ryder approve, on an advisory basis, the compensation of Ryder’s NEOs, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in Ryder’s 2020 Annual Meeting Proxy Statement.
The Board recommends a vote FOR adoption of the resolution approving the compensation of our NEOs, as described in the Compensation Discussion and Analysis section and related tabular and narrative disclosure set forth in this proxy statement.

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Amended and Restated Stock Purchase Plan for Employees (Proposal 4)

PROPOSAL NO. 4
APPROVAL OF AMENDED AND RESTATED STOCK PURCHASE PLAN FOR EMPLOYEES
Background
The Board of Directors and its Compensation Committee believe that providing employees with an opportunity to acquire an ownership interest in the Company through the purchase of the Company’s common stock at a discount to fair market value is beneficial to the Company and its shareholders. Subject to the terms of the plan, this plan is open to U.S. and Canadian employees. Consistent with this view, at the Annual Meeting, shareholders will be asked to approve an amendment and restatement of the Ryder System, Inc. Stock Purchase Plan for Employees (as amended and restated, the "Purchase Plan") that will increase the maximum number of shares of Ryder common stock authorized for issuance under the Purchase Plan by 2,000,000 shares. The Purchase Plan was previously amended and restated on May 6, 2016. On February 7, 2020, the Board of Directors approved the amended and restated plan to (i) increase the maximum number of shares of Ryder common stock authorized for issuance under the Purchase Plan by 2,000,000 shares, subject to shareholder approval and (ii) make certain other updating changes, described below. If the amendment and restatement is approved by shareholders, the aggregate number of shares available for issuance under the Purchase Plan after February 7, 2020 would be 2,356,649 shares.

The Company is seeking shareholder approval of the amendment and restatement of the Purchase Plan increasing the number of shares available for issuance under the Purchase Plan, and making other updates described below, so that the Purchase Plan will continue to qualify under Section 423 of the Internal Revenue Code. The Purchase Plan is not a tax-qualified, deferred compensation plan under Section 401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Description of the Purchase Plan
The following is a brief description of the material features of the Purchase Plan. This description is qualified in its entirety by reference to the full text of the Purchase Plan, a copy of which is attached to this proxy statement as Appendix A.

Administration. The Purchase Plan is administered by the Compensation Committee of the Board of Directors consisting of at least two disinterested directors which, subject to the express provisions of the Purchase Plan, has full power to (i) interpret the Purchase Plan, (ii) make rules and regulations relating to the administration of the Purchase Plan, and (iii) make all other determinations relating to the Purchase Plan.

Shares Subject to the Plan. The maximum number of shares of common stock that may be issued under the Purchase Plan after February 7, 2020 is 2,356,649 shares, which includes the 2,000,000-share increase that shareholders are being asked to approve in this Proposal 4.

If the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan or the maximum number of shares purchasable in total by all participants in the Purchase Plan on any one purchase date, then the Company will make a pro-rata allocation of the available shares on a uniform and equitable basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock pro-rated to such individual, will be refunded, without interest.

Eligibility and Participation. As amended and restated, all employees of the Company or its subsidiaries in the United States and Canada, as well as any such other subsidiaries of the Company as authorized by the Committee, are eligible to participate during an offering period under the Purchase Plan except: (i) any employee who, were he or she to participate during such offering period, would (together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Internal Revenue Code) own 5% or more of the Company’s common stock; or (ii) any employee who is ordinarily employed by the Company for less than 20 hours per week. A participant’s enrollment and chosen level of participation in the Purchase Plan continues to be effective for each consecutive offering period until the participant withdraws from the Purchase Plan or ceases to be eligible to participate in the Purchase Plan.

As of March 6, 2020, the number of employees who were eligible to participate in the Purchase Plan was approximately 32,800. Non-employee directors are not eligible to participate. The actual benefits, if any, to participants in the Purchase Plan are not determinable prior to the purchase of shares thereunder as the value, if any, of such shares to their holders is represented by the difference between the market price of a share of the Company’s common stock on the date of the purchase and the purchase price of the shares, as described below.

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Amended and Restated Stock Purchase Plan for Employees (Proposal 4)

Offering Periods; Purchase Price; Holding Period. Unless otherwise changed by the Committee prior to the first day of an offering period (the offering date), under the Purchase Plan there will be a series of three-month offering periods beginning each January, April, July and October. Employees may subscribe and pay for shares through payroll deductions based upon either (i) a percentage of the employee’s eligible base pay (up to 15%) or (ii) a specific dollar amount of the employee’s eligible base pay. In any calendar year, a participating employee is not permitted to purchase shares with an aggregate fair market value (as of each offering date) in excess of $25,000.

The purchase price of the shares of common stock offered under the Purchase Plan will be determined by the Committee, but in no event will it be less than 85% of the fair market value of the common stock as of the last day of the offering period (the purchase date). Currently, the purchase price is equal to 85% of the fair market value of common stock on the purchase date. The purchases are made for participants on the purchase date by applying payroll deductions accumulated over the preceding three months towards such purchases. The maximum number of shares that may be purchased by a participant on any one purchase date may not exceed 2,500 shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. In addition, the maximum number of shares that may be purchased in total by all participants on any one purchase date may not exceed 500,000 shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization. The Compensation Committee has the discretionary authority, prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares that may be purchased per participant and in total by all participants on each purchase date.

Participating employees may withdraw from the Purchase Plan during an offering period, and receive back their accumulated payroll deductions, without interest, upon terms and conditions established by the Committee. If a participating employee withdraws from an offering period, he or she will be permitted to participate in a subsequent offering period provided he or she timely enrolls in such offering period.

In order to encourage continued investment in the Company's stock, the Purchase Plan provides that participating employees may not sell shares acquired through the Purchase Plan until one year (for Company officers) or three months (for all other employees) after the shares were purchased by the employee.

Termination of Employment or Loss of Eligibility. Termination of a participant’s employment for any reason, including retirement or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week during an offering period, causes the employee to become ineligible to participate in the Purchase Plan. In such event and except as noted below, payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, without interest.

In the event a participant goes on an approved unpaid leave of absence, the participant may choose to either withdraw from the offering period or have his or her payroll deductions held for purchase on his or her behalf on the next scheduled purchase date; however, no additional payroll deductions will be collected during the participant’s leave. Upon the participant’s return to active service within (i) three months following the start of his or her leave or (ii) such longer period for which such participant is provided with reemployment rights by statute or contract, his or her payroll deductions will automatically resume at the rate in effect at the time the leave began unless the participant withdraws from the Purchase Plan prior to his or her return. In the event the participant returns to active service following a leave of absence which exceeds in duration the applicable (i) or (ii) time period, he or she will be treated as a new employee and must re-enroll in the Purchase Plan.

Capital Changes. In the event any change is made in the Company’s capitalization during an offering period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by the Company, equitable adjustments shall be made to the purchase price per share, the maximum number of shares authorized for issuance under the Purchase Plan, the maximum number of shares that may be purchased by any one participant on a given purchase date and the maximum number of shares that may be purchased in total by all participants on a given purchase date.

Change of Control. In the event the Company undergoes a “change of control,” the Compensation Committee may take any action it deems necessary or desirable with respect to any purchase of shares under the Purchase Plan as of the date of the consummation of the change of control. For purposes of the Purchase Plan, a “change of control” will be deemed to have occurred upon a sale of securities representing more than 30% of the total combined voting power of the outstanding securities, a change in the composition of the Board of Directors as a result of which fewer than the majority of the directors are incumbent directors, a reorganization, a merger, a consolidation, a sale of all or substantially all of its assets or a shareholder-approved liquidation or dissolution.

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Amended and Restated Stock Purchase Plan for Employees (Proposal 4)

Rights Not Transferable. Rights granted under the Purchase Plan are not transferable other than by will or the laws of descent and distribution, and are exercisable only by the participants.

No Employment Rights. The Purchase Plan does not impose any obligation on the Company or any participating subsidiary to continue the employment of a participant and does not lessen or affect the Company’s or participating subsidiary’s right to terminate the employment of such participant.

Amendment and Termination. The Compensation Committee may terminate or amend the Purchase Plan at any time, except that no amendment will be effective unless it is approved by the shareholders of the Company if such approval is required under Section 423 of the Internal Revenue Code, or any other applicable law, regulation or stock exchange rule. The termination or modification of the Purchase Plan may not affect rights to purchase stock previously granted.

New Plan Benefits. The table below shows, as to each of the Company’s executive officers named in the Summary Compensation Table of this proxy statement and the various indicated individuals and groups, the number of shares of common stock purchased under the Purchase Plan between January 1, 2019 and December 31, 2019, the most recent purchase date. The last reported sale price of a share of our common stock on March 6, 2020 was $34.43 per share.

Stock Purchase Plan for Employees(1)
Name	Title	Number of Purchased Shares(1)	Weighted Average Purchase Price Per Share
Robert E. Sanchez	Chair and Chief Executive Officer	-	-
Scott T. Parker	Executive Vice President and Chief Financial Officer	-	-
Art A. Garcia	Former Executive Vice President and Chief Financial Officer (retired April 5, 2019)	-	-
John J. Diez	President - Global Fleet Management Solutions (since August 29, 2019) and	-	-
J. Steven Sensing	President - Global Supply Chain Solutions	-	-
Robert D. Fatovic	Executive Vice President, Chief Legal Officer and Corporate Secretary	-	-
Dennis C. Cooke	President, Global Fleet Management Solutions	-	-
All current executive officers as a group (10 persons)		-	-
All current directors who are not executive officers as a group (10 persons)		-	-
All employees, including current officers who are not executive officers, as a group (4,029 persons)		227,969(2)	$47.97

(1)
No Executive Officer or Director made any purchases under the Purchase Plan during 2019 as they were not eligible to participate pursuant to the terms of the Purchase Plan in effect prior to the proposed amendment and restatement.

(2)	Shares purchased exclude dividends on shares previously acquired under the plan that are reinvested in whole shares at market value in the open market.

U.S. Federal
Tax Consequences
The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. If a participant disposes of his or her shares of common stock within the later of two years from the offering date that applies to the shares or within one year from the purchase date of the shares, a transaction referred to as a “disqualifying disposition” occurs and the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the purchase date exceeded the purchase price. In such instances, the amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares after such basis adjustment will be a capital gain or loss. A capital gain or loss will be long-term if the participant holds the shares of common stock for more than one year after the purchase date.

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Amended and Restated Stock Purchase Plan for Employees (Proposal 4)

If the participant disposes of his or her shares of common stock more than two years after the relevant offering date of such shares and more than one year after the purchase date of such shares, the participant will realize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) the excess of the fair market value of the shares on the relevant offering date over the purchase price for such shares. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a capital loss. The Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of such disposition. In all other cases, no deduction is allowed the Company.

The foregoing provides only a general description of the application of U.S. federal income tax laws upon the U.S. participants and the Company with respect to participation in the Purchase Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Purchase Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.
Accounting Consequences
Pursuant to the accounting principles which are applicable to employee stock purchase plans, the fair value of each option to purchase stock granted under the Purchase Plan is charged as a direct compensation expense to our reported earnings over the offering period to which that option to purchase stock pertains. The fair value of each such option to purchase stock will be determined as of its grant date.
Shareholder Vote
Should shareholder approval not be obtained, the proposed increase to the Purchase Plan’s share reserve and other amendments to the Purchase Plan will not be implemented, and the Purchase Plan in effect prior to the proposed amendment which is the subject of this Proposal will continue to remain in effect. Stock purchases will continue to be made pursuant to the provisions of the Purchase Plan until the available reserve of common stock under the Purchase Plan is depleted or until the plan terminates in accordance with its terms.

Equity Compensation Plan Information
The following table includes information as of December 31, 2019 about certain plans which provide for the issuance of common stock in connection with the exercise of stock options and other stock-based awards.

Plans	Number of Securities to be issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders:	(a)		(b)		(c)
Broad based employee stock plans	2,831,491	(1)	$71.04	(4)	4,198,156
Employee stock purchase plan	—		—		356,649
Non-employee directors' stock plans	209,917	(2)	—		—
Equity compensation plans not approved by security holders:	104,263	(3)	$64.73	(4)	—
Total	3,145,671		$70.92		4,554,805
_______________

(1)
Includes 1,951,940 stock options, 459,990 time-vested restricted stock awards, 17,880 market-based restricted stock awards, and 401,681 performance-based restricted stock awards. Refer to Note 19 “Share-Based Compensation Plans” to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2019, for additional information.

(2)	Includes 204,079 time-vested restricted stock awards, as well as 5,838 time-vested restricted stock awards vested but not exercisable until six months after the director’s retirement.

(3)	Includes 37,833 stock options and 66,430 time-vested restricted stock awards.

(4)	Weighted-average exercise price of outstanding options excludes restricted stock awards and restricted stock units.

The Board of Directors recommends a vote FOR the approval of the Amended and Restated Stock Purchase Plan for Employees.

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Shareholder Proposal on Shareholder Approval of Bylaw Amendments (Proposal 5)

PROPOSAL NO. 5
SHAREHOLDER PROPOSAL ON SHAREHOLDER APPROVAL OF BYLAW AMENDMENTS
Ryder is not responsible for the content of this shareholder proposal or supporting statement.
John Chevedden, the beneficial holder of 100 shares of the Company's common stock, has notified Ryder that he intends to present the following non-binding advisory proposal at the Annual Meeting. Upon oral or written request, the Company will promptly provide address information for the shareholder proponent. The proposal as submitted reads as follows:
Proposal 5 - Let Shareholders Vote on Bylaw Amendments
Shareholders request that the Board of Directors amend the bylaws to require that any amendment to bylaws that is approved by the board shall be subject to a non-binding shareholder vote as soon as practical unless such amendment is already subject to a binding shareholder vote.

It is important that bylaw amendments take into consideration the impact that such amendments can have on limiting the rights of shareholders and/or on reducing the accountability of directors and managers. For example, Directors could adopt a narrowly crafted exclusive forum bylaw to suit the unique circumstances facing our directors. It is important to consider this proposal especially since our stock price is way down from its $92 price in December 2014.

A proxy advisor recently adopted a policy to vote against directors who unilaterally adopt bylaw provisions or amendments to the articles of incorporation that materially diminish shareholder rights.

Our directors could be neutral on this proposal to obtain feedback from shareholders without interference. if our directors are opposed to this form of shareholder engagement then it would be useful for our directors to give recent examples of companies whose directors took the initiative and adopted bylaws that primarily benefited shareholders.

Please vote yes:
Let Shareholders Vote on Bylaw Amendments - Proposal 5.

Board's Statement in Opposition to Shareholder Proposal
The Board has given careful consideration to the non-binding, advisory shareholder proposal. As described below, the Board has concluded that adoption of this proposal is not in the best interests of our shareholders. For the reasons set forth below, the Board recommends a vote “AGAINST” this proposal.

Our governing documents already provide our shareholders a separate right to amend the Bylaws on their own, including to override any Bylaw provisions that were unilaterally adopted by the Board.

Florida corporate statutes permit both the board of directors and shareholders of a corporation to amend or repeal a corporation's bylaws. Consistent with such statutes, Article XIII of our Bylaws permit our Board and our shareholders to amend or repeal our Bylaws, and to adopt such other Bylaws as in their judgment may be advisable for the administration or regulation of the management and affairs of the Company. In considering and approving amendments to our Bylaws, the Board is governed by its fiduciary duties to act in the best interests of the Company and our shareholders and may not adopt amendments that are inconsistent with law or the Articles of Incorporation. However, in the event that our shareholders are dissatisfied with any Bylaw amendment approved by the Board, they are able to take action at a special or annual meeting, to override the Board's decision by approving subsequent amendments and repealing such provisions. Further, under Article XIII of our Bylaws, shareholders may prescribe that any Bylaws they approve may not be altered, amended or repealed by the Board. The Board believes that current provisions sufficiently empower our shareholders to effect Bylaw amendments and reflect a meaningful balance between the rights of shareholders and the Board in adopting or changing the Company's Bylaws.

Our governance framework preserves flexibility in responding to unforeseen contingencies and circumstances and addressing minor procedural and administrative matters or changes to applicable laws without restricting the right of shareholders to amend the Bylaws.

The ability of our Board to amend the Bylaws, as provided in our governing documents, is crucial in preserving the Board’s flexibility to respond to unforeseen contingencies and circumstances, as well as to changes in applicable laws, routine corporate practices, and minor procedural or administrative matters that would not typically require shareholder involvement. For example, our Bylaws contain provisions governing the time, place, and notice of Board meetings, as well as administrative matters such as

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Shareholder Proposal on Shareholder Approval of Bylaw Amendments (Proposal 5)

officer titles and duties. Prohibiting our Board from amending the Bylaws without shareholder approval, as proposed in the shareholder proposal, would require the Board to wait until the next annual meeting of shareholders or convene a special shareholders' meeting to make these type of amendments effective. Preparing for and conducting shareholder meetings is a costly and time-consuming process that can be distracting for the Company. The Board should retain flexibility to amend the Bylaws in the event of unforeseen contingencies and to address minor procedural and administrative matters or changes to applicable laws, without the unnecessary expense and delay of holding a shareholder meeting. If our shareholders disagree with any Bylaw amendment the Board adopts, our shareholders have the right to repeal such amendment, as discussed above. For these reasons, the Board believes the proponent's proposal is overly prescriptive and could cause irreparable harm to the Company and our shareholders.

We have strong corporate governance practices and a record of accountability and proactive shareholder engagement.

Our Board and management are committed to being responsive and accountable to our shareholders. The Board, together with senior management, regularly reviews and refines our corporate governance practices and policies to take into account the feedback provided by our shareholders. Annually, we reach out to at least our top 50% shareholders to discuss our corporate governance profile and any other shareholder concerns. We have implemented significant changes to our governance framework based on feedback from our shareholder engagement efforts, including eliminating all supermajority voting provisions in our Bylaws, providing shareholders with the ability to act by written consent and adopting a meaningful proxy access right. Furthermore, proposals similar to the proponent's shareholder proposal have not garnered much support in the past by shareholders at other companies and have not been supported by proxy advisors.

Our Board is committed to good corporate governance and will continue to consider and evaluate developments in this area. While the Board encourages and considers shareholder input relating to our corporate governance practices, the Board believes that Proposal 5 is unnecessary, inappropriately burdensome, costly and time-consuming, and inconsistent with the long-term interests of our shareholders.

Required Vote and Recommendation
The affirmative vote of the holders of a majority of the votes cast is required to approve Proposal 5. The Board recommends that shareholders vote against Proposal 5.
The Board recommends a vote AGAINST Proposal 5.

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Other Matters

OTHER MATTERS

Who can vote?
Holders of Ryder common stock at the close of business on March 6, 2020, the record date, are entitled to vote their shares at the Annual Meeting. As of March 6, 2020, there were 52,219,079 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued, outstanding and entitled to vote represents one vote.

What is a quorum?
A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued, outstanding and entitled to vote at the meeting must be present in person or represented by proxy for a quorum. If you sign and return your proxy marked “abstain”, your shares will be counted for purposes of determining whether a quorum is present.

What is the difference between a shareholder of record and a beneficial shareholder?
Record Shareholder. You are a shareholder of record if you are registered as a shareholder with our transfer agent, EQ Shareowner Services.

Beneficial Shareholder. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in “street name”, since your name does not appear anywhere in our records.

How do I vote?	If you are a shareholder of record, you may vote:
• via Internet; • by telephone; • by mail, if you received a paper copy of these proxy materials; or • in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the notice of Internet availability (Notice), which contains instructions on how to access our proxy statement, Annual Report and shareholder letter online, and the printed proxy card.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by April 28, 2020 (the cut-off date). If the trustee does not receive your instructions by the cut-off date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as all other shares in our 401(k) plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

What shares are covered by my proxy card?	Your proxy reflects all shares owned by you at the close of business on March 6, 2020. For participants in our 401(k) plan, shares held in your account as of that date are included in your proxy.

What if I am a beneficial shareholder and I do not give the nominee voting instructions?
Brokerage firms have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

What does it mean if I receive more than one Notice or proxy card?
It means that you hold shares in more than one account. To ensure all of your shares are voted, if you vote by telephone or on the Internet, you will need to vote once for each Notice, proxy card or voting instruction card you receive. Alternatively, if you vote by proxy card, you will need to sign and return each proxy card by mail.

How many votes are needed for the proposals to pass?
The table below sets forth the proportion of votes needed for each proposal on the ballot to pass. The table also sets forth whether a nominee can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal and the impact of abstentions.

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Other Matters

Proposal		How Many Votes are Needed for a Proposal to Pass?	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
No. 1	Election of Directors	Majority of Votes Cast	No	None	None
No. 2	Ratification of PricewaterhouseCoopers LLP	Majority of Votes Cast	Yes	Not Applicable	None
No. 3	Say on Pay	Majority of Votes Cast	No	None	None
No. 4	Management Proposal to Approve the Amended Restated Stock Purchase Plan for Employees	Majority of Votes Cast	No	None	None
No. 5	Shareholder Proposal on Shareholder Approval of Bylaw Amendments	Majority of Votes Cast	No	None	None

Proposals 3 and 5 are non-binding, advisory votes. What is the effect if they pass?
Although the advisory votes on Proposal 3 (Say on Pay) and Proposal 5 (Shareholder Proposal on Shareholder Approval of Bylaw Amendments) are non-binding, our Board and the Compensation Committee (with respect to Proposal 3) and the Governance Committee (with respect to Proposal 5) will review the results and, consistent with our record of shareholder engagement, take them into account in making future executive compensation and corporate governance decisions.

How do I change my vote?
A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the Annual Meeting.

If you are a beneficial shareholder, you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

Who can attend the Annual Meeting?
Only shareholders and our invited guests are permitted to attend the Annual Meeting.

Record Shareholders. If you are a shareholder of record, you must bring a form of personal identification to the Annual Meeting, where your name will be verified against our shareholder list.

Beneficial Shareholders. If you are a beneficial shareholder and you plan to attend the meeting, you should bring proof of ownership, such as a brokerage statement, showing your ownership of the shares as of the record date and a form of personal identification. If you are a beneficial shareholder and wish to vote your shares at the meeting, you must obtain a proxy from your nominee and bring your proxy to the Annual Meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you vote by telephone, on the Internet or send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

Record Shareholders. Written ballots will be available at the meeting for shareholders of record.

Beneficial Shareholders. Beneficial shareholders who wish to vote in person must request a legal proxy from their nominee and bring that legal proxy to the Annual Meeting.

PROXY SOLICITATION COSTS
We have retained the services of Innisfree M&A Incorporated to assist in soliciting proxies from brokers and nominees of shareholders for the Annual Meeting. We will pay the cost of these services, which is estimated to be approximately $17,500 plus out-of-pocket expenses. We also reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.

VOTE TABULATIONS
Our Board has appointed Broadridge Financial Solutions, Inc. as the independent Inspector of Election of the Annual Meeting. Representatives of Broadridge will count the votes.

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Other Matters

CONFIDENTIAL VOTING
The voting instructions of shareholders of record will only be available to the Inspector of Election. Voting instructions for employee benefit plans and shares held in our 401(k) plan will only be available to the plan’s tabulator. The voting instructions of beneficial shareholders will only be available to the shareholder’s nominee. Your voting records will not be disclosed to us unless required by a legal order, requested by you or cast in a contested election.

SHAREHOLDER PROPOSALS
Shareholder Proposals. If a shareholder wishes to submit a proposal for consideration at the 2021 Annual Meeting pursuant to Rule 14-8(e) under the Exchange Act, and wants that proposal to appear in the Company's proxy statement for that meeting, the proposal must be submitted in writing to 11690 N.W. 105th Street, Miami, Florida 33178, Attention: Corporate Secretary, and received by the Company no later than November 16, 2020. Additionally, we must receive proper notice of any other shareholder proposal to be submitted at the 2021 Annual Meeting of Shareholders (but not included in our proxy statement) no earlier than January 1, 2021 and no later than January 31, 2021.
Shareholders Nominating a Director Candidate Through Proxy Access (for Inclusion in the Company's Proxy Materials). Our By-Laws provide for proxy access for director nominations by shareholders. A shareholder, or group of up to 25 shareholders, owning Ryder stock representing an aggregate of at least 3% of our outstanding shares continuously for at least three years, may nominate and include in Ryder's proxy materials director nominees constituting up to 20% of Ryder's Board or two directors, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the proxy access requirements set forth in our By-Laws, including Articles IV and V. If a shareholder would like to use the Company's proxy access procedures to nominate one or more directors for election at the 2021 Annual Meeting (for inclusion in Ryder's proxy materials), he or she must give advance written notice at least 120, but no more than 150, days before the one-year anniversary of the date Ryder issued its definitive proxy statement for the 2020 Annual Meeting, as required in our By-Laws (no earlier than October 17, 2020 and no later than November 16, 2020). The notice must include information regarding both the proposing shareholder and the director nominee as required in our Bylaws. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.
Shareholders Nominating a Director Candidate Without Using the Company's Proxy Materials. If a shareholder would like to nominate one or more directors for election at the 2021 Annual Meeting of Shareholders without involving the Governance Committee (as described on page 13) or following proxy access procedures described above, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2020 Annual Meeting (no earlier than January 1, 2021 and no later than January 31, 2021), as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee as required in our Bylaws. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence. In addition, such shareholder must comply with all other requirements set forth in our By-Laws, including Articles IV and V.

All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from our Corporate Secretary. The By-Laws are also included in our filings with the SEC which are available on the SEC’s website at www.sec.gov.

ELECTRONIC DELIVERY
This year, we have again elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery expedites shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On March 16, 2020, we mailed to our shareholders the Notice regarding Internet availability of proxy materials containing instructions on how to access our proxy statement, Annual Report and shareholder letter online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice contains instructions on how to request a paper copy of the materials.
Most shareholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing the Investors area of our website at http://investors.ryder.com.
If you are a shareholder of record you may, if you wish, receive future proxy statements, annual reports and any other accompanying materials electronically. If you vote via the Internet as described on your proxy card, you may sign up for electronic delivery at the same time. You may also register for electronic delivery of future proxy materials in the Investors area of our website at http://investors.ryder.com.

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Other Matters

If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.
We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.

HOUSEHOLDING
We are only sending one set of Notices regarding the Internet availability of proxy materials or set of 2020 Annual Meeting materials to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help reduce printing and mailing costs.
If you are a record shareholder and you want to request a separate copy of this proxy statement or accompanying 2019 Annual Report on Form 10-K as filed with the SEC (such report is available free of charge and includes the financial statements and schedules thereto, but not the exhibits) and shareholder letter, you may contact our Investor Relations Department by calling (305) 500-4053, in writing to Ryder System, Inc., Investor Relations Department, 11690 N.W. 105th Street, Miami, Florida 33178 or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact Broadridge by calling (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Our 2019 Annual Report, the shareholder letter and this proxy statement are also available through the Investor Relations area of our website at http://investors.ryder.com. A copy of any exhibit to the 2019 Annual Report on Form 10-K will be forwarded following receipt of a written request for such materials addressed to our Investor Relations Department.
Two or more shareholders sharing an address can request delivery of a single copy of the 2020 Annual Meeting materials if they are receiving multiple copies by contacting Broadridge in the manner set forth above.
If a nominee holds your shares, please contact such holder directly to inquire about the possibility of householding.

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Appendix A

AMENDED AND RESTATED RYDER SYSTEM, INC.

STOCK PURCHASE PLAN FOR EMPLOYEES

(Effective as of May 1, 2020)

1.	Purpose of the Plan.

The Ryder System, Inc. Stock Purchase Plan for Employees, also known as “RyderShares” (the “Plan”) is intended to provide an opportunity for Eligible Employees of the Company and its Participating Subsidiaries to acquire ownership in the Company through the purchase of Shares. The Company expects to benefit from the added interest which Eligible Employees will have in the welfare of the Company as a result of their ownership in the Company.

2.	Definitions.

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Beneficial Owner: As such term is defined in Rule 13(d)(3) under the 1934 Act (or any successor Rule thereto).

(b)
Beneficiary: The person or persons designated by a Participant, upon such forms as shall be provided by the Committee, to receive the amounts credited to the Participant’s Payroll Deduction Account and the Shares held in the Participant's Brokerage Account after the Participant's death. If the Participant shall fail to designate a Beneficiary, or if for any reason such designation shall be ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him or her, then the Beneficiary shall be, in the following order of preference: (i) the Participant's surviving spouse, or (ii) the Participant's estate.

(c)	Board: The Board of Directors of the Company.

(d)	Brokerage Account: An account established in a Participant’s name with the Plan Broker.

(e)	Change of Control: For purposes of the Plan, a “Change of Control” shall be deemed to have occurred if:

(i)
any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act) (a “Person”) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company or any employee benefit plan or plans (or related trust) of the Company and its subsidiaries and affiliates or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (iii) below; or

(ii)
the individuals who, as of May 3, 2019, constituted the Board of Directors of the Company (the “Board” generally and as of May 4, 2012 the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 3, 2019 whose election, or nomination for election, was approved by a vote or by approval of the proxy statement in which such person is named as a nominee for director, without written objection to such nomination of the persons comprising at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(iii)
consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns

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the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s outstanding Shares and outstanding voting securities ordinarily having the right to vote for the election of directors of the Company, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or plans (or related trust) of the Company or such corporation resulting from such Business Combination and their subsidiaries and affiliates) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	shareholder approval of a liquidation or dissolution of the Company; or

(v)	consummation of a sale of all or substantially all of the assets of the Company.

(f)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(g)	Committee: The Compensation Committee of the Board.

(h)	Company: Ryder System, Inc., a Florida corporation.

(i)
Compensation: The regular base salary paid to a Participant by the Company or one or more Participating Subsidiaries during such individual’s period of participation in one or more Offering Periods under the Plan before deduction of any income tax or employment tax withholdings or contributions to any 401(k) or Code Section 125 Plan now or hereafter established by the Company or any Participating Subsidiary. The Committee may make modifications to the definition of Compensation for one or more offerings as deemed appropriate.

(j)	Disqualifying Disposition: As such term is defined in Section 10(f) of the Plan.

(k)	Eligible Employee: Any Employee of the Company or of a Participating Subsidiary who is eligible to participate in the Plan pursuant to Section 6 of the Plan.

(l)	Employee: Any employee of the Company or of a Participating Subsidiary.

(m)
Enrollment Period: The period commencing on the 15th day of the month prior to the month immediately preceding the Offering Commencement Date and ending on the Offering Commencement Date for which participation is sought by an Eligible Employee.

(n)
Fair Market Value: The closing price of the Shares on a given day as reported by the composite transaction reporting system for securities listed on the New York Stock Exchange, or, if no sales of the Shares were made on that day, on the most recently preceding date on which there was such a sale.

(o)	1933 Act: The Securities Act of 1933, as amended, or any successor thereto.

(p)	1934 Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(q)	Offering Commencement Date: The first day of an Offering Period.

(r)	Offering Period: Period of time during which Participants will make contributions and pay for their Shares pursuant to Section 5 of the Plan.

(s)	Participant: Any Eligible Employee who participates in the Plan.

(t)	Participating Subsidiary: Any U.S. or Canadian Subsidiary of the Company or such other Subsidiaries as authorized by the Committee.

(u)	Payroll Deduction Account: A book account to which payroll deductions of Participants are credited pursuant to Section 10(c) of the Plan.

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(v)	Plan: The Ryder System, Inc. Stock Purchase Plan for Employees, also known as “RyderShares”.

(w)	Plan Broker: A stock brokerage or other financial services firm designated by the Committee in its sole discretion to provide administrative services to the Plan.

(x)	Purchase Date: The last trading day of an Offering Period.

(y)	Purchase Price: The purchase price per Share as determined pursuant to Section 9 of the Plan.

(z)	Shares: Shares of common stock, par value $0.50 per Share, of the Company.

(aa)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor Section thereto).

3. Shares Subject to the Plan.

(a)
Shares Authorized: Subject to Section 15, after February 7, 2020, 2,356,649 Shares are authorized for issuance under the Plan, which includes the 2,000,000 Share increase subject to shareholder approval at the 2020 Annual Meeting. The Shares will be made available to the Participants in a series of quarterly Offering Periods which shall continue until all Shares reserved under the Plan have been issued to the Participants or earlier termination of the Plan. The issuance of the Shares pursuant to the Plan shall reduce the total number of Shares available under the Plan. Any Shares not issued on a given Purchase Date shall be available for issuance in subsequent Offering Periods.

(b)
Maximum Shares: If the total number of Shares purchased by all the Participants on a given Purchase Date exceeds the maximum number of Shares available under the Plan, the Company (i) shall make a pro-rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as the Committee shall determine to be equitable, and (ii) all funds not used to purchase Shares on the Purchase Date shall be returned, without interest, to the Participants as promptly as reasonably possible.

(c)	Issuance of Shares: Shares to be delivered to a Participant pursuant to the Plan will be issued in the name of the Participant.

4. Administration of the Plan.

The Plan shall be administered by the Committee. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors and joint owners). Subject to Section 16 of the 1934 Act or other applicable law, the Committee may delegate its duties and powers under the Plan to such individuals as it designates in its sole discretion.

5. Offering Periods.

The Plan may be implemented through a series of one or more Offering Periods, during which Participants will make contributions and pay for their Shares under the Plan. The Offering Period shall be the three (3) month period starting each January, April, July, and October. Notwithstanding the foregoing, the Committee may change the duration of any Offering Period in its sole discretion prior to the start of such Offering Period.

The terms and conditions of each Offering Period may vary, and two or more Offering Periods may run concurrently under the Plan, each with their own terms and conditions. In addition, special Offering Periods may be established with respect to entities that are acquired by the Company (or any Subsidiary of the Company) or under such other circumstances as the Committee deems appropriate. In no event, however, shall the terms and conditions of any Offering Period contravene the express limitations and restrictions of the Plan, and the Participants in each separate Offering Period shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

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6. Eligibility.

Any individual who has been an Employee for ninety (90) days prior to the start of an Offering Period, and is an Employee on the Offering Commencement Date for that Offering Period is eligible to participate in such Offering Period, except for the following Employees:

(a)	Any Employee whose customary employment is twenty (20) hours or less per week within the meaning of Section 423(b)(4)(B) of the Code; or

(b)
Any Employee who, were such Employee to participate in such Offering Period would (together with any other person whose stock would be attributed to such Employee pursuant to Code Section 424(d)) immediately thereafter own shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company within the meaning of Section 423(b)(3) of the Code.

7. Participation in the Plan.

The Committee shall set forth procedures pursuant to which Participants may elect to participate in a given Offering Period under the Plan.

8. Enrollment and Restrictions on Participation.

The Enrollment Period is the period of time during which Participants may elect to participate in an offering. An Eligible Employee may enroll and become a Participant by completing the applicable enrollment process required by the Plan Broker during the Enrollment Period for the applicable Offering Period for which participation is sought. A Participant’s enrollment and chosen rate of payroll deductions shall remain in effect for successive Offering Periods unless otherwise modified in accordance with Section 10 or terminated in accordance with Section 12. No Participant shall be permitted to accrue rights to purchase Shares under the Plan (or under any other “employee stock purchase plan” within the meaning of Section 423(b) of the Code, of the Company or any Participating Subsidiary) with an aggregate Fair Market Value (as determined as of each Offering Commencement Date) in excess of $25,000.00 for any one calendar year in which such right is outstanding within the meaning of Section 423(b)(8) of the Code.

9. Purchase Price.

The Purchase Price per Share in effect for any Offering Period shall be determined by the Committee in its sole discretion, but in no event shall be less than eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date.

The Purchase Price per Share as determined by the Committee for an Offering Period shall remain in effect for each subsequent Offering Period unless modified by the Committee at least thirty (30) days prior to the applicable Offering Commencement Date.

10. Payroll Deductions.

(a)
Payroll deductions shall be made on each day that Participants are paid during an Offering Period with respect to all Participants who elect to participate in such Offering Period. The deductions shall be made as a percentage of the Participant’s Compensation in one percent (1%) increments, from one percent (1%) to fifteen percent (15%) of such participant’s Compensation, or a specific dollar amount of the Participant’s Compensation with a minimum of five dollars ($5.00), as elected by the Participant.

(b)
Subject to Section 11, a Participant may choose to change the rate of payroll deductions during the last calendar month of an Offering Period to become effective on the next Offering Commencement Date. To effect a change in the rate of payroll deductions, the Participant must complete the applicable enrollment process required by the Plan Broker.

(c)
All payroll deductions made with respect to a Participant shall be credited to his/her Payroll Deduction Account under the Plan and shall be deposited with the general funds of the Company, and no interest shall accrue on the amounts credited to such Payroll Deduction Accounts. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. A

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Participant may not make any separate cash payment into his/her Payroll Deduction Account and payment for Shares purchased under the Plan may not be made in any form other than by payroll deductions.

(d)
On each Purchase Date the Company shall apply all funds then in a Participant’s Payroll Deduction Account to purchase Shares (in whole and/or fractional Shares, as the case may be); provided, however, that the maximum number of Shares purchasable per Participant on any Purchase Date shall not exceed 2,500 Shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization as provided in Section 15(a). In addition, the maximum number of Shares purchasable in total by all Participants on any one Purchase Date shall not exceed 500,000 Shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization as provided in Section 15(a). The Committee shall have the discretionary authority, prior to the start of any Offering Period under the Plan, to increase or decrease the limitations to be in effect for the number of Shares purchasable per Participant and in total by all Participants on each Purchase Date.

(e)
As soon as practicable following the Purchase Date, the number of Shares purchased by each Participant shall be deposited into the Brokerage Account in the Participant’s name. Dividends that are declared on the Shares held in such account shall be reinvested in whole Shares at the current Fair Market Value in the open market. The Company shall pay the brokerage fees for these purchases. Subject to Section 10(f) of the Plan, dividends on Shares that a Participant holds in a certificate form will be sent directly to the Participant by the dividend paying agent. The Participant may opt out of this dividend reinvestment program.

(f)
Once the Shares have been purchased, the Participant may (i) transfer his/her Shares to another brokerage account of Participant’s choosing or (ii) request in writing that a stock certificate be issued to him/her with respect to the whole Shares in his/her Plan Broker account and that any fractional Shares remaining in such account be paid in cash to him/her, except that, (1) Participants in Management Levels MS 14-22 may not sell, transfer or request a certificate for one year from the date of purchase and (2) Participants below Management Level 14 may not sell, transfer or request a certificate for three (3) months from the date of purchase. The Committee may require, in its sole discretion, that the Participant bear the cost of transferring such Shares or issuing certificates for such Shares. Any Participant who engages in a “Disqualifying Disposition” of his/her Shares within the meaning of Section 421(b) of the Code shall notify the Company of such Disqualifying Disposition in accordance with Section 22 of the Plan.

(g)	Participants shall have no interest or voting rights in the Shares until such Shares have been purchased on the applicable Purchase Date.

(h)
All other payroll deductions will be made before deductions under the Plan. If after making these other deductions the Employee’s remaining compensation is less than the deduction under the Plan, no deduction with respect to participation in the Plan will be made for that pay period.

11. Withdrawal.

Each Participant may withdraw from an Offering Period under such terms and conditions as are established by the Committee in its sole discretion. Upon a Participant’s withdrawal from an Offering Period, all accumulated payroll deductions in the Payroll Deduction Account shall be returned, without interest, to such Participant, as soon as practicable, and he/she shall not be entitled to any Shares on the Purchase Date thereafter with respect to the Offering Period in effect at the time of such withdrawal. Such Participant shall be permitted to participate in a subsequent Offering Period if he or she timely enrolls in such Offering Period.

12. Termination of Employment.

A Participant shall cease to participate in the Plan upon his/her ceasing to remain an Eligible Employee for any reason. In such event, all payroll deductions credited to the Participant’s Payroll Deduction Account shall be returned, without interest, to such Participant or to his/her designated Beneficiary, as the case may be, as soon as practicable, and such Participant or Beneficiary shall have no future rights to participate in any future Offering Periods.

13. Leave of Absence.

If a Participant goes on an approved unpaid leave of absence, such Participant shall have the right, in which such leave commences, to (a) withdraw from an Offering Period pursuant to Section 11, or (b) have his or her payroll deductions held for the purchase of Shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further

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Appendix A

payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active service following a leave of absence which exceeds in duration the applicable (x) or (y) time period shall be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan in accordance with Section 8.

14. Termination and Amendment of the Plan.

The Plan shall terminate (a) on the date that all of the Shares for sale under the Plan have been purchased, or (b) at any time, at the discretion of the Committee; provided, however, that no termination shall affect outstanding subscriptions.

The Committee may at any time amend the Plan. No amendment shall be effective unless approved by the shareholders of the Company if shareholder approval of such amendment is required to comply with Code Section 423 or to comply with any other applicable law, regulation, or stock exchange rule.

15. Adjustments Upon Certain Events.

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply:

(a)
In the event of any change in the outstanding Shares under the Plan by reason of any Share dividend or split, reorganization, re-capitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, the Committee in its sole discretion and without liability to any Person shall make such substitution or adjustment, if any, as it deems to be equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan, (ii) the Purchase Price per Share, (iii) the maximum number of Shares purchasable per Participant on any Purchase Date, (iv) the maximum number of Shares purchasable in total by all Participants under the Plan on any one Purchase Date and/or (v) any other affected provisions under the Plan.

(b)
In the event of a Change in Control, the Committee in its sole discretion and without liability to any person, may take such actions, if any, as it deems necessary or desirable with respect to any purchase of Shares under the Plan as of the date of the consummation of the Change in Control.

16. Transferability.

Neither payroll deductions credited to a Participant’s Payroll Deduction Account nor any rights to receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11 of the Plan.

17. No Right to Employment.

The purchase of Shares under the Plan shall impose no obligation on the Company or any Participating Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Participating Subsidiary’s right to terminate the employment of such Participant.

18. Application of Funds.

All funds received or held by the Company under the Plan may be used for any corporate purpose.

19. Section 423 of the Code.

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code (or any successor Section thereto). Accordingly, all Participants shall have the same rights and privileges under the Plan, subject to any exceptions that are permitted under Section 423(b)(5) of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code (or any successor provision) shall, without further act or amendment, be reformed to comply with

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the requirements of Section 423 of the Code. This Section 19 of the Plan shall take precedence over all other provisions of the Plan.

20. Securities Laws Restrictions.

(a)
Share Issuance: Notwithstanding any other provision of the Plan or any agreements entered into pursuant hereto, the Company shall not be required to issue or deliver any certificate for Shares under the Plan, and Shares shall not be considered to have been purchased notwithstanding the tender by the Participant of any consideration therefor, unless and until each of the following conditions has been fulfilled:

(b)

(i)
There shall be in effect with respect to such Shares a registration statement under the 1933 Act and any applicable state securities laws if the Committee, in its sole discretion, shall have determined to file, cause to become effective and maintain the effectiveness of such registration statement; or if the Committee has determined not to so register the Shares to be issued under the Plan, (a) exemptions from registration under the 1933 Act and applicable state securities laws shall be available for such issuance (as determined by counsel to the Company) and (b) there shall have been received from the Participant (or, in the event of death or disability), the Participant’s heir(s) or legal representative(s) any representations or agreements requested by the Company in order to permit such issuance to be made pursuant to such exemptions; and

(ii)
There shall have been obtained any other consent, approval or permit from any state, federal, local or other governmental agency which the Committee shall, in its sole discretion upon the advice of counsel, deem necessary or advisable.

(c)
Share Transfers: Shares issued pursuant to the Plan may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, whether voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, except pursuant to registration under the 1933 Act and applicable federal, state, local or other applicable securities laws or pursuant to exemptions from such registrations. The Company may condition the sale, assignment, transfer, pledge, encumbrance or other disposition of such Shares not issued pursuant to an effective and current registration statement under the 1933 Act and all applicable federal, state, local or other applicable securities laws on the receipt from the party to whom the Shares are to be so transferred of any representations or agreement requested by the Company in order to permit such transfer to be made pursuant to exemptions from registration under the 1933 Act and applicable federal, state, local or other applicable securities laws.

21. Tax Withholding.

The Company and/or the Participant’s employer shall have the right to withhold from such Participant such withholding taxes as may be required by federal, state, local or other law, or to otherwise require the Participant to pay such withholding taxes. A Participant may elect to pay a portion or all of such withholding taxes by (i) delivery of Shares or (ii) having Shares withheld by the Company from the Shares otherwise to be received. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to the amount of such withholding taxes.

22. Notices.

All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) and will be deemed given on the date on which such notice is received: Ryder System, Inc., Payroll Department, Attn: Director of Payroll, 11690 NW 105 Street, Miami, Florida 33178; Facsimile (305) 500-3715.

23. Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida.

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Appendix B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The table below presents a reconciliation of the five-year compounded annual growth rate (CAGR), a non-GAAP measure, for operating revenue and for earnings before tax (EBT) for our DTS business segment to DTS total revenue. EBT, one of our primary measures of segment performance, is not a non-GAAP measure.

	Years ended December 31,
	2019	2018	2017	2016	2015	2014	CAGR %
	(In thousands)
DTS Total Revenue	1,417,483	1,417,483	1,095,645	1,020,895	895,538	899,802	10%
Subcontracted Transportation	(299,471)	(315,963)	(191,725)	(143,402)	(61,202)	(72,045)
Fuel	(145,318)	(146,813)	(114,626)	(103,174)	(119,883)	(166,529)
DTS Operating Revenue	972,694	870,537	789,294	774,319	714,453	661,228	8%

DTS EBT	81,149	61,236	55,346	63,611	45,800	44,556	13%

Operating revenue CAGR and EBT CAGR both measure the growth of our DTS business segment during the tenure of Mr. Diez. CAGR is calculated as the rate of growth between DTS’ 2015 results to their 2019 results by: (1) dividing the ending year results by the beginning year results, (2) raising this result to an exponent of one divided by five (years), and (3) subtracting one from the subsequent result. Operating revenue is defined as total revenue for the DTS business segment excluding any (1) fuel and (2) subcontracted transportation.

We exclude fuel from the calculation of our operating revenue measures, as fuel is an ancillary service that we provide our customers, which is impacted by fluctuations in market fuel prices and the costs are largely a pass-through to our customers, resulting in minimal changes in our profitability during periods of steady market fuel prices. However, profitability may be positively or negatively impacted by rapid changes in market fuel prices during a short period of time, as customer pricing for fuel services is established based on trailing market fuel costs. We also exclude subcontracted transportation from the calculation of our operating revenue measures, as these services are also typically a pass-through to our customers and, therefore, fluctuations result in minimal changes to our profitability.

We believe operating revenue and operating revenue CAGR for the periods shown above provides useful information to investors as we use it to evaluate the operating performance of our core businesses and the CAGR affords investors the ability to make a more informed assessment of core operating performance throughout such periods.

Table of Contents	Ryder System, Inc. | 2020 Proxy Statement	77

Ryder System, Inc.
11690 N.W. 105th Street
Miami, Florida 33178
www.ryder.com

Ryder Ever better.

RYDER SYSTEM, INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 30, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 30, 2020 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E90272-P33985-Z76398 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RYDER SYSTEM, INC.

1. Election of Directors

Nominees:

For a 1-year term of office expiring at the 2021 Annual Meeting.

		For	Against	Abstain
1a.	Robert J. Eck	☐	☐	☐
1b.	Robert A. Hagemann	☐	☐	☐
1c.	Michael F. Hilton	☐	☐	☐
1d.	Tamara L. Lundgren	☐	☐	☐
1e.	Luis P. Nieto	☐	☐	☐
1f.	David G. Nord	☐	☐	☐
1g.	Robert E. Sanchez	☐	☐	☐
1h.	Abbie J. Smith	☐	☐	☐
1i.	E. Follin Smith	☐	☐	☐
1j.	Dmitri L. Stockton	☐	☐	☐
1k.	Hansel E. Tookes, II	☐	☐	☐

		For	Against	Abstain
2.	Ratification of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the 2020 fiscal year.	☐	☐	☐
3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
4.	Approval of Amended and Restated Stock Purchase Plan for Employees.	☐	☐	☐

The Board of Directors recommends a vote "AGAINST" the following proposal:

		For	Against	Abstain
5.	Shareholder proposal on shareholder approval of bylaw amendments.	☐	☐	☐

This Proxy Card will be voted "FOR" the election of the director nominees, "FOR" Proposals 2, 3 and 4 and "AGAINST" Proposal 5 if no choice is selected.

If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card.

NOTE: The proxies, in their discretion, are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 1, 2020: The Notice and Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com.

E90273-P33985-Z76398

PROXY
RYDER SYSTEM, INC.
ANNUAL MEETING - MAY 1, 2020

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Sanchez, Scott T. Parker and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated on the reverse side, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 6, 2020, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m., EDT at the Ryder System, Inc. Headquarters, 11690 N.W. 105th Street, Miami, Florida 33178 on Friday, May 1, 2020.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED. ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF NO CHOICE IS SELECTED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2, 3 AND 4 AND "AGAINST" PROPOSAL 5. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE THE SHARES.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side